Filed Pursuant to Rule 424(b)(1)
Registration No. 333-135351
PROSPECTUS
5,500,000 Common Units
Representing Limited Partner Interests

          Universal Compression Partners, L.P. is a limited partnership recently formed by Universal Compression Holdings, Inc. This is the initial public offering of our common units. We have been approved to list our common units on the NASDAQ Global Market under the symbol “UCLP.” We will use the net proceeds of this offering to repay a portion of the indebtedness we will assume from Universal Compression Holdings, Inc. in connection with this offering.
          Investing in our common units involves risks that are described in the “Risk Factors” section beginning on page 18 of this prospectus.
          These risks include the following:

•	We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to make cash distributions to holders of our common units and subordinated units at the initial distribution rate under our cash distribution policy.

•	We depend on domestic demand for and production of natural gas, and a reduction in this demand or production could adversely affect the demand or the prices we charge for our services, which could cause our revenue and cash available for distribution to decrease.

•	We have nine customers. The loss of any of these customers would result in a decline in our revenue and cash available to pay distributions to our unitholders.

•	Our agreement not to compete with Universal Compression Holdings will limit our ability to grow.

•	Universal Compression Holdings will continue to own and operate most of its domestic contract compression business at the closing of this offering, competition from which could adversely impact our results of operations and cash available for distribution.

•	If we are unable to purchase compression equipment from Universal Compression Holdings or others, we may not be able to retain existing customers or compete for new customers.

•	Universal Compression Holdings controls our general partner, which has sole responsibility for conducting our business and managing our operations. Universal Compression Holdings has conflicts of interest, which may permit it to favor its own interests to your detriment.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its general partner’s directors which could reduce the price at which our common units will trade.

•	You will experience immediate and substantial dilution of $18.61 in tangible net book value per common unit.

•	You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

	Per Common Unit	Total

Public offering price	$21.00	$115,500,000
Underwriting discount(1)	$1.365	$7,507,500
Proceeds, before expenses, to Universal Compression Partners, L.P.	$19.635	$107,992,500

(1)	Excludes financial advisory fee of $500,000 payable to Merrill Lynch & Co.
          The underwriters also may purchase up to an additional 825,000 common units from us at the public offering price, less the underwriting discount, within 30 days from the date of the prospectus to cover overallotments.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          The common units will be ready for delivery on or about October 20, 2006.

Joint Book-Running Managers

Merrill Lynch & Co.	Lehman Brothers

Joint Lead Manager
Wachovia Securities

A.G. Edwards	Deutsche Bank Securities

The date of this prospectus is October 16, 2006.

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          You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
          Until November 10, 2006 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY
          This summary provides a brief overview of information contained elsewhere in this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in the common units. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements. The information presented in this prospectus assumes the underwriters’ overallotment option is not exercised. You should read “Risk Factors” for more information about important risks that you should consider carefully before buying our common units. We include a glossary of some of the terms used in this prospectus as Appendix B.
          References in this prospectus to “Universal Compression Partners,” “we,” “our,” “us” or like terms, when used in a historical context, refer to the portion of the Domestic Contract Compression Segment of Universal Compression Holdings, Inc. and its subsidiaries that is being contributed to Universal Compression Partners, L.P. and its subsidiaries in connection with this offering. When used in the present tense or prospectively, those terms refer to Universal Compression Partners, L.P. and its subsidiaries.
Universal Compression Partners, L.P.
Overview
          We are a Delaware limited partnership formed by Universal Compression Holdings, Inc., NYSE: “UCO,” to provide natural gas contract compression services to customers throughout the United States. Natural gas compression, a mechanical process whereby a volume of natural gas at an existing pressure is increased to a desired higher pressure for transportation from one point to another, is essential to the transportation and production of natural gas. Our contract compression services include designing, sourcing, owning, installing, operating, servicing, repairing and maintaining equipment to provide compression to our customers. We also modify the level of services and related equipment we employ to address changing operating conditions. Following this offering, we will serve our customers’ compression needs with a fleet of approximately 820 compressor units, comprising approximately 330,000 horsepower, or approximately 17% (by available horsepower) of Universal Compression Holdings’ domestic contract compression business. Upon completion of this offering, we believe we will be one of the ten largest compression services companies in the United States by revenue.
          We believe that our customers, by outsourcing their compression requirements, can increase their revenue by transporting or producing a higher volume of natural gas through decreased compression downtime and reduce their operating, maintenance and equipment costs by allowing us to efficiently manage their changing compression needs. We and our customers typically contract for our services on an application specific, or site-by-site, basis. While our contracts typically have minimum terms of six months, they have generally run for an average term of three years. We charge a fixed monthly fee for our compression services. Our customers generally are required to pay our monthly fee even during periods of limited or disrupted natural gas flows, which enhances the stability and predictability of our cash flows. Additionally, because we do not take title to the natural gas we compress, and because the natural gas we use as fuel for our compressors is supplied by our customers, we have limited exposure to commodity prices.
          Universal Compression Holdings is the second largest compression services company in the United States by horsepower, with approximately 6,300 compressor units (including those to be contributed to us) comprising approximately 2.0 million horsepower in the United States as of June 30, 2006. Universal Compression Holdings, which has been in the natural gas compression business for over 50 years, provides a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry. Universal Compression Holdings will support our operations by providing us with all operational and administrative support necessary to conduct our business.

          The following table sets forth certain information regarding our compressor fleet and the domestic compressor fleet of Universal Compression Holdings as of June 30, 2006 (giving effect to the completion of this offering):

		Remaining
		Domestic Fleet of
	Our Fleet	Universal Compression Holdings

Number of units	826	5,502
Total horsepower	336,360	1,652,438
          Universal Compression Holdings recently began providing its domestic contract compression services to certain customers under a new form of agreement, which was adopted in an effort to ensure that Universal Compression Holdings provides contract compression services to customers rather than leases them equipment. The economics of the new form of agreement are substantially the same as the prior form of agreement. Initially, we will only provide compression services to customers under the new form of agreement. As of September 30, 2006, Universal Compression Holdings had entered into agreements under the new form with 106 additional domestic customers that are not being contributed to us at the closing of this offering, comprising an additional 34% (by available horsepower) of its domestic contract compression services business prior to this offering.
          Universal Compression Holdings intends for us to be the primary vehicle for the growth of its domestic contract compression business. As we have a lower cost of capital due to our partnership structure, Universal Compression Holdings intends to offer us the opportunity to purchase the remainder of its domestic contract compression business over time, but is not obligated to do so. Likewise, we are not required to purchase any additional portions of such business. The consummation of any future purchases of additional portions of that business and the timing of such purchases will depend upon, among other things, Universal Compression Holdings’ ability to continue to convert its existing compression agreements to the new form of agreement, compliance with debt agreements, our reaching an agreement with Universal Compression Holdings regarding the terms of such purchase, which will require the approval of the conflicts committee of our board of directors, and our ability to finance such a purchase on acceptable terms. Universal Compression Holdings does not currently intend to offer us the opportunity to purchase its international contract compression business, its aftermarket services business or its fabrication business.
          For the nine months ended December 31, 2005 and the six months ended June 30, 2006, the business to be contributed to us in connection with this offering generated pro forma net income of approximately $8.3 million and $8.8 million, respectively, and pro forma earnings before interest, taxes and depreciation, or EBITDA, of $21.5 million and $18.1 million, respectively. Please read “— Non-GAAP Financial Measures” for an explanation of EBITDA, which is a non-GAAP financial measure we use to evaluate our performance, and a reconciliation of EBITDA to its most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles, or GAAP.
Natural Gas Compression Fundamentals
          Demand for compression services is linked more directly to natural gas consumption and production than to exploration activities, which limits overall exposure to commodity price risk.
          We believe we will be able to build our business organically by capitalizing on the following positive long-term fundamentals for the domestic natural gas compression services industry:

•	natural gas consumption in the United States is expected to increase by 0.7% per annum until 2030 according to the Energy Information Administration;

•	the aging of producing natural gas fields in the United States will require more compression to continue producing the same volume of natural gas;

•	natural gas production from unconventional sources, including tight sands, shales and coalbeds, is expected to continue to increase, according to the Energy Information

Administration, and production from these unconventional sources requires significantly more compression than generally has been required for conventional sources; and

•	natural gas producers, transporters and processors have continued to outsource their natural gas compression requirements.
Our Relationship with Universal Compression Holdings
          One of our principal attributes is our relationship with Universal Compression Holdings, which has a long history of successfully achieving organic growth and consummating and integrating acquisitions. We believe our relationship with Universal Compression Holdings will provide us access to management talent and long-standing commercial relationships throughout the energy industry. In addition, we anticipate that our relationship with Universal Compression Holdings will also provide us with growth opportunities, economies of scale and operational efficiencies. For example:

•	Universal Compression Holdings intends, but is not obligated, to offer us over time the opportunity to purchase the remainder of its domestic contract compression business;

•	Universal Compression Holdings intends, but is not obligated, to offer us the opportunity to purchase newly fabricated compression equipment; and

•	We and Universal Compression Holdings intend to manage our respective domestic compression fleets as one pool of compression equipment from which we can more easily fulfill our respective customers’ needs.
          Please read “Certain Relationships and Related Party Transactions — Omnibus Agreement.”
          Following this offering, Universal Compression Holdings will have a significant economic interest in our partnership through its ownership of a 55.4% limited partner interest, all of our 2% general partner interest and our incentive distribution rights.
Summary of Risk Factors
          An investment in our common units involves risks associated with our business, regulatory and legal matters, our limited partnership structure and the tax characteristics of our common units. The following list of risk factors is not exhaustive. Please read carefully these and other risks described under “Risk Factors.”

Risks Related to Our Business

•	We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to make cash distributions to holders of our common units and subordinated units at the initial distribution rate under our cash distribution policy.

•	On a pro forma basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all units for the twelve months ended March 31, 2006 and June 30, 2006.

•	We depend on domestic demand for and production of natural gas, and a reduction in this demand or production could adversely affect the demand or the prices we charge for our services, which could cause our revenue and cash available for distribution to decrease.

•	The assumptions underlying our estimate of cash available for distribution we include in “Our Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause our actual results to differ materially from those estimated.

•	We have nine customers. The loss of any of these customers would result in a decline in our revenue and cash available to pay distributions to our unitholders.

•	Our agreement not to compete with Universal Compression Holdings will limit our ability to grow.

•	We face significant competition that may cause us to lose market share and harm our financial performance.

•	We may not be able to grow our cash flows if we do not expand our business.

•	If we do not make acquisitions on economically acceptable terms, our future growth and our ability to increase distributions to our unitholders will be limited.

•	Universal Compression Holdings’ implementation of its new enterprise resource planning system may result in problems that could negatively impact our business.

•	Universal Compression Holdings will continue to own and operate most of its domestic contract compression business at the closing of this offering, competition from which could adversely impact our results of operations and cash available for distribution.

•	We may be unable to grow through additional acquisition of the remainder of Universal Compression Holdings’ domestic contract compression business, which could limit our ability to increase our cash available for distribution.

Risks Inherent in an Investment in Us

•	Universal Compression Holdings controls our general partner, which has sole responsibility for conducting our business and managing our operations. Universal Compression Holdings has conflicts of interest, which may permit it to favor its own interests to your detriment.

•	Cost reimbursements due to our general partner and its affiliates for services provided, which will be determined by our general partner, will be substantial and will reduce our cash available for distribution to our unitholders.

•	Our partnership agreement limits our general partner’s fiduciary duties to holders of our common units and subordinated units and restricts the remedies available to holders of our common units and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its general partner’s directors, which could reduce the price at which the common units will trade.

•	Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

•	Control of our general partner may be transferred to a third party without unitholder consent.

•	You will experience immediate and substantial dilution of $18.61 in tangible net book value per common unit.

•	We may issue additional units without your approval, which would dilute your existing ownership interests.

Tax Risks to Common Unitholders

•	Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service (“IRS”) treats us as a corporation or we become subject to a material amount of entity-level taxation for state tax purposes, it would substantially reduce the amount of cash available for distribution to our unitholders.

•	An IRS contest of the federal income tax positions we take may adversely affect the market for our common units, and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

•	You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

•	Tax gain or loss on disposition of common units could be more or less than expected.

Formation Transactions and Partnership Structure
General
          At the closing of this offering the following transactions will occur:

•	Universal Compression Holdings or its subsidiaries will contribute a portion of its domestic contract compression business to us or our subsidiaries;

•	we will issue to Universal Compression Holdings or its subsidiaries 825,000 common units and 6,325,000 subordinated units, representing a 55.4% limited partner interest in us;

•	we will issue to UCO General Partner, LP, an indirect wholly-owned subsidiary of Universal Compression Holdings, a 2% general partner interest in us and all of our incentive distribution rights, which will entitle our general partner to increasing percentages of the cash we distribute in excess of $0.4025 per unit per quarter;

•	we will assume approximately $228.4 million of debt from Universal Compression Holdings;

•	we expect to enter into a $225 million revolving credit facility and to borrow approximately $125 million under that facility;

•	we will enter into an omnibus agreement with Universal Compression Holdings and our general partner which will address, among other things:

•	when we and Universal Compression Holdings may compete with each other;

•	Universal Compression Holdings’ agreement to provide us all operational staff, corporate staff and support services necessary to run our business;

•	the terms on which Universal Compression Holdings may sell to us newly fabricated compression equipment; and

•	the terms on which Universal Compression Holdings may transfer to and receive from us idle compression equipment;

•	we will issue 5,500,000 common units to the public in this offering, representing a 42.6% limited partner interest in us, and will use the proceeds as described in “Use of Proceeds”; and

•	we will issue 261,429 options to purchase common units exercisable at the initial public offering price to certain officers of our general partner and other employees of Universal Compression Holdings and a total of 4,000 phantom units to certain directors of our general partner.
          As is common with publicly traded limited partnerships and in order to maximize operational flexibility, we will conduct our operations through subsidiaries. We will have one direct operating subsidiary initially, UC Operating Partnership, L.P., a limited partnership that will conduct business through itself and its subsidiaries.
          The diagram on the following page depicts our organization and ownership after giving effect to the offering and the related formation transactions.

Organizational Structure After the Transactions
Ownership of Universal Compression Partners, L.P.(1)

Public Common Units	42.6%
Universal Compression Holdings and Subsidiaries Common and Subordinated Units	55.4%
General Partner Units	2.0%

Total	100.0%

(1)	Assuming no exercise of the underwriters’ overallotment option.

Management of Universal Compression Partners, L.P.

          UCO General Partner, LP, our general partner, is an indirect, wholly-owned subsidiary of Universal Compression Holdings and has sole responsibility for conducting our business and for managing our operations. Because our general partner is a limited partnership, its general partner, UCO GP, LLC, will conduct our business and operations, and the board of directors and officers of UCO GP, LLC will make decisions on our behalf. All of those directors will be elected by Universal Compression Holdings. For more information about these individuals, please read “Management of Universal Compression Partners, L.P. — Directors and Executive Officers.” Our general partner will not receive any management fee or other compensation in connection with the management of our business or this offering, but it will be entitled to reimbursement of all direct and indirect expenses incurred on our behalf. Our general partner will also be entitled to distributions on its general partner interest and, if specified requirements are met, on its incentive distribution rights. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions” and “Certain Relationships and Related Party Transactions.” Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner, our general partner’s general partner or its directors.
Principal Executive Offices and Internet Address
          Our principal executive offices are located at 4444 Brittmoore Road, Houston, Texas 77041 and our telephone number is 713-335-7000. Following this offering, we intend to maintain a website at www.universalcompression.com. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, which we refer to as the SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.
Summary of Conflicts of Interest and Fiduciary Duties
          General. UCO General Partner, LP, our general partner, has a legal duty to manage us in a manner beneficial to holders of our common units and subordinated units. This legal duty originates in statutes and judicial decisions and is commonly referred to as a “fiduciary duty.” However, because our general partner and its general partner, UCO GP, LLC, are indirectly wholly owned by Universal Compression Holdings, the officers and directors of our general partner’s general partner also have fiduciary duties to manage our general partner in a manner beneficial to Universal Compression Holdings. As a result of this relationship, conflicts of interest may arise in the future between us and holders of our common units and subordinated units, on the one hand, and our general partner and its affiliates, including Universal Compression Holdings, on the other hand. For example, our general partner will be entitled to make determinations that affect our ability to make cash distributions, including determinations related to:

•	the manner in which our business is operated, including our access to compression equipment;

•	the amount of our borrowings;

•	the amount, nature and timing of our capital expenditures;

•	our issuance of additional units;

•	asset purchases, transfers and sales and other acquisitions and dispositions; and

•	the amount of cash reserves necessary or appropriate to satisfy general, administrative and other expenses and debt service requirements, and otherwise provide for the proper conduct of our business.

          These determinations will have an effect on the amount of cash distributions we make to the holders of common units which in turn has an effect on whether our general partner receives incentive cash distributions.
          Conflicts of Interest. Our relationship with Universal Compression Holdings will create several potential conflicts of interest. In connection with the completion of this offering, Universal Compression Holdings will agree in the omnibus agreement not to provide contract compression services to our customers generally for a period of three years. However, this agreement will not restrict Universal Compression Holdings from fabricating compression equipment, selling compression equipment, leasing compression equipment or operating, maintaining, repairing or overhauling compression equipment owned by our customers. In addition, the non-competition provisions of the omnibus agreement have a number of additional exceptions described in “Certain Relationships and Related Party Transactions — Omnibus Agreement.” Additionally, following the completion of this offering, Universal Compression Holdings will continue to provide contract compression services to its approximately 800 customers not comprising a part of the business to be contributed to us. We have also agreed in the omnibus agreement not to provide contract compression services to any of the domestic compression services customers that Universal Compression Holdings will retain following this offering. In the omnibus agreement, we will enter into arrangements with Universal Compression Holdings relating to the terms on which Universal Compression Holdings may sell to us newly fabricated compression equipment, the terms on which Universal Compression Holdings may transfer to and receive from us idle compression equipment, Universal Compression Holdings’ provision of all services required to operate our business and other matters. Universal Compression Holdings is under no obligation to sell to us newly fabricated compression equipment, transfer idle equipment to us or accept transfers of idle equipment from us. We are under no obligation to purchase newly fabricated compression equipment from Universal Compression Holdings. The omnibus agreement generally terminates upon a change of control of our general partner or the removal or withdrawal of our general partner.
          Partnership Agreement Modifications to Fiduciary Duties. Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to holders of our common units and subordinated units. Our partnership agreement also restricts the remedies available to holders of our common units and subordinated units for actions that might otherwise constitute a breach of our general partner’s fiduciary duties owed to holders of our common units and subordinated units. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement and, pursuant to the terms of our partnership agreement, each holder of common units consents to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law.
          For a more detailed description of the conflicts of interest that may affect us and the fiduciary duties of our general partner, please read “Management of Universal Compression Partners, L.P. — Directors and Executive Officers,” “Certain Relationships and Related Party Transactions” and “Conflicts of Interest and Fiduciary Duties.”

The Offering

Common units offered to the public	5,500,000 common units.

Common units subject to the underwriters’ overallotment option	If the underwriters exercise their overallotment option in full, we will issue 825,000 additional common units to the public and use the net proceeds to redeem 825,000 common units from a subsidiary of Universal Compression Holdings which may be deemed to be a selling unitholder in this offering. Please read “Selling Unitholder.”

Units outstanding after this offering	6,325,000 common units and 6,325,000 subordinated units, representing 49% and 49%, respectively, limited partner interests in us.

Use of proceeds	We expect to receive net proceeds of approximately $104.5 million, after deducting underwriting discounts, fees and offering expenses. We anticipate using the aggregate net proceeds of this offering to repay approximately $104.5 million of indebtedness we will assume from Universal Compression Holdings. Please see “Use of Proceeds.”

In addition, we will use net proceeds of approximately $123.9 million (net of debt financing fees) from our new revolving credit facility to repay the balance of the indebtedness assumed by us from Universal Compression Holdings. Please see “Certain Relationships and Related Party Transactions — Distributions and Payments to Our General Partner and its Affiliates.”

We will use the net proceeds from any exercise of the underwriters’ overallotment option to redeem from a subsidiary of Universal Compression Holdings a number of common units equal to the number of common units issued upon the exercise of the underwriters’ overallotment option.

Cash distributions	Our general partner will adopt a cash distribution policy that will require us to pay cash distributions at an initial distribution rate of $0.35 per unit per complete quarter ($1.40 per unit on an annualized basis) through September 30, 2007 to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We will adjust the quarterly distribution for the period from the closing of the offering through December 31, 2006 based on the actual length of the period. Our ability to pay cash distributions at this initial distribution rate is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions.”

Our partnership agreement requires us to distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement and in the glossary of terms attached as Appendix B. Our partnership agreement also requires that we distribute all of our available cash from operating surplus each quarter in the following manner:

•	first, 98% to the holders of common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.35 plus any arrearages from prior quarters;
•	second, 98% to the holders of subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.35;
•	third, 98% to all unitholders, pro rata, and 2% to our general partner, until each unit has received a distribution of $0.4025;
•	fourth, 85% to all unitholders, pro rata, and 15% to the general partner, until each unit has received a distribution of $0.4375;
•	fifth, 75% to all unitholders, pro rata, and 25% to the general partner, until each unit has received a total of $0.525; and
•	thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

We refer to the distributions to our general partner in excess of 2% as “incentive distributions.” Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Our pro forma cash available for distribution for the twelve months ended March 31, 2006 and June 30, 2006 would have been sufficient to pay the full minimum quarterly distribution on the common units and 60% and 85%, respectively, of the minimum quarterly distribution on the subordinated units during these periods.

We believe that, based on the estimates contained and the assumptions listed under the caption “Our Cash Distribution Policy and Restrictions on Distributions,” we will have sufficient cash available for distribution to make cash distributions for the four quarters ending September 30, 2007 at the initial distribution rate of $0.35 per common unit per quarter ($1.40 per common unit on an annualized basis) on all common units and subordinated units.

Subordinated units	A subsidiary of Universal Compression Holdings or its affiliates will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are entitled to receive the minimum quarterly distribution of $0.35 per unit only after the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

End of subordination period and early conversion of subordinated units	The subordination period generally will end if we have earned and paid at least $1.40 on each outstanding unit for any three consecutive, non- overlapping four-quarter periods ending on or after September 30, 2011, but may end as soon as September 30, 2008, if we meet additional financial tests as described below.

When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

The subordinated units may convert into common units prior to September 30, 2011 under either of two different tests.

If we meet the tests for ending the subordination period as set forth above for any quarter ending on or after September 30, 2009, 25% of the subordinated units will convert into common units on a one-for-one basis. If we meet those tests for any quarter ending on or after September 30, 2010, an additional 25% of the subordinated units will convert into common units on a one-for-one basis. The second early conversion of the subordinated units may not occur until at least one year after the first early conversion of subordinated units.

In addition, if we have earned and paid at least $2.10 (150% of the annualized minimum quarterly distribution) on each outstanding unit for any four-quarter period ending on or after September 30, 2008, all of the subordinated units will convert into common units on a one-for-one basis.

The subordination period will also end upon the removal of our general partner other than for cause if the units held by our general partner and its affiliates are not voted in favor of such removal.

Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordination Period.”

Issuance of additional units	We can issue an unlimited number of units without the consent of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement — Issuance of Additional Securities.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its general partner’s directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, our general partner and its affiliates will own an aggregate of 56.5% of our common and subordinated units. This will give our general partner the ability to prevent its involuntary removal. Please read “The Partnership Agreement — Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then-current market price of the common units.

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2009, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.40 per unit, we estimate that your average allocable federal taxable income per year will be no more than $0.28 per unit. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Ratio of Taxable Income to Distributions.”

Material tax consequences	For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Tax Consequences.”

NASDAQ listing	We have been approved to list our common units on the NASDAQ Global Market under the symbol “UCLP.”

Summary Historical and Pro Forma Financial and Operating Data
          The following table shows summary historical financial and operating data of Universal Compression Partners Predecessor, our predecessor, and pro forma financial and operating data of Universal Compression Partners, L.P. for the periods and as of the dates presented. In connection with this offering, Universal Compression Holdings and various wholly-owned subsidiaries will contribute a portion of the business of our predecessor to us. Since our operations will only represent a portion of the operations of our predecessor and due to the other factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Items Impacting the Comparability of Our Financial Results,” our future results of operations will not be comparable to our predecessor’s historical results.
          In December 2005, Universal Compression Holdings changed its fiscal year end from March 31 to December 31, effective in 2005. As a result, the summary historical financial and operating data below for our predecessor includes the nine month periods ended December 31, 2004 and 2005 and the pro forma financial and operating data below for Universal Compression Partners, L.P. includes the nine month period ended December 31, 2005.
          The summary historical financial data as of March 31, 2004, March 31, 2005 and December 31, 2005, as well as the summary historical financial data for the twelve months ended March 31, 2004 and 2005 and the nine months ended December 31, 2005 have been derived from the audited combined financial statements of our predecessor. The summary historical financial data as of December 31, 2004 and June 30, 2006, as well as the summary historical financial data for the nine months ended December 31, 2004 and the six months ended June 30, 2005 and 2006 have been derived from the unaudited combined financial statements of our predecessor. The summary pro forma financial data for the nine months ended December 31, 2005 and the six months ended June 30, 2006 are derived from the unaudited pro forma financial statements of Universal Compression Partners, L.P. included elsewhere in this prospectus. The pro forma adjustments have been prepared as if certain transactions to be effected at the closing of this offering had taken place on June 30, 2006, in the case of the pro forma balance sheet, or as of April 1, 2005, in the case of the pro forma statements of operations for the nine months ended December 31, 2005 and the six months ended June 30, 2006. These transactions include:

•	the issuance by us of common units to the public and the use of the net proceeds therefrom;

•	the contribution by Universal Compression Holdings of a portion of its domestic contract compression business to us;

•	our assumption of approximately $228.4 million of debt from Universal Compression Holdings; and

•	our use of net proceeds of approximately $123.9 million (net of debt financing fees) under our new revolving credit facility to repay the portion of the assumed debt not repaid with the net proceeds from this offering.
          We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the historical combined and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

          The following table includes the non-GAAP financial measures of EBITDA and gross margin. We define EBITDA as net income plus interest expense and depreciation expense. We define gross margin as total revenue less cost of sales (excluding depreciation expense). For a reconciliation of EBITDA and gross margin to their most directly comparable financial measures calculated and presented in accordance with GAAP (accounting principles generally accepted in the United States), please read “— Non-GAAP Financial Measures.”

							Universal Compression
	Universal Compression Partners Predecessor						Partners, L.P. Pro Forma

							Nine	Six
	Twelve Months Ended		Nine Months Ended		Six Months Ended		Months	Months
	March 31,		December 31,		June 30,		Ended	Ended
							December 31,	June 30,
	2004	2005	2004	2005	2005	2006	2005	2006

	(dollars in thousands, except per unit and operating data)
Statement of Operations Data:
Revenue	$280,951	$296,239	$219,321	$248,414	$156,590	$195,505	$36,816	$31,757
Gross margin(1)	178,543	186,865	139,187	160,256	99,574	126,799	24,973	21,871
Selling, general and administrative expenses	26,076	26,319	19,158	22,437	14,128	22,479	3,437	3,730
Depreciation	59,020	62,920	46,391	52,595	33,488	38,001	6,787	5,068
Interest expense, net	—	—	—	—	—	—	6,473	4,316
Other (income) loss, net	600	(344)	208	1,220	(166)	(577)	—	—

Net income	$92,847	$97,970	$73,430	$84,004	$52,124	$66,896	$8,276	$8,757

Pro forma net income per limited partner unit							$0.64	$0.68
Balance Sheet Data (at period end):
Working capital(2)	$12,172	$14,038	$13,732	$16,058	$13,833	$49,294		$—
Total assets	1,290,011	1,296,318	1,303,950	1,275,922	1,284,691	1,320,986		196,653
Long-term debt	—	—	—	—	—	—		125,000
Partners’ capital/net parent equity	1,286,174	1,290,289	1,299,063	1,268,938	1,282,049	1,313,259		71,653
Other Financial Data:
EBITDA(3)	$151,867	$160,890	$119,821	$136,599	$85,612	$104,897	$21,536	$18,141
Capital expenditures:
Expansion(4)(5)	$24,271	$46,637	$34,530	$33,550	$21,344	$37,529	$5,107	$6,204
Maintenance(5)(6)	24,388	35,745	26,545	28,057	18,491	14,376	4,296	2,377
Cash flows provided by (used in):
Operating activities	$155,085	$158,464	$117,708	$135,207	$85,865	$71,086
Investing activities	(17,858)	(68,582)	(49,697)	(53,829)	(33,770)	(47,184)
Financing activities	(137,227)	(89,882)	(68,011)	(81,378)	(52,095)	(23,902)
Operating Data:
Total available horsepower (at period end)	1,903,614	1,925,189	1,908,439	1,965,337	1,920,859	1,988,798	319,828	336,360
Average operating horsepower	1,646,342	1,675,242	1,662,058	1,759,949	1,728,140	1,797,425	297,051	327,765
Horsepower utilization:
Spot (at period end)	85.0%	89.9%	89.6%	91.9%	90.9%	89.6%	100.0%	100.0%
Average	85.0%	88.0%	87.5%	90.7%	90.0%	91.1%	100.0%	100.0%

(1)	Please read “— Non-GAAP Financial Measures” for more information regarding gross margin.

(2)	Working capital is defined as current assets minus current liabilities.

(3)	Please read “— Non-GAAP Financial Measures” for more information regarding EBITDA.

(4)	Expansion capital expenditures are capital expenditures made to expand or to replace partially or fully depreciated assets or to expand the operating capacity or revenue of existing or new assets, whether through construction, acquisition or modification.

(5)	Pro forma capital expenditures were estimated by multiplying our predecessor’s expansion and maintenance capital expenditures per average available horsepower by the pro forma average available horsepower of Universal Compression Partners, L.P. for each period.

(6)	Maintenance capital expenditures are capital expenditures made to maintain the existing operating capacity of our assets and related cash flows further extending the useful lives of the assets.

Non-GAAP Financial Measures
          We include in this prospectus the non-GAAP financial measures of EBITDA and gross margin. We provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures as calculated and presented in accordance with GAAP.
          We believe disclosure of these non-GAAP financial measures provides useful information to investors because, when viewed with our GAAP results and the accompanying reconciliations, they provide a more complete understanding of our performance than GAAP results alone. We also believe that investors benefit from having access to the same financial measures that management uses in evaluating the results of our business. When using these measures to compare to other companies, which we believe can be a useful tool to evaluate us, please note that these non-GAAP financial measures may be calculated differently between companies. We cannot ensure that these non-GAAP financial measures are directly comparable to other companies’ similarly titled measures.
EBITDA
          We define EBITDA as net income plus interest expense and depreciation expense. EBITDA is used as a supplemental performance measure by our management.
          Management uses EBITDA as a supplemental performance measure to evaluate the current period operating performance and management decisions made during the reporting period. EBITDA excludes interest expense and depreciation expense, which are driven less by current period operating performance and management decisions than by our capital structure and asset base. The operational factors highlighted in the evaluation using EBITDA include pricing, marketing, utilization rates, maintenance and repair costs and staffing. EBITDA presents an assessment of the performance and changes in profitability driven by these operational factors irrespective of changes in interest expense or depreciation expense.
          Although interest expense is a material expense for us and reflects an important component of our overall performance, as it reflects costs incurred to finance our operations, interest expense also reflects the impact of our financial arrangements in ways that are unrelated to the shorter-term performance of our operations. EBITDA removes the effect of the performance of these past historical financial transactions, whether beneficial or detrimental to our GAAP results, both in the current period and from period-to-period, so that the performance of the core operations can be more transparently evaluated.
          Management also believes that EBITDA is a meaningful measure to evaluate performance because, although we are a capital-intensive business and depreciation expense is a material expense for us, this expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operational transaction activity. Rather, depreciation expense reflects the systematic allocation of the historical fixed asset values over the estimated useful lives of those assets. By excluding depreciation expense, EBITDA provides a measure with which to evaluate the performance independent of whether depreciation expense accurately captures the costs to maintain and replenish our operational usage of our assets.
          EBITDA is also a financial measure that we expect to report to our lenders and to use as a gauge for compliance with some of our anticipated financial covenants under our credit facility.
Gross Margin
          We define gross margin as total revenue less cost of sales (excluding depreciation expense). Gross margin is used as a supplemental performance measure by our management as it represents the results of service fee revenue and cost of sales (excluding depreciation expense), which are key components of our operations. Gross margin differs from gross profit which includes depreciation expense. We believe gross margin is important because it focuses on the current operating performance of our field operations and excludes the impact of the prior historical cost of the assets acquired or constructed that are utilized in those operations, the indirect cost associated with our selling, general and administrative activities and the impact of our financing methods and capital structure. As described in “ — EBITDA,” depreciation expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity. Rather, depreciation expense reflects the systematic allocation of the historical fixed asset values over the estimated useful lives of those assets.
Material Limitations
          Each of EBITDA and gross margin has certain material limitations associated with its use as compared to net income. These limitations are primarily due to the exclusion of interest expense and depreciation expense in the case of EBITDA and the additional exclusion of selling, general and administrative expense, in the case of gross margin. Each of these excluded expenses is material to our consolidated results of operations. Because we intend to finance a portion of our operations through borrowings, interest expense will be a necessary element of our costs and our ability to generate revenue. Additionally, because we use capital assets, depreciation expense is a necessary element of our costs and our ability to generate revenue and selling, general and administrative expense is a necessary cost to support our operations and required corporate activities. In order to compensate for these limitations, management uses these non-GAAP measures as supplemental measures to other GAAP results to provide a more complete understanding of our performance.
          Neither EBITDA nor gross margin should be considered an alternative to, or more meaningful than, net income, operating income or any other measure of financial performance presented in accordance with GAAP as measures of operating performance.
Reconciliation
          The following table reconciles net income to EBITDA and gross margin:

							Universal Compression
	Universal Compression Partners Predecessor						Partners, L.P. Pro Forma

							Nine	Six
	Twelve Months Ended		Nine Months Ended		Six Months Ended		Months	Months
	March 31,		December 31,		June 30,		Ended	Ended
							December 31,	June 30,
	2004	2005	2004	2005	2005	2006	2005	2006

	(dollars in thousands)
Net income	$92,847	$97,970	$73,430	$84,004	$52,124	$66,896	$8,276	$8,757
Interest expense, net	—	—	—	—	—	—	6,473	4,316
Depreciation	59,020	62,920	46,391	52,595	33,488	38,001	6,787	5,068

EBITDA	151,867	160,890	119,821	136,599	85,612	104,897	21,536	18,141
Other (income) loss, net	600	(344)	208	1,220	(166)	(577)	—	—
Selling, general and administrative expenses	26,076	26,319	19,158	22,437	14,128	22,479	3,437	3,730

Gross margin	$178,543	$186,865	$139,187	$160,256	$99,574	$126,799	$24,973	$21,871

RISK FACTORS
          Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. You should consider carefully the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.
          If any of the following risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we might not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment.
Risks Related to Our Business
We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to make cash distributions to holders of our common units and subordinated units at the initial distribution rate under our cash distribution policy.
          In order to make our cash distributions at our initial distribution rate of $0.35 per common unit per complete quarter, or $1.40 per unit per year, we will require available cash of approximately $4.5 million per quarter, or $18.1 million per year, based on the common units, subordinated units and general partner units outstanding immediately after completion of this offering, whether or not the underwriters exercise their overallotment option. We may not have sufficient available cash from operating surplus each quarter to enable us to make cash distributions at the initial distribution rate under our cash distribution policy. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things, the risks described in this section.
          In addition, the actual amount of cash we will have available for distribution will depend on other factors, including:

•	the level of capital expenditures we make;

•	the cost of acquisitions;

•	our debt service requirements and other liabilities;

•	fluctuations in our working capital needs;

•	our ability to borrow funds and access capital markets;

•	restrictions contained in our debt agreements; and

•	the amount of cash reserves established by our general partner.
          For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read “Our Cash Distribution Policy and Restrictions on Distributions.”
On a pro forma basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all units for the twelve months ended March 31, 2006 and June 30, 2006.
          The amount of cash available for distribution we need to pay the minimum quarterly distribution for four quarters on the common units, the subordinated units and the general partner units to be outstanding immediately after this offering is approximately $18.1 million. Our pro forma cash available for distribution generated during the twelve months ended March 31, 2006 and June 30, 2006 of $14.4 million and $16.7 million, respectively, would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units, but insufficient by $3.6 million and $1.3 million, respectively, to pay the full minimum quarterly distribution on the subordinated units during that period. For a calculation of our ability to make distributions to unitholders based on our pro forma results in the twelve months ended March 31, 2006 and June 30, 2006, please read “Our Cash Distribution Policy and Restrictions on Distributions — Pro Forma Cash Available for Distribution for the Twelve Months Ended March 31, 2006 and June 30, 2006.”
We depend on domestic demand for and production of natural gas, and a reduction in this demand or production could adversely affect the demand or the prices we charge for our services which could cause our revenue and cash available for distribution to decrease.
          Our contract compression operations are significantly dependent upon the domestic demand for and production of natural gas. Demand may be affected by, among other factors, natural gas prices, weather, demand for energy and availability of alternative energy sources. Any prolonged, substantial reduction in the domestic demand for natural gas would, in all likelihood, depress the level of production activity and result in a decline in the demand for our contract compression services and products, which would reduce our cash available for distribution. Recent increased demand for our services, which is partially a result of increased demand for domestic natural gas, has permitted us to increase the prices we charge for our services. A reduction in domestic demand could force us to reduce our pricing substantially. Additionally, production from unconventional natural gas sources such as tight sands, shales and coalbeds constitute an increasing percentage of our compression services business. Such unconventional sources are generally less economically feasible to produce in lower natural gas price environments and a reduction in natural gas demand may cause such unconventional sources of natural gas to be uneconomic to drill and produce, which could in turn negatively impact the demand for our services.
The assumptions underlying our estimate of cash available for distribution we include in “Our Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause our actual results to differ materially from those estimated.
          Our estimate of cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” is based on assumptions that are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated. If we do not achieve the estimated results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units will likely decline materially.
We have nine customers. The loss of any of these customers would result in a decline in our revenue and cash available to pay distributions to our unitholders.
          We have contracts to provide compression services with only nine customers. Therefore, our loss of a single customer may have a greater effect on our financial results than for a company with a more diverse customer base. Our two largest customers for the nine months ended December 31, 2005 and the six months ended June 30, 2006, were Dominion Exploration and Production, Inc., and Samson Investment Company. These two customers accounted for approximately 34%, and 21% of our pro forma revenue for the nine months ended December 31, 2005, respectively, and 34% and 19% of our pro forma revenue for the six months ended June 30, 2006, respectively. The loss of all or even a portion of the contract compression services we provide to these customers, as a result of competition or otherwise, could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to you.
Our agreement not to compete with Universal Compression Holdings will limit our ability to grow.
          Under the omnibus agreement we will enter into in connection with closing of this offering, we will agree that until the earliest to occur of the third anniversary of the closing of this offering, a change of control of Universal Compression Holdings or our general partner or the removal or withdrawal of our general partner, we will not offer or provide compression services in the United States to Universal Compression Holdings’ contract compression services customers not part of the business contributed to us in connection with the closing of the offering. The domestic contract compression business that Universal Compression Holdings will retain consisted of approximately 800 customers and 1.7 million horsepower of compression as of June 30, 2006. This agreement not to compete with Universal Compression Holdings limits our ability to grow.
We face significant competition that may cause us to lose market share and harm our financial performance.
          The domestic compression business is highly competitive and there are low barriers to entry for individual projects. In addition, some of our competitors are large national and multinational companies that provide contract compression, aftermarket services and support and fabrication services to third parties, and some of these competitors have greater financial and other resources than we do. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenue and cash flows could be adversely affected by the activities of our competitors and our customers. If our competitors substantially increase the resources they devote to the development and marketing of competitive services or substantially decrease the price at which they offer their services, we may not be able to compete effectively. Some of these competitors may expand or construct newer or more powerful compression systems that would create additional competition for the services we provide to our customers. In addition, our customers that are significant producers of natural gas may purchase their own compression systems in lieu of using our contract compression services. All of these competitive pressures could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.
We may not be able to grow our cash flows if we do not expand our business.
          A principal focus of our strategy is to continue to grow the per unit distribution on our units by expanding our business. Our future growth will depend upon a number of factors, some of which we cannot control. These factors include our ability to:

•	acquire additional domestic contract compression services business from Universal Compression Holdings;

•	identify businesses engaged in managing, operating or owning natural gas compression assets;

•	consummate accretive acquisitions;

•	enter into contracts for new service with our existing customers or new customers; and

•	obtain required financing for our existing and new operations.
          A deficiency in any of these factors could adversely affect our ability to achieve growth in the level of our cash flows or realize benefits from acquisitions.
If we do not make acquisitions on economically acceptable terms, our future growth and our ability to increase distributions to our unitholders will be limited.
          Our ability to grow depends, in part, on our ability to make accretive acquisitions. If we are unable to make these accretive acquisitions either because we are: (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms, or (3) outbid by competitors, then our future growth and ability to increase distributions will be limited. Furthermore, even if we do make acquisitions that we believe will be accretive, these acquisitions may nevertheless result in a decrease in the cash generated from operations per unit.

          Any acquisition involves potential risks, including, among other things:

•	an inability to integrate successfully the businesses we acquire;

•	the assumption of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	mistaken assumptions about the cash generated by the business acquired or the overall costs of equity or debt;

•	the diversion of management’s and employees’ attention from other business concerns;

•	unforeseen operating difficulties; and

•	customer or key employee losses at the acquired businesses.
          If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of our future funds and other resources. In addition, competition from other buyers could reduce our acquisition opportunities or cause us to pay a higher price than we might otherwise pay.
Universal Compression Holdings’ implementation of its new enterprise resource planning (“ERP”) system may result in problems that could negatively impact our business.
          Universal Compression Holdings contracted with a third party vendor to assist it with the design and implementation of a new ERP system that supports substantially all of our operating and financial functions, including fleet management, billing, customer management, vendor management, accounting and financial reporting systems. Universal Compression Holdings initiated the implementation of this ERP system for its domestic contract compression business in February 2006. Because the ERP system is in the beginning stages of implementation, Universal Compression Holdings’ management team and employees have limited experience to date entering information into the system, accessing and interpreting information from the system and managing our business utilizing the system. A significant implementation problem, if encountered, could negatively impact our business by disrupting our operations. Additionally, a significant problem with the implementation or ongoing management and operation of the new ERP system could have an adverse effect on our ability to generate and interpret accurate management and financial reports and other information on a timely basis, which could adversely affect our ability to manage our business.
Universal Compression Holdings will continue to own and operate most of its domestic contract compression business at the closing of this offering, competition from which could adversely impact our results of operations and cash available for distribution.
          Universal Compression Holdings and its other affiliates will be prohibited from competing directly or indirectly with us with respect to the customers contributed to us in connection with the closing of this offering until the earliest to occur of the third anniversary of the closing of this offering, a change of control of Universal Compression Holdings or our general partner or the removal or withdrawal of our general partner. Otherwise, Universal Compression Holdings will not be prohibited from owning assets or engaging in businesses that compete directly or indirectly with us. Universal Compression Holdings will continue to own and operate a domestic contract compression business approximately five times as large as ours (by available horsepower) and will continue to engage in international contract compression, fabrication and aftermarket service activities following the completion of this offering. Universal Compression Holdings is a large, established participant in the contract compression business, and has significantly greater resources, including idle compression equipment, fabrication operations and experience, than we have, which factors may make it more difficult for us to compete with it with respect to commercial activities as well as for acquisition candidates. Universal Compression Holdings and its affiliates may acquire, fabricate or dispose of additional natural gas compression or other assets in the future without any obligation to offer us the opportunity to purchase any of those assets. As a result, competition from Universal Compression Holdings could adversely impact our results of operations and cash available for distribution. Please read “Conflicts of Interest and Fiduciary Duties.”
We may be unable to grow through acquisitions of the remainder of Universal Compression Holdings’ domestic contract compression business, which could limit our ability to increase our cash available for distribution.
          Universal Compression Holdings is under no obligation to offer us the opportunity to purchase the remainder of its domestic contract compression business, and its board of directors owes fiduciary duties to the stockholders of Universal Compression Holdings, and not our unitholders, in making any decision to offer us this opportunity. Likewise, we are not required to purchase any additional portions of such business.
          The consummation of any such purchases will depend upon, among other things, Universal Compression Holdings’ ability to continue to convert its existing compression agreements to the new form of agreement, our reaching an agreement with Universal Compression Holdings regarding the terms of such purchase (which will require the approval of the conflicts committee) and our ability to finance such a purchase on acceptable terms. Additionally, Universal Compression Holdings may be limited in its ability to consummate a sale of any additional portions of such business to us by the terms of its existing or future credit facilities or indentures. The restrictive covenants of its current debt instruments include restrictions or prohibitions upon Universal Compression Holdings’ ability to, among other things, sell its assets or make certain “restricted payments”. Additionally, our credit facility will include covenants that may limit our ability to make acquisitions. If a sale of any additional portion of Universal Compression Holdings’ domestic contract compression business would be restricted or prohibited by such covenants, we or Universal Compression Holdings may be required to seek waivers of such provisions or refinance those debt instruments in order to consummate a sale, neither of which may be able to accomplished timely, if at all. If we are unable to grow through additional acquisitions of the remainder of Universal Compression Holdings’ domestic contract compression business, our ability to increase our cash available for distribution may be limited.
We may be unable to negotiate extensions or replacements of our contracts with our customers, which are generally cancellable on short notice, which could adversely impact our results of operations and cash available for distribution.
          We generally provide compression services to our customers under “evergreen” contracts that are cancellable on thirty days’ notice. We may be unable to negotiate extensions or replacements of these contracts on favorable terms, if at all, which could adversely impact our results of operations and cash available for distribution.
Our ability to manage and grow our business effectively may be adversely affected if Universal Compression Holdings loses management or operational personnel.
          We depend on the continuing efforts of our executive officers, all of whom are employees of Universal Compression Holdings. The departure of any of our executive officers, and in particular, Stephen A. Snider, Chief Executive Officer and Chairman of the Board of our general partner, Ernie L. Danner, Executive Vice President of our general partner, and Kirk E. Townsend, Senior Vice President of our general partner, could have a significant negative effect on our business, operating results, financial condition and on our ability to compete effectively in the marketplace. We do not maintain key man life insurance coverage with respect to our executive officers or any other management personnel.
          Additionally, we do not have any of our own employees, but rather rely on Universal Compression Holdings’ employees to operate our business. We believe that Universal Compression Holdings’ ability to hire, train and retain qualified personnel will continue to be more challenging and important as we grow and if energy industry market conditions continue to be positive. When general industry conditions are good, the supply of experienced operational, fabrication and field personnel, in particular, decreases as other energy and manufacturing companies’ needs for the same personnel increases. Our ability to grow and perhaps even to continue our current level of service to our current customers will be adversely impacted if Universal Compression Holdings is unable to successfully hire, train and retain these important personnel.
If we are unable to purchase compression equipment from Universal Compression Holdings or others, we may not be able to retain existing customers or compete for new customers, which could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.
          Because domestic natural gas exploration, drilling and production are at or near all-time highs, there is substantial competition for the purchase of compression equipment and there is very little idle equipment available for purchase. Following the completion of the offering, we will have no idle compression equipment. Universal Compression Holdings is under no obligation to offer or sell us newly fabricated or idle compression equipment and may choose not to do so timely or at all. Further, Universal Compression Holdings will likely continue to face substantial demand for the compression equipment it owns or fabricates from its domestic and international contract compression services businesses as well as from third-party customers. Similarly, we may not be able to purchase newly fabricated or idle compression equipment from third-party producers or marketers of such equipment or from our competitors. If we are unable to purchase compression equipment on a timely basis to meet the demands of our customers, our existing customers may terminate their contractual relationships with us or we may not be able to compete for business from new customers, either of which could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.
Our operating costs per horsepower may be subject to more variability than those of our predecessor. This variability may have an adverse impact on our ability to make cash distributions to our unitholders.
          Because we will initially own a substantially smaller fleet of compressors than our predecessor, our operating costs per horsepower may be subject to more variability than those of our predecessor. This additional variability in our operating costs per horsepower may result from, among other things, the fact that repair costs associated with our compressors that experience unanticipated downtime will be allocated over our smaller fleet of compressors. The cap on our obligation to reimburse Universal Compression Holdings for any cost of sales that it incurs in the operation of our business contained in the omnibus agreement will terminate on the last day of the fiscal quarter in which the second anniversary of this offering occurs. Additionally, Universal Compression Holdings could condition any future sales of portions of its compression business to us on our agreement (which would require the approval of the conflicts committee of our general partner) to an increase or early termination of the cap. Any increase in our operating costs at a time when the cap is increased or no longer in effect could have an adverse impact on our ability to make cash distributions to our unitholders.
Our reliance on Universal Compression Holdings as an operator of our assets and our limited ability to control certain costs could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.
          Pursuant to an omnibus agreement to be entered into between us and Universal Compression Holdings and its subsidiaries, Universal Compression Holdings will provide us with all administrative and operational services, including without limitation all operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing and risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering services necessary to run our business. Our operational success and ability to execute our growth strategy will depend significantly upon Universal Compression Holdings’ satisfactory operation of our assets and performance of these services. Our reliance on Universal Compression Holdings as an operator of our assets and our limited ability to control certain costs could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.
Our inability to fund purchases of additional compression equipment could adversely impact our results of operations and cash available for distribution.
          Because all of the compression equipment to be contributed to us in connection with the closing of this offering will be fully utilized, we will initially have no idle compression equipment to fulfill the future needs of our customers. Therefore, we will not be able to grow our asset and customer base unless we have access to sufficient capital to purchase additional compression equipment. We cannot assure you that cash flow from our operations and availability under the revolving credit facility that we expect to enter into in connection with the closing of this offering will provide us with sufficient cash to fund our capital expenditure requirements. Failure to generate sufficient cash flow, together with the absence of alternative sources of capital, could adversely impact our results of operations and cash available for distribution to our unitholders.
We indirectly depend on particular suppliers and are vulnerable to product shortages and price increases, which could have a negative impact on our results of operations.
          Much of our compression equipment was fabricated by Universal Compression Holdings. Some of the components used in those compressors are obtained by Universal Compression Holdings from a single source or a limited group of suppliers. Universal Compression Holdings’ reliance on these suppliers involves several risks, including price increases, inferior component quality and a potential inability to obtain an adequate supply of required components in a timely manner. Universal Compression Holdings does not have long-term contracts with these sources, and its partial or complete loss of certain of these sources could have a negative impact on our results of operations and could damage our customer relationships. Further, since any increase in component prices for compression equipment fabricated by Universal Compression Holdings for us will be passed on to us, a significant increase in the price of one or more of these components could have a negative impact on our results of operations.
We are subject to substantial environmental regulation, and changes in these regulations could increase our costs or liabilities.
          We are subject to stringent and complex federal, state and local laws and regulatory standards, including laws and regulations regarding the discharge of materials into the environment, emission controls and other environmental protection and occupational health and safety concerns. Environmental laws and regulations may, in certain circumstances, impose strict liability for environmental contamination, rendering us liable for remediation costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior owners or operators or other third parties. In addition, where contamination may be present, it is not uncommon for neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations, and costs associated with new information, changes in existing environmental laws and regulations or the adoption of new environmental laws and regulations could be substantial and could negatively impact our financial condition or results of operations. Moreover, failure to comply with these environmental laws and regulations may result in the imposition of administrative, civil and criminal penalties, and the issuance of injunctions delaying or prohibiting operations.
          We routinely deal with natural gas, oil and other petroleum products. Hydrocarbons or other hazardous substances or wastes may have been disposed or released on, under or from properties used by us to provide contract compression services or inactive compression storage or on or under other locations where such substances or wastes have been taken for disposal. These properties may be subject to investigatory, remediation and monitoring requirements under foreign, federal, state and local environmental laws and regulations.

          The modification or interpretation of existing environmental laws or regulations, the more vigorous enforcement of existing environmental laws or regulations, or the adoption of new environmental laws or regulations may also negatively impact oil and natural gas exploration and production, gathering and pipeline companies, which in turn could have a negative impact on us.
We do not insure against all potential losses and could be seriously harmed by unexpected liabilities.
          Natural gas service operations are subject to inherent risks such as equipment defects, malfunction and failures, and natural disasters that can result in uncontrollable flows of gas or well fluids, fires and explosions. These risks could expose us to substantial liability for personal injury, death, property damage, pollution and other environmental damages. Our insurance may be inadequate to cover our liabilities. Further, insurance covering the risks we face or in the amounts we desire may not be available in the future or, if available, the premiums may not be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be negatively impacted. Moreover, in light of the instability and developments in the insurance markets following the impact of Hurricanes Rita and Katrina, we have elected to self insure our offshore assets. Thus, we are wholly responsible for any damage to or loss of our offshore assets. In addition, we do not maintain business interruption insurance.
A substantial portion of our cash flow must be used to service our debt obligations, and future interest rate increases could reduce the amount of our cash available for distribution.
          At the closing of this offering, we expect to enter into a five year, $225 million revolving credit facility and to borrow $125 million under that facility. Any borrowings that we may make under our revolving credit facility, excluding our initial $125 million of borrowings under the facility, which are subject to a fixed rate swap, will bear interest at floating rates. Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing our funds available for capital investment, operations or distributions to our unitholders. Additionally, if domestic interest rates continue to increase, the interest rates on any of our future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly.
Covenants in our credit facility may adversely affect our ability to operate our business and to make distributions to our unitholders.
          Our credit facility will include covenants limiting our ability to make distributions, incur indebtedness, grant liens, merge, make loans, acquisitions, investments or dispositions and engage in transactions with affiliates. Furthermore, our credit facility will contain covenants requiring us to maintain certain financial ratios and tests. Additionally, we expect that our obligations under the revolving credit facility will be secured at all times by substantially all of our assets and all assets of our subsidiaries. These covenants may restrict our ability to expand or to pursue our business strategies. Our ability to comply with certain provisions of the credit facility may be affected by changes in our operating and financial performance, changes in business conditions or results of operations, adverse regulatory developments or other events beyond our control. The breach of any of those covenants could result in a default under our debt, which could cause those obligations to become due and payable. If any of our indebtedness were to be accelerated, we may not be able to repay or refinance it. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Description of Credit Facility.”
Increases in interest rates could adversely impact our unit price and our ability to issue additional equity to make acquisitions, incur debt or for other purposes.
          As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity to make acquisitions, incur debt or for other purposes.
Risks Inherent in an Investment in Us
Universal Compression Holdings controls our general partner, which has sole responsibility for conducting our business and managing our operations. Universal Compression Holdings has conflicts of interest, which may permit it to favor its own interests to your detriment.
          Following this offering, Universal Compression Holdings will own and control our general partner. Some of our general partner’s directors are directors of Universal Compression Holdings and all of our executive officers are officers of Universal Compression Holdings. Therefore, conflicts of interest may arise between Universal Compression Holdings and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

•	neither our partnership agreement nor any other agreement requires Universal Compression Holdings to pursue a business strategy that favors us. Universal Compression Holdings’ directors and officers have a fiduciary duty to make these decisions in the best interests of the owners of Universal Compression Holdings, which may be contrary to our interests;

•	our general partner controls the interpretation and enforcement of contractual obligations between us and our affiliates, on the one hand, and Universal Compression Holdings, on the other hand, including provisions governing administrative services, acquisitions and transfers of compression equipment and non-competition provisions;

•	any additional contributions of contract compression customers or assets made to us by Universal Compression Holdings;

•	our general partner is allowed to take into account the interests of parties other than us, such as Universal Compression Holdings and its affiliates, in resolving conflicts of interest;

•	other than with respect to the customers contributed to us in connection with the closing of this offering, Universal Compression Holdings and its affiliates are not limited in their ability to compete with us. Universal Compression Holdings will continue to engage in domestic and international contract compression services as well as third-party sales coupled with aftermarket service contracts. Please read “Risks Related to Our Business — Universal Compression Holdings and its affiliates are not substantially limited in their ability to compete with us”;

•	Universal Compression Holdings will compete with us with respect to any future acquisition opportunities;

•	Universal Compression Holdings’ domestic and international contract compression services businesses and its third-party equipment customers will compete with us for newly fabricated and idle compression equipment and Universal Compression Holdings is under no obligation to offer equipment to us for purchase or use;

•	all of the officers of Universal Compression Holdings who provide services to us also will devote significant time to the business of Universal Compression Holdings, and will be compensated by Universal Compression Holdings for the services rendered to it;

•	our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

•	our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and reserves, each of which can affect the amount of cash that is distributed to unitholders;

•	our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and the ability of the subordinated units to convert to common units;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us and Universal Compression Holdings will determine the allocation of shared overhead expenses;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations and, in some circumstances, is entitled to be indemnified by us;

•	our general partner may exercise its limited right to call and purchase common units if it and its affiliates own more than 80% of the common units; and

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us.
          Please read “Conflicts of Interest and Fiduciary Duties.”
Cost reimbursements due to our general partner and its affiliates for services provided, which will be determined by our general partner, will be substantial and will reduce our cash available for distribution to our unitholders.
          Pursuant to an omnibus agreement we will enter into with Universal Compression Holdings, our general partner and others upon the closing of this offering, Universal Compression Holdings will receive reimbursement for the payment of operating expenses related to our operations and for the provision of various general and administrative services for our benefit. Payments for these services will be substantial and will reduce the amount of cash available for distribution to unitholders. Please read “Certain Relationships and Related Party Transactions — Omnibus Agreement.” In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated to reimburse or indemnify it. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities. Any such payments could reduce the amount of cash otherwise available for distribution to our unitholders.
Our partnership agreement limits our general partner’s fiduciary duties to holders of our common units and subordinated units and restricts the remedies available to holders of our common units and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.
          Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty laws. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed the decision was in the best interests of our partnership;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner acting in good faith and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or must be “fair and reasonable” to us, as determined by our general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

          By purchasing a common unit, a common unitholder will agree to become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties — Fiduciary Duties.”
Holders of our common units have limited voting rights and are not entitled to elect our general partner or its general partner’s directors, which could reduce the price at which the common units will trade.
          Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will not elect our general partner or its general partner’s board of directors, and will have no right to elect our general partner or its general partner’s board of directors on an annual or other continuing basis. The board of directors of UCO GP, LLC will be chosen by its sole member, a subsidiary of Universal Compression Holdings. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.
Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.
          The unitholders will be unable initially to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove the general partner. Following the closing of this offering, our general partner and its affiliates will own 56.5% of our aggregate outstanding common and subordinated units. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on our common units will be extinguished. A removal of our general partner under these circumstances would adversely affect our common units by prematurely eliminating their distribution and liquidation preference over our subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of the general partner because of the unitholder’s dissatisfaction with our general partner’s performance in managing our partnership will most likely result in the termination of the subordination period and conversion of all subordinated units to common units.
Control of our general partner may be transferred to a third party without unitholder consent.
          Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of Universal Compression Holdings, the owner of our general partner, from transferring all or a portion of its ownership interest in our general partner to a third party. The new owners of our general partner would then be in a position to replace the board of directors and officers of our general partners with its own choices and thereby influence the decisions taken by the board of directors and officers.
You will experience immediate and substantial dilution of $18.61 in tangible net book value per common unit.
          The initial public offering price of $21.00 per unit exceeds our pro forma net tangible book value of $2.39 per unit. Based on the initial public offering price of $21.00 per unit, you will incur immediate and substantial dilution of $18.61 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded in accordance with GAAP at their historical cost, and not their fair value. Please read “Dilution.”
We may issue additional units without your approval, which would dilute your existing ownership interests.
          Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.
Our partnership agreement restricts the voting rights of unitholders, other than our general partner and its affiliates, including Universal Compression Holdings, owning 20% or more of our common units. Accordingly, your voting rights may be limited.
          Unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, including Universal Compression Holdings, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions.
Affiliates of our general partner may sell common units in the public markets, which sales could have an adverse impact on the trading price of the common units.
          After the sale of the common units offered hereby, Universal Compression Holdings and its affiliates will hold an aggregate of 825,000 common units and 6,325,000 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these units in the public markets could have an adverse impact on the price of the common units or on any trading market that may develop.
Our general partner has a limited call right that may require you to sell your units at an undesirable time or price.
          If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. At the completion of this offering and assuming no exercise of the underwriters’ overallotment option, our general partner and its affiliates will own approximately 13.0% of our outstanding common units. At the end of the subordination period, assuming no additional issuances of common units, our general partner and its affiliates will own approximately 56.5% of our aggregate outstanding common units. For additional information about this right, please read “The Partnership Agreement — Limited Call Right.”
Your liability may not be limited if a court finds that unitholder action constitutes control of our business.
          A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a general partner if:

•	a court or government agency determined that we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•	your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.
          For a discussion of the implications of the limitations of liability on a unitholder, please read “The Partnership Agreement — Limited Liability.”
Unitholders may have liability to repay distributions that were wrongfully distributed to them.
          Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the substituted limited partner at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.
We will incur increased costs as a result of being a publicly-traded company.
          We have no history operating as a publicly-traded company. As a publicly-traded company, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NASDAQ Global Market, have required changes in corporate governance practices of publicly-traded companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly-traded company, we are required to have at least three independent directors, create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly-traded company reporting requirements. We have included $2.5 million of estimated incremental costs per year, some of which will be allocated to us by Universal Compression Holdings, associated with being a publicly-traded company for purposes of our estimate of our cash available for distribution for the twelve months ending September 30, 2007 included elsewhere in this prospectus; however, it is possible that our actual incremental costs of being a publicly-traded company will be higher than we currently estimate.
Tax Risks to Common Unitholders
          In addition to reading the following risk factors, you should read “Material Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.
Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service treats us as a corporation or we become subject to a material amount of entity-level taxation for state tax purposes, it would substantially reduce the amount of cash available for distribution to our unitholders.
          The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not received a ruling from the Internal Revenue Service, which we refer to as the IRS, on this or any other tax matter affecting us. Instead, we will rely on opinions of counsel as to all material tax issues affecting us and our unitholders.
          In 2004,Vinson & Elkins L.L.P., counsel to Universal Compression Holdings, had advised us that they were unable to provide an unqualified opinion that income derived under Universal Compression Holdings’ then existing agreements for providing compression equipment and services would be qualifying income to a publicly-traded partnership. Universal Compression Holdings then requested a private letter ruling from the IRS that income derived from our compression business would be qualifying income to a publicly-traded partnership. Universal Compression Holdings withdrew this private letter ruling request upon being advised by Vinson & Elkins L.L.P. that the IRS had informally indicated to Vinson & Elkins L.L.P. that the IRS was unlikely to grant a favorable ruling. In an effort to enable Vinson & Elkins L.L.P. to provide an unqualified opinion that the business being contributed to us generates sufficient qualifying income that we would be treated as a partnership for federal income tax purposes, Universal Compression Holdings has entered into new agreements with some of its customers under which Vinson & Elkins L.L.P. believes it is clear that Universal Compression Holdings provides compression services to its customers rather than leasing compression equipment to them. All of the domestic contract compression business contributed to us in connection with the closing of this offering will be under these new service agreements. No ruling has been sought or received from the IRS whether the new compression service agreements generate qualifying income, and we can provide no assurance that the IRS would provide a favorable ruling if we requested it.
          If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35% and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, our treatment as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.
          Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, under recently enacted legislation, we will be subject to a new entity level tax payable in 2008 on the portion of our total revenue (as that term is defined in the legislation) that is generated in Texas beginning in our tax year ending December 31, 2007. Specifically, the Texas margin tax will be imposed at a maximum effective rate of 0.7% of our total revenue that is apportioned to Texas. Imposition of such a tax on us by Texas, or any other state, will reduce the cash available for distribution to you. The partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution levels may be adjusted to reflect the impact of that law on us at the option of our general partner without the consent of our unitholders.
An IRS contest of the federal income tax positions we take may adversely affect the market for our common units, and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.
          We have not received a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with all of our counsel’s conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.
You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.
          Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the tax liability that results from that income.
Tax gain or loss on disposition of common units could be more or less than expected.
          If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.
Tax-exempt entities and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.
          Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), other retirement plans and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our common units.
We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.
          Because we cannot match transferors and transferees of common units and because of other reasons, we will take depreciation positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. For a further discussion of the effect of the depreciation positions we will adopt, please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Section 754 Election.”
Unitholders may be subject to state and local taxes and return filing requirements.
          In addition to federal income taxes, you will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in any of those jurisdictions. You will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We will initially own assets and do business in the States of Alabama, Arkansas, California, Colorado, Kansas, Louisiana, Michigan, Mississippi, New Mexico, Oklahoma, Pennsylvania, Texas, Utah, Virginia, West Virginia and Wyoming. Each of these states, other than Texas and Wyoming, currently imposes a personal income tax. As we make acquisitions or expand our business, we may own assets or do business in additional states that impose a personal income tax. It is your responsibility to file all United States federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the foreign, state or local tax consequences of an investment in the common units.
The sale or exchange of 50% or more of our capital and profits interests within a twelve-month period will result in the termination of our partnership for federal income tax purposes.
          We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read “Material Tax Consequences — Disposition of Common Units — Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

USE OF PROCEEDS
          We expect to receive net proceeds of approximately $104.5 million, after deducting underwriting discounts, fees and offering expenses. We will use the aggregate net proceeds of this offering to repay approximately $104.5 million of indebtedness we will assume from Universal Compression Holdings (excluding the net proceeds from the exercise of the underwriters’ overallotment option).
          In addition, we will use net proceeds of approximately $123.9 million (net of debt financing fees) from our new revolving credit facility to repay the balance of the indebtedness assumed by us from Universal Compression Holdings. The indebtedness we will assume from Universal Compression Holdings bears interest at a rate of LIBOR plus 1.50% and matures in 2012. Please see “Certain Relationships and Related Party Transactions — Distributions and Payments to Our General Partner and its Affiliates.”
          We will use the net proceeds from any exercise of the underwriters’ overallotment option to redeem from a subsidiary of Universal Compression Holdings a number of common units equal to the number of common units issued upon the exercise of the underwriters’ overallotment option.

CAPITALIZATION
          The following table shows:

•	the cash and the capitalization of Universal Compression Partners Predecessor, our predecessor, as of June 30, 2006; and

•	our pro forma cash and capitalization as of June 30, 2006, as adjusted to reflect this offering, the other transactions described under “Summary — Formation Transactions and Partnership Structure — General” and the application of the net proceeds from this offering as described under “Use of Proceeds.”
          We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2006

	Universal	Universal
	Compression	Compression
	Partners	Partners, L.P.
	Predecessor	Pro Forma

	(dollars in thousands)
Cash	$—	$—

Debt(1):
Revolving credit facility	$—	$125,000

Total debt	—	125,000
Partners’ capital/net parent equity:
Net parent equity	1,313,259	—
Common unitholders	—	100,836
Subordinated unitholders	—	(28,039)
General partner interest	—	(1,144)

Total partners’ capital/net parent equity	1,313,259	71,653

Total capitalization	$1,313,259	$196,653

(1)	In connection with the closing of this offering, we will assume approximately $228.4 million in indebtedness from Universal Compression Holdings. We will repay $104.5 million of such indebtedness with the net proceeds from this offering. In addition, we will use net proceeds of approximately $123.9 million (net of debt financing fees) under our new revolving credit facility to repay the balance of the indebtedness we will assume from Universal Compression Holdings.

DILUTION
          Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of June 30, 2006, after giving effect to the offering of common units and the application of the related net proceeds, and assuming the underwriters’ overallotment option is not exercised, our net tangible book value was $30.8 million, or $2.39 per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Initial public offering price per common unit		$21.00
Net tangible book value per unit before the offering(a)	$21.04
Decrease in net tangible book value per unit attributable to purchasers in the offering	(18.65)

Less: Pro forma net tangible book value per unit after the offering(b)		2.39

Immediate dilution in tangible net book value per common unit to new investors		$18.61

(a)	Determined by dividing the number of units and general partner units (825,000 common units, 6,325,000 subordinated units and 258,163 general partner units) to be issued to a subsidiary of Universal Compression Holdings for its contribution of assets and liabilities to Universal Compression Partners, L.P. into the net tangible book value of the contributed assets and liabilities.

(b)	Determined by dividing the total number of units and general partner units to be outstanding after the offering (6,325,000 common units, 6,325,000 subordinated units and 258,163 general partner units) and the application of the related net proceeds into our pro forma net tangible book value, after giving effect to the application of the expected net proceeds of the offering.
          The following table sets forth the number of units that we will issue and the total consideration contributed to us by affiliates of our general partner, its affiliates and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Units Acquired		Total Consideration

	Number	Percent	Amount	Percent

			(dollars in millions)
General partner and affiliates(a)(b)	7,408,163	57.4%	$(32.8)	(45.7)%
New investors	5,500,000	42.6%	104.5	145.7%

Total	12,908,163	100.0%	$71.7	100.0%

(a)	The common and subordinated units and general partner units acquired by our general partner and its affiliates consist of 825,000 common units, 6,325,000 subordinated units and 258,163 general partner units.

(b)	The assets contributed by our general partner and its affiliates were recorded at historical cost in accordance with GAAP.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS
          You should read the following discussion of our cash distribution policy in conjunction with specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please read “— Assumptions and Considerations” below. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.
          For additional information regarding our historical and pro forma operating results, you should refer to our combined historical financial statements for the years ended March 31, 2004 and 2005 and the nine months ended December 31, 2005, our unaudited historical combined financial statements for the nine months ended December 31, 2004 and the six months ended June 30, 2005 and June 30, 2006, and our unaudited pro forma financial statements for the nine months ended December 31, 2005 and the six months ended June 30, 2006, included elsewhere in this prospectus. The information presented in the following discussion assumes no exercise of the underwriters’ overallotment option.
General
          Rationale for Our Cash Distribution Policy. Our partnership agreement requires us to distribute all of our available cash quarterly. Our available cash is our cash on hand at the end of the quarter after the payment of our expenses and the establishment of reserves for future capital expenditures and operational needs, including cash from borrowings. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by the distribution of our cash available after expenses and reserves rather than retaining it. Because we believe we will generally finance any capital investments from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Because we expect to be treated as partnership for federal income tax purposes, we should have more cash to distribute to you than would be the case were we treated as a corporation for such purposes.
          Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy. There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•	Our anticipated credit facility will restrict our ability to make distributions should we not be in compliance with the financial covenants of that facility, including maintaining debt of no more than 5.0x (or up to 5.5x for up two fiscal quarters following certain acquisitions) EBITDA, as defined in the credit agreement, and maintaining EBITDA of at least 2.5x interest expense, as defined in the credit agreement. Should we be unable to satisfy the potential restrictions under our credit facility or if we are otherwise in default under our credit facility, we would be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

•	The board of directors of the general partner of our general partner will have the authority to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to you from the levels currently anticipated pursuant to our stated distribution policy.

•	While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions that require us to make cash distributions, may be amended. Although during the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of the public common unitholders, our partnership agreement can be amended with the approval of a majority of the outstanding common units (including common units held by affiliates of Universal Compression Holdings) after the subordination period has ended. At the closing of this offering, a subsidiary of Universal Compression Holdings will own our general partner and approximately 13.0% of our outstanding common units and 100% of our outstanding subordinated units.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to a number of factors, including reduced demand for our compression services, loss of a key customer, increases in our general and administrative expense, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.
          Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital. We expect that we will distribute all of our available cash to our unitholders. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may impact the available cash that we have to distribute on each unit. There are no limitations in our partnership agreement or in the anticipated terms of our new credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.
Our Initial Distribution Rate
          Upon completion of this offering, our general partner will adopt a cash distribution policy that will require us to pay distributions at an initial distribution rate of $0.35 per unit per complete quarter, or $1.40 per unit per year, no later than 45 days after the end of each fiscal quarter through the quarter ending September 30, 2007 to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. This equates to an aggregate cash distribution of $4.5 million per quarter or $18.1 million per year, in each case based on the number of common units, subordinated units and general partner units outstanding immediately after completion of this offering. If the underwriters’ overallotment option is exercised, an equivalent number of common units will be redeemed. Accordingly, the exercise of the underwriters’ overallotment option will not affect the total amount of units outstanding or the amount of cash needed to pay the initial distribution rate on all units. Our ability to make cash distributions at the initial distribution rate pursuant to this policy will be subject to the factors described above under the caption “— General — Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”
          The table below sets forth the number of outstanding common units, subordinated units and general partner units upon the closing of this offering and the aggregate distribution amounts payable on such units during the year following the closing of this offering at our initial distribution rate of $0.35 per common unit per quarter ($1.40 per common unit on an annualized basis).

		Distributions

	Number of Units	One Quarter	Four Quarters

Publicly held common units	5,500,000	$1,925,000	$7,700,000
Common units held by Universal Compression Holdings	825,000	288,750	1,155,000
Subordinated units held by Universal Compression Holdings	6,325,000	2,213,750	8,855,000
General partner units held by Universal Compression Holdings	258,163	90,357	361,428

Total	12,908,163	$4,517,857	$18,071,428

          The subordination period generally will end if we have earned and paid at least $1.40 on each outstanding unit and general partner unit for any three consecutive, non-overlapping four-quarter periods ending on or after September 30, 2011, but may end prior to September 30, 2011, if additional financial tests are met as described below. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordination Period.”
          We do not have a legal obligation to pay distributions at our initial distribution rate or at any other rate except as provided in our partnership agreement. Our distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from our business in excess of the amount of reserves our general partner determines is necessary or appropriate to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”
          If distributions on our common units are not paid with respect to any fiscal quarter at the initial distribution rate, our unitholders will not be entitled to receive such payments in the future except that, to the extent we have available cash in any future quarter during the subordination period in excess of the amount necessary to make cash distributions to holders of our common units at the initial distribution rate, we will use this excess available cash to pay these deficiencies related to prior quarters before any cash distribution is made to holders of subordinated units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordination Period.”
          Our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by our partnership agreement, the Delaware limited partnership statute or any other law, rule or regulation or at equity. Holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above; however, our partnership agreement provides that our general partner is entitled to make the determinations described above without regard to any standard other than the requirements to act in good faith. Our partnership agreement provides that, in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests.
          Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement; however, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above. Our partnership agreement may be amended with the approval of our general partner and the holders of a majority of our outstanding common and subordinated units, each voting as a separate class. Upon completion of the offering, our general partner and its affiliates will own approximately 13% of the outstanding common units and all of the outstanding subordinated units. Accordingly, they will not be able to amend the partnership agreement without the approval of holders of approximately 38% of the outstanding units.
          As of the date of this offering, our general partner will be entitled to 2% of all distributions that we make prior to our liquidation. The general partner’s initial 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not elect to contribute a proportionate amount of capital to us to maintain its initial 2% general partner interest.
          We will pay our distributions on or about the 15th of each of February, May, August and November to holders of record on or about the 1st of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period from the closing of this offering through December 31, 2006 based on the actual length of the period.
          In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our initial distribution rate of $0.35 per unit each quarter through the quarter ending September 30, 2007. In those sections, we present two tables, consisting of:

•	“Estimated Cash Available for Distribution,” in which we present how we calculate the estimated minimum EBITDA necessary for us to have sufficient cash available for distribution to pay the full minimum quarterly distribution on all the outstanding units for each quarter through September 30, 2007. In “— Assumptions and Considerations” below, we also present our assumptions underlying our belief that we will generate sufficient EBITDA to pay the minimum quarterly distribution on all units for each quarter through September 30, 2007.

•	“Unaudited Pro Forma Cash Available for Distribution,” in which we present the amount of cash we would have had available for distribution for each of the twelve month periods ended March 31, 2006 and June 30, 2006, based on our pro forma financial statements.
Estimated Cash Available for Distribution for the Twelve Months Ending September 30, 2007
          As a result of the factors described in this “— Estimated Cash Available for Distribution for the Twelve Months Ending September 30, 2007” and “— Assumptions and Considerations” below, we believe we will be able to pay the minimum quarterly distribution on all of our common units, subordinated units and general partner units for each quarter in the twelve months ending September 30, 2007.
          In order to pay the minimum quarterly distribution on all our common units, subordinated units and general partner units of $0.35 per unit per complete quarter for four quarters, we estimate that our EBITDA for the twelve months ending September 30, 2007 must be at least $33.3 million. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure our operating performance, liquidity or ability to service debt obligations. Please read “Selected Historical and Pro Forma Financial and Operating Data — Non-GAAP Financial Measures” for an explanation of EBITDA and a reconciliation of EBITDA to net income, its most directly comparable financial measure calculated in and presented in accordance with GAAP.
          We also anticipate that if our EBITDA for such period is at or above our estimate, we would be permitted to make the minimum quarterly distributions on all the common units, subordinated units and general partner units under the applicable covenants, if any, under our new revolving credit facility.
          We believe we will generate estimated EBITDA of $35.8 million for the twelve months ending September 30, 2007. You should read “— Assumptions and Considerations” below for a discussion of the material assumptions underlying this belief, which reflect our judgment of conditions we expect to exist and the course of action we expect to take. If our estimate is not achieved, we may not be able to pay the minimum quarterly distribution on all our units. We can give you no assurance that our assumptions will be realized or that we will generate the $33.3 million in EBITDA required to pay the minimum quarterly distribution on all our common units, subordinated units and general partner units. There will likely be differences between our estimates and the actual results we will achieve and those differences could be material. If we do not generate the estimated minimum EBITDA or if our maintenance capital expenditures or interest expense are higher than estimated, we may not be able to pay the minimum quarterly distribution on all units.
          When considering our ability to generate our estimated EBITDA of $35.8 million, you should keep in mind the risk factors and other cautionary statements under the heading “Risk Factors” and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our results of operations and cash available for distribution to our unitholders to vary significantly from those set forth below.
          We do not as a matter of course make public projections as to future sales, earnings, or other results. However, our management has prepared the prospective financial information set forth below to present the estimated cash available for distribution for the twelve months ending September 30, 2007. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our management’s knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.
          Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
          We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date in this prospectus. In light of the above, the statement that we believe that we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all our outstanding common units, subordinated units and general partner units for each quarter through September 30, 2007 should not be regarded as a representation by us or the underwriters of any other person that we will make such a distribution.
          The following table shows how we calculate the estimated EBITDA necessary to pay the minimum quarterly distribution on all our common units, subordinated units and general partner units through September 30, 2007. Our estimated EBITDA is based on the projected results of operations from all of our operating subsidiaries for the twelve months ending September 30, 2007. The assumptions that we have made that we believe are relevant to particular line items in the table below are explained in the corresponding footnotes set forth in “— Assumptions and Considerations.”

Universal Compression Partners, L.P.
Estimated Cash Available for Distribution

Twelve Months
Ending
September 30, 2007

(In thousands,
except per unit
amounts)
Revenue	$68,517
Cost of sales (excluding depreciation expense)	22,693

Gross margin	45,824
Selling, general and administrative expenses	10,000
Depreciation	11,565
Interest expense	9,352

Net income	14,907
Adjustments to reconcile net income to estimated EBITDA:
Add:
Depreciation	11,565
Interest expense	9,352

Estimated EBITDA	35,824
Adjustments to reconcile estimated EBITDA to estimated cash available for distribution:
Less:
Cash interest expense	9,127
Expansion capital expenditures	22,879
Maintenance capital expenditures	6,145
Add:
Borrowings to fund expansion capital expenditures	22,879

Estimated cash available for distribution	$20,552

Per unit minimum annual distribution	$1.40
Annual distributions to:
Publicly held common units	$7,700
Common units held by affiliates of our general partner	1,155
Subordinated units held by affiliates of our general partner	8,855
General partner units held by our general partner	361

Total minimum annual cash distributions	18,071

Excess of cash available for distributions over minimum annual distributions	$2,481

Calculation of minimum estimated EBITDA necessary to pay minimum annual cash distributions:
Estimated EBITDA	$35,824
Less:
Excess of cash available for distributions over minimum annual distributions	2,481

Minimum estimated EBITDA necessary to pay minimum annual cash distributions	$33,343

Assumptions and Considerations
          Based on a number of specific assumptions, we believe that, following completion of this offering, we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all our outstanding common units, subordinated units and general partner units for each quarter through September 30, 2007. We believe that our assumptions, which include the following, are reasonable:

Revenue

•	Revenue is assumed to be $68.5 million for the twelve months ending September 30, 2007, as compared to $57.3 million for the twelve months ended June 30, 2006 on a pro forma basis. The reasons for the anticipated increase in our revenue are presented in the bullet points below.

•	The amount of operating horsepower serving the compression requirements of our customers is assumed to grow at 2.0% in the quarter ending December 31, 2006 as compared to the quarter ending September 30, 2006 and 1.0% per quarter for the quarters ending March 31, 2007, June 30, 2007 and September 30, 2007 compared to the respective preceding quarter. For the quarters ended September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006, our pro forma average operating horsepower increased 4.1%, 7.4%, 3.9% and 1.4%, compared to the respective preceding quarter. These historical and assumed increases in operating horsepower result in approximately $4.3 million of incremental revenue for the period covered by these estimates over the historical periods.

•	We have assumed that our average fee per operating horsepower for the twelve months ending September 30, 2007 will remain at a level that is approximately 1.0% higher than that experienced in the quarter ended June 30, 2006. For the quarters ended September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006, our pro forma average fee per operating horsepower increased by 4.1%, 1.5%, 5.0% and 6.2%, compared to the respective preceding quarter. These historical increases in revenue per horsepower result in approximately $6.9 million of incremental revenue for the period covered by these estimates over the historical period as the price increases are included throughout each period in the estimates as opposed to only partially included in the historical periods.

Cost of Sales (excluding Depreciation Expense)

•	Cost of sales (excluding depreciation expense) is assumed to be $22.7 million for the twelve months ending September 30, 2007, as compared to $18.3 million for the twelve months ended June 30, 2006 on a pro forma basis.

•	The average cost of sales per horsepower for our operating equipment is assumed to increase by 1.5% per quarter for the twelve months ending September 30, 2007 due to inflation and labor cost increases. For the quarters ended September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006, our average cost of sales per operating horsepower increased by 10.7%, 3.9%, 2.3% and 9.5%, compared to the respective preceding quarter. The increases in cost of sales per horsepower in each of these historical periods resulted from (1) increases in labor costs due to the hiring and training of new field personnel as well as higher labor rates, (2) increases in lubricant and antifreeze costs and (3) significant increases in start-up activity, which requires start-up expenses not experienced in subsequent months, due to significant increases in operating horsepower. We do not anticipate experiencing during the twelve months ended September 30, 2007 the level of increases in cost of sales per horsepower that we experienced during the twelve months ended June 30, 2006 because:

•	we believe our field personnel levels, and the training of that personnel, are now sufficient to meet the anticipated growth in our business, resulting in less labor cost and training expense growth;

•	we believe lubricant and antifreeze costs will increase at a more moderate rate than has been experienced recently due to lower anticipated increases in crude oil and other feedstock prices; and

•	we anticipate that the level of start-up activity during the twelve months ending September 30, 2007 will be consistent with the level of start-up activity that we experienced in recent quarters, resulting in less growth in start-up expenses. As described in “— Revenue,” the assumed growth in operating horsepower in the twelve months ending September 30, 2007 is lower than the growth in operating horsepower in the twelve months ended June 30, 2006, resulting in lower assumed start-up activity. However, start-up activity associated with the anticipated addition of compressors to replace existing compressors that are expected to become idle due to changing customer requirements during the forecasted period are expected to offset the lower start-up activity associated with the lower growth in operating horsepower. Our expansion capital expenditures for the twelve months ending September 30, 2007 are expected to be higher than those experienced in the twelve months ended June 30, 2006 as a result of utilizing a portion of those estimated expansion capital expenditures to replace compression equipment assumed to become idle during the period, as described in “— Capital Expenditures”.

•	In the omnibus agreement, Universal Compression Holdings will agree that, for a period that will terminate on the last day of the fiscal quarter in which the second anniversary of the completion of this offering occurs, our obligation to reimburse it for any cost of sales that it incurs in the operation of our business will be capped at an amount equal to $16.95 per horsepower (after taking into account any such costs that we incur and pay directly) on a quarterly basis. Based on our assumptions for the twelve months ending September 30, 2007, we do not anticipate our cost of sales per horsepower will exceed this cap and, therefore, do not currently anticipate relying on the cap to meet our estimated EBITDA. The cap is subject to increase in connection with expansions of our operations through the acquisition or construction of new assets or businesses with the concurrence of our conflicts committee. Please read “Certain Relationships and Related Party Transactions — Omnibus Agreement — Provision of Services Necessary to Operate Our Business” for additional information regarding the terms of the omnibus agreement.

Selling, General and Administrative Expenses

•	Selling, general and administrative expenses include expenses directly attributable to us as well as expenses that are indirectly attributable to us and allocated to us by Universal Compression Holdings pursuant to the terms of the omnibus agreement. The omnibus agreement will provide that all aggregate indirect costs associated with Universal Compression Holdings’ domestic contract compression business and our business, including selling, general and administrative expenses, will be allocated to, and reimbursable by, us on a pro rata basis at Universal Compression Holdings’ actual cost based on the amount of compression horsepower owned by us relative to the amount owned by Universal Compression Holdings’ domestic contract compression business as of the end of each fiscal quarter, or in accordance with such other method as our general partner deems reasonable and appropriate. In the omnibus agreement, Universal Compression Holdings will agree that, for a period that will terminate on the last day of the fiscal quarter in which the second anniversary of the completion of this offering occurs, our obligation to reimburse it for, among other things, any selling, general and administrative costs allocated to us will be capped at $2.5 million per quarter (after taking into account any such costs that we incur and pay directly). The cap is subject to increase in connection with expansions of our operations through the acquisition or construction of new assets or businesses with the concurrence of our conflicts committee. Please read “Certain Relationships and Related

Party Transactions — Omnibus Agreement — Provision of Services Necessary to Operate Our Business” for additional information regarding the terms of the omnibus agreement.

•	Based on our assumptions for the twelve months ending September 30, 2007, we anticipate our selling, general and administrative costs will exceed the cap described above by $0.4 million. Accordingly, we anticipate that our selling, general and administrative costs for the twelve months ending September 30, 2007 will be limited to $10.0 million. Please read “Certain Relationships and Related Party Transactions — Omnibus Agreement — Provision of Services Necessary to Operate Our Business” for additional information regarding the terms of the omnibus agreement.

•	Without giving effect to the $10.0 million cap in the omnibus agreement, we estimate selling, general and administrative expenses to be $10.4 million for the twelve months ending September 30, 2007, which includes $2.5 million of estimated incremental selling, general and administrative expenses relating to our operating as a separate publicly traded limited partnership. For the twelve months ended June 30, 2006 on a pro forma basis, our selling, general and administrative expenses were $6.1 million, which do not include our assumed incremental selling, general and administrative expenses relating to our operating as a publicly traded limited partnership. Our selling, general and administrative expenses, not related to our operating as a separate public company, are anticipated to increase due to an increase in the selling, general and administrative expenses assumed to be incurred by Universal Compression Holdings. This increase results from the on-going implementation of Universal Compression Holdings’ enterprise resource planning system and the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” relating to stock-based compensation.

Depreciation Expense

•	Depreciation expense is estimated to be $11.6 million for the twelve months ending September 30, 2007, as compared to $9.7 million for the twelve months ended June 30, 2006 on a pro forma basis. Depreciation expense is assumed to continue to be based on consistent average depreciable asset lives and depreciation methodologies, taking into account estimated capital expenditures as described below.

Capital Expenditures

•	Maintenance capital expenditures are assumed to be approximately $6.1 million for the twelve months ending September 30, 2007, as compared to $5.3 million for the twelve months ended June 30, 2006 on a pro forma basis.

•	Maintenance capital expenditures are estimated based on an analysis of the anticipated overhaul requirements of the specific compression equipment to be included in the business to be contributed to us in connection with the closing of the offering.

•	Expansion capital expenditures are estimated to be approximately $22.9 million for the twelve months ending September 30, 2007, consisting of the purchase of newly fabricated or idle compression equipment from Universal Compression Holdings. Expansion capital expenditures were $10.0 million for the twelve months ended June 30, 2006 on a pro forma basis. Our expansion capital expenditures are assumed to be higher for the twelve months ending September 30, 2007 as compared to the twelve months ended June 30, 2006, because we assume that our utilization rates revert to historical levels of our predecessor over the course of the twelve months. This assumed decrease in utilization rates results in a portion of our compression fleet becoming idle due to changing customer requirements during the twelve months ending September 30, 2007, requiring us to acquire compression equipment both to replace those idled units as well as to fulfill our customers’ assumed growing compression needs.

Financing

•	In connection with the closing of this offering, we anticipate that our operating partnership will enter into a new $225.0 million revolving credit facility.

•	Our debt levels are assumed not to exceed $147.9 million, consisting of $125.0 million that will be initially drawn to repay debt we will assume from Universal Compression Holdings in connection with the closing of this offering and $22.9 million estimated to be later drawn to finance our estimated expansion capital expenditures.

•	Interest expense for the twelve months ending September 30, 2007 is estimated based on an assumed 6.525% interest rate on the initial $125 million drawn under our revolving credit facility and an assumed 7.0% interest rate on the debt assumed to be drawn to finance all of our estimated expansion capital expenditures. We have entered into floating-to-fixed swaps covering the initial $125 million of borrowings under the facility that fix our LIBOR rate at 5.275%, resulting in our assumed interest rate being 6.525%. The 7.0% interest expense assumed on the debt to be drawn to finance our expansion capital expenditures is an estimated rate as we have not entered into any swaps with respect to that debt. Interest expense also includes amortization of deferred issuance costs of $1.125 million, which is being amortized over 5 years, and a commitment fee of 0.25%. Because the amortization of deferred issuance costs is a non-cash expense, it is not included in our cash interest expense estimate.

•	We assume that we will remain in compliance with the restrictive financial covenants in our future debt agreements.
          While we believe that our assumptions supporting our estimated EBITDA and cash available for distribution for the twelve months ending September 30, 2007 are reasonable in light of management’s current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual EBITDA and cash available for distribution that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all of our units, in which event the market price of the common units may decline materially.

Pro Forma Cash Available for Distribution for the Twelve Months Ended March 31, 2006 and June 30, 2006
          If we had completed the transactions contemplated in this prospectus on April 1, 2005 or July 1, 2005, our pro forma available cash for the twelve months ended March 31, 2006 and June 30, 2006, respectively, would have been approximately $14.4 million and $16.7 million, respectively. This amount would have been sufficient to pay the full minimum quarterly distribution on the common units for the twelve months ended June 30, 2006, but insufficient by approximately $3.6 million and $1.3 million, respectively, to pay the full minimum quarterly distribution on the subordinated units and general partner units for these periods.
          Pro forma cash available for distribution includes incremental general and administrative expenses we will incur as a result of being a publicly traded limited partnership, such as costs associated with annual and quarterly reports to unitholders, financial statement audit, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation costs. We expect these incremental general and administrative expenses initially to total approximately $2.5 million per year. The unaudited pro forma financial statements do not reflect this anticipated incremental general and administrative expense.
          The pro forma financial statements, upon which pro forma cash available for distribution is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, cash available for distribution is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution shown above in the manner described in the table below. As a result, the amount of pro forma cash available for distribution should only be viewed as a general indication of the amount of cash available for distribution that we might have generated had we been formed in earlier periods.
          The following table illustrates, on a pro forma basis, for the twelve months ended March 31, 2006 and June 30, 2006, the amount of available cash that would have been available for distributions to our unitholders, assuming in each case that the offering had been consummated on April 1, 2005 and July 1, 2005, respectively. Each of the pro forma adjustments presented below is explained in the footnotes to such adjustments.

Universal Compression Partners, L.P.
Unaudited Pro Forma Cash Available for Distribution

	Twelve Months Ended

	March 31,	June 30,
	2006(a)	2006(a)

	(In thousands, except
	per unit amounts)
Pro forma revenue	$52,108	$57,303
Pro forma cost of sales (excluding depreciation expense)	16,527	18,305

Pro forma gross margin	35,581	38,998
Pro forma selling, general and administrative expenses	5,001	6,052
Pro forma depreciation	9,288	9,734
Pro forma interest expense	8,632	8,632

Pro forma net income(b)	12,660	14,580
Add:
Pro forma interest expense(c)	8,632	8,632
Pro forma depreciation	9,288	9,734

Pro Forma EBITDA(d)	30,580	32,946
Less:
Incremental selling, general and administrative expense of being a public partnership(e)	2,500	2,500
Pro forma cash interest expense(f)	8,407	8,407
Pro forma expansion capital expenditures(g)	7,087	9,982
Pro forma maintenance capital expenditures(h)	5,236	5,292
Add:
Capital contribution to fund expansion capital expenditures(i)	7,087	9,982

Pro forma cash available for distribution	$14,437	$16,747

Per unit minimum annual distribution	$1.40	$1.40
Pro forma annual distributions to:
Publicly held common units(j)	$7,700	$7,700
Common units held by affiliates of our general partner(j)	1,155	1,155
Subordinated units held by affiliates of our general partner(j)	8,855	8,855
General partner units held by our general partner(j)	361	361

Total minimum annual distributions(j)	18,071	18,071

Surplus/(Shortfall)(k)	$(3,634)	$(1,324)

(a)	Unaudited pro forma cash available for distribution for the twelve months ended March 31, 2006 was derived by combining pro forma amounts for the nine months ended December 31, 2005 and the three months ended March 31, 2006 (not included in this prospectus). Unaudited pro forma cash available for distribution for the twelve months ended June 30, 2006 was derived by combining pro forma amounts for the six months ended December 31, 2005 (not included in this prospectus) and the six months ended June 30, 2006.

(b)	Reflects our pro forma net income for the period indicated and gives effect to the offering and the related transactions.

(c)	Represents pro forma cash interest expense including commitment fees and cash payments related to interest rate swaps designated as cash flow hedges discussed below. Also included is the non-cash amortization of debt issuance costs. In connection with the closing of this offering, we anticipate that our operating partnership will enter into a revolving credit facility. We expect to borrow $125.0 million under the revolving credit facility at the closing of this offering and to borrow additional amounts as necessary to fund pro forma expansion capital expenditures. We anticipate that this revolving credit facility will bear interest at LIBOR plus 1.25%. We have entered into floating-to-fixed swaps covering the initial $125 million of borrowings under this facility that fix our LIBOR rate at 5.275%, resulting in our assumed interest rate being 6.525%.

(d)	EBITDA is defined as net income plus interest expense and depreciation expense. Please read “Selected Historical and Pro Forma Financial and Operating Data — Non-GAAP Financial Measures” for more information regarding EBITDA.

(e)	Reflects an adjustment to our EBITDA for an estimated incremental cash expense associated with being a publicly traded limited partnership, including costs associated with annual and quarterly reports to unitholders, financial statement audit, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation. The unaudited pro forma financial statements do not reflect this anticipated incremental selling, general and administrative expense.

(f)	Reflects pro forma cash interest expense including commitment fees and cash payments related to interest rate swaps designated as cash flow hedges. It differs from pro forma interest expense discussed in (c) above as it excludes non-cash amortization of debt issuance costs.

(g)	Reflects pro forma expansion capital expenditures. Expansion capital expenditures are capital expenditures made to expand or to replace partially or fully depreciated assets or to expand the operating capacity or revenue of existing or new assets, whether through construction, acquisition or modification.

(h)	Reflects pro forma maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to maintain the existing operating capacity of our assets and related cash flows further extending the useful lives of the assets.

(i)	Reflects cash provided by Universal Compression Holdings to fund expansion capital expenditures.

(j)	The table below sets forth the assumed number of outstanding common units, subordinated units and general partner units upon the closing of this offering and the estimated aggregate distribution amounts payable on our common units, subordinated units and general partner units for four quarters at our initial distribution rate of $0.35 per common unit per quarter ($1.40 per common unit on an annualized basis).

		Distributions

	Number of Units	One Quarter	Four Quarters

Publicly held common units	5,500,000	$1,925,000	$7,700,000
Common units held by affiliates of our general partner	825,000	288,750	1,155,000
Subordinated units held by affiliates of our general partner	6,325,000	2,213,750	8,855,000
General partner units held by affiliates of our general partner	258,163	90,357	361,428

Total	12,908,163	$4,517,857	$18,071,428

(k)	Pro forma cash distributions are based on an assumed distribution of $0.35 per common unit per quarter. Our pro forma cash available for distribution for the twelve months ended March 31, 2006 and June 30, 2006 would have been sufficient to pay the full minimum quarterly distribution on the common units and 60% and 85%, respectively, of the minimum quarterly distribution on the subordinated units during these periods.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT
RELATING TO CASH DISTRIBUTIONS
          Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.
Distributions of Available Cash
          General. Within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2006, we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the quarterly distribution for the period from the closing of this offering through December 31, 2006 based on the actual length of the period.
          Definition of Available Cash. Available cash generally means, for any quarter, all cash on hand at the end of that quarter:

•	less the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter.
          Intent to Distribute the Minimum Quarterly Distribution. We will distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.35 per unit, or $1.40 per year, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit agreement. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Our Liquidity and Capital Resources — Description of Credit Facility” for a discussion of the restrictions to be included in our credit agreement that may restrict our ability to make distributions.
          General Partner Interest and Incentive Distribution Rights. Initially, our general partner will be entitled to 2% of all quarterly distributions since inception that we make prior to our liquidation. This general partner interest will be represented by 258,163 general partner units. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. The general partner’s initial 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest.
          Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash we distribute from operating surplus (as defined below) in excess of $0.4025 per unit per quarter. The maximum distribution of 50% includes distributions paid to our general partner on its 2% general partner interest and assumes that our general partner maintains its general partner interest at 2%. The maximum distribution of 50% does not include any distributions that our general partner may receive on units that it owns. Please read “— General Partner Interest and Incentive Distribution Rights” for additional information.

Operating Surplus and Capital Surplus
          General. All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.
          Operating Surplus. Operating surplus generally consists of:

•	an amount equal to three times the amount needed for any one quarter for us to pay a distribution on all of our units (including the general partner units) and the incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter; plus

•	all of our cash receipts after the closing of this offering, excluding cash from (1) borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, and (4) capital contributions; less

•	all of our operating expenditures after the closing of this offering (but not the repayment of borrowings) and maintenance capital expenditures; less

•	the amount of cash reserves established by our general partner for future operating expenditures.
          Maintenance capital expenditures represent capital expenditures made to maintain the existing operating capacity of our assets and related cash flows further extending the useful lives of the assets. Expansion capital expenditures differ from maintenance capital expenditures and represent capital expenditures made to expand or to replace partially or fully depreciated assets or to expand the operating capacity or revenue of existing or new assets, whether through construction, acquisition or modification. Our partnership agreement provides that our general partner determines how to allocate a capital expenditure for the acquisition or expansion of our assets between maintenance capital expenditures and expansion capital expenditures.
          Capital Surplus. Capital surplus consists of:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.
          Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes an amount equal to three times the amount needed for any one quarter for us to pay a distribution on all of our units (including the general partner units) and the incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter. This amount, which initially equals approximately $13.55 million, does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount of cash we receive in the future from non-operating sources, such as borrowings, issuances of securities, and asset sales, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus. The characterization of cash distributions as operating surplus versus capital surplus does not result in a different impact to unitholders for federal tax purposes. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Treatment of Distributions” for a discussion of the tax treatment of cash distributions.

Subordination Period
          General. Our partnership agreement provides that, during the subordination period (which we define below and in Appendix B), the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.35 per common unit per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the existence of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units. As of the closing of this offering, all of the subordinated units will be owned by one or more affiliates of Universal Compression Holdings. Please read “Security Ownership of Certain Beneficial Owners and Management.”
          Subordination Period. The subordination period will extend until the first day of any quarter beginning after September 30, 2011 that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded the minimum quarterly distributions on such common units, subordinated units and general partner units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units and general partner units during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.
          Expiration of the Subordination Period. When the subordination period expires, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by the general partner and its affiliates are not voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	the general partner will have the right to convert its general partner interest and its incentive distribution rights, if any, into common units or to receive cash in exchange for those interests.
          Early Termination of Subordination Period. The subordinated units may convert into common units prior to September 30, 2011 under either of two different scenarios.
          If the tests for ending the subordination period described above are satisfied for any three consecutive four-quarter periods ending on or after September 30, 2009, 25% of the subordinated units will convert into common units on a one-for-one basis. Similarly, if those tests are also satisfied for any three consecutive four-quarter periods ending on or after September 30, 2010, an additional 25% of the subordinated units (measured as if the first 25% of the subordinated units had not previously converted to common units) will convert into common units on a one-for-one basis. The second early conversion of subordinated units may not occur, however, until at least one year following the end of the period for the first early conversion of subordinated units.
          In addition, the subordination period will automatically terminate on the first day of any quarter beginning on September 30, 2008 if each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded $2.10 (150% of the annualized minimum quarterly distribution on such common units, subordinated units and general partner units) for any four-quarter period immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during any four-quarter period immediately preceding that date equaled or exceeded the sum of a distribution of $2.10 (150% of the annualized minimum quarterly distribution) on all of the outstanding common units, subordinated units and general partner units on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.
          Adjusted Operating Surplus. Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus for a particular period consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “— Operating Surplus and Capital Surplus — Operating Surplus” above); plus

•	any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods pursuant to the following bullet point; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.
Distributions of Available Cash from Operating Surplus During the Subordination Period
          We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— General Partner Interest and Incentive Distribution Rights” below.

          The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.
Distributions of Available Cash from Operating Surplus after the Subordination Period
          We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— General Partner Interest and Incentive Distribution Rights” below.
          The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.
General Partner Interest and Incentive Distribution Rights
          Our partnership agreement provides that our general partner initially will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.
          Incentive distribution rights represent the right to receive an increasing percentage (13%, 23% and 48%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.
          The following discussion assumes that the general partner maintains its 2% general partner interest and continues to own the incentive distribution rights.
          If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;
then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.4025 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives a total of $0.4375 per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives a total of $0.525 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.
          In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.
Percentage Allocations of Available Cash from Operating Surplus
          The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume our general partner has contributed any additional capital to maintain its 2% general partner interest and has not transferred its incentive distribution rights.

		Marginal Percentage
		Interest in
	Total Quarterly	Distributions
	Distribution Per Unit
			General
	Target Amount	Unitholders	Partner

Minimum Quarterly Distribution	$0.35	98%	2%
First Target Distribution	above $0.35 up to $0.4025	98%	2%
Second Target Distribution	above $0.4025 up to $0.4375	85%	15%
Third Target Distribution	above $0.4375 up to $0.525	75%	25%
Thereafter	above $0.525	50%	50%
Distributions from Capital Surplus
          How Distributions from Capital Surplus Will Be Made. Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price;

•	second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.
          Effect of a Distribution from Capital Surplus. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.
          Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our partnership agreement specifies that we then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to the general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
          In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price; and

•	the number of common units into which a subordinated unit is convertible.
          For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level and each subordinated unit would be convertible into two common units. Our partnership agreement provides that we not make any adjustment by reason of the issuance of additional units for cash or property.
          In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter will be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.
Distributions of Cash Upon Liquidation
          General. If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
          The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.
          Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 98% to all unitholders, pro rata, and 2% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to the general partner, for each quarter of our existence;

•	fifth, 85% to all unitholders, pro rata, and 15% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence;

•	sixth, 75% to all unitholders, pro rata, and 25% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the general partner for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.
          The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.
          If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

          Manner of Adjustments for Losses. If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to the general partner and the unitholders in the following manner:

•	first, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to the general partner.
          If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.
          Adjustments to Capital Accounts. Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA
          The following table shows selected historical consolidated financial and operating data of Universal Compression Partners Predecessor, our predecessor, and pro forma financial and operating data of Universal Compression Partners, L.P. for the periods and as of the dates presented. In connection with this offering, Universal Compression Holdings and various wholly-owned subsidiaries will contribute a portion of the business of our predecessor to us. Since our operations will only represent a portion of the business of our predecessor and due to the other factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Items Impacting the Comparability of Our Financial Results,” our future results of operations will not be comparable to our predecessor’s historical results.
          In December 2005, Universal Compression Holdings changed its fiscal year end from March 31 to December 31, effective in 2005. As a result, the selected historical financial and operating data below for our predecessor includes the nine month periods ended December 31, 2004 and 2005 and the pro forma financial and operating data below for Universal Compression Partners, L.P. includes the nine month period ended December 31, 2005.
          The selected historical financial data as of March 31, 2004, March 31, 2005 and December 31, 2005, as well as the selected historical financial data for the twelve months ended March 31, 2004 and 2005 and the nine months ended December 31, 2005 have been derived from the audited combined financial statements of our predecessor. The selected historical financial data as of December 31, 2004 and June 30, 2006, as well as the selected historical financial data for the nine months ended December 31, 2004, the twelve months ended March 31, 2002 and 2003 and the six months ended June 30, 2005 and 2006 have been derived from the unaudited combined financial statements of our predecessor. The selected pro forma financial data for the nine months ended December 31, 2005 and the six months ended June 30, 2006 are derived from the unaudited pro forma financial statements of Universal Compression Partners, L.P. included elsewhere in this prospectus. The pro forma adjustments have been prepared as if certain transactions to be effected at the closing of this offering had taken place on June 30, 2006, in the case of the pro forma balance sheet, or as of April 1, 2005, in the case of the pro forma statements of operations for the nine months ended December 31, 2005 and the six months ended June 30, 2006. These transactions include:

•	the issuance by us of common units to the public and the use of the net proceeds therefrom;

•	the contribution by Universal Compression Holdings of a portion of its domestic contract compression business to us;

•	our assumption of approximately $228.4 million of debt from Universal Compression Holdings; and

•	our use of net proceeds of approximately $123.9 million (net of debt financing fees) under our new revolving credit facility to repay the portion of the assumed debt not repaid with the net proceeds from this offering.
          We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the historical combined and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

          The following table includes the non-GAAP financial measures of EBITDA and gross margin. We define EBITDA as net income plus interest expense and depreciation expense. We define gross margin as total revenue less cost of sales (excluding depreciation expense). For a reconciliation of EBITDA and gross margin to their most directly comparable financial measures calculated and presented in accordance with GAAP, please read “— Non-GAAP Financial Measures.”

									Universal Compression
	Universal Compression Partners Predecessor								Partners, L.P. Pro Forma

									Nine	Six
	Twelve Months Ended				Nine Months Ended		Six Months Ended		Months	Months
	March 31,				December 31,		June 30,		Ended	Ended
									December 31,	June 30,
	2002	2003	2004	2005	2004	2005	2005	2006	2005	2006

	(dollars in thousands, except per unit and operating data)
Statement of Operations Data:
Revenue	$267,550	$265,465	$280,951	$296,239	$219,321	$248,414	$156,590	$195,505	$36,816	$31,757
Gross margin(1)	169,892	169,868	178,543	186,865	139,187	160,256	99,574	126,799	24,973	21,871
Selling, general and administrative expenses	23,838	24,050	26,076	26,319	19,158	22,437	14,128	22,479	3,437	3,730
Depreciation	29,156	39,714	59,020	62,920	46,391	52,595	33,488	38,001	6,787	5,068
Interest expense, net	—	—	—	—	—	—	—	—	6,473	4,316
Other (income) loss, net	(286)	(799)	600	(344)	208	1,220	(166)	(577)	—	—

Net income	$117,184	$106,903	$92,847	$97,970	$73,430	$84,004	$52,124	$66,896	$8,276	$8,757

Pro forma net income per limited partner unit									$0.64	$0.68
Balance Sheet Data (at period end):
Working capital(2)	$18,299	$15,443	$12,172	$14,038	$13,732	$16,058	$13,833	$49,294		$—
Total assets	726,923	1,344,737	1,290,011	1,296,318	1,303,950	1,275,922	1,284,691	1,320,986		196,653
Long-term debt	—	—	—	—	—	—	—	—		125,000
Partners’ capital/net parent equity	721,749	1,341,041	1,286,174	1,290,289	1,299,063	1,268,938	1,282,049	1,313,259		71,653
Other Financial Data:
EBITDA(3)	$146,340	$146,617	$151,867	$160,890	$119,821	$136,599	$85,612	$104,897	$21,536	$18,141
Capital expenditures:
Expansion(4)(5)	$106,531	$31,569	$24,271	$46,637	$34,530	$33,550	$21,344	$37,529	$5,107	$6,204
Maintenance(5)(6)	23,950	25,579	24,388	35,745	26,545	28,057	18,491	14,376	4,296	2,377
Cash flows provided by (used in):
Operating activities	$139,483	$148,917	$155,085	$158,464	$117,708	$135,207	$85,865	$71,086
Investing activities	(145,790)	(44,043)	(17,858)	(68,582)	(49,697)	(53,829)	(33,770)	(47,184)
Financing activities	6,307	(104,874)	(137,227)	(89,882)	(68,011)	(81,378)	(52,095)	(23,902)
Operating Data:
Total available horsepower (at period end)	1,890,935	1,957,015	1,903,614	1,925,189	1,908,439	1,965,337	1,920,859	1,988,798	319,828	336,360
Average operating horsepower	1,592,435	1,602,093	1,646,342	1,675,242	1,662,058	1,759,949	1,728,140	1,797,425	297,051	327,765
Horsepower utilization:
Spot (at period end)	83.9%	83.1%	85.0%	89.9%	89.6%	91.9%	90.9%	89.6%	100.0%	100.0%
Average	88.0%	83.0%	85.0%	88.0%	87.5%	90.7%	90.0%	91.1%	100.0%	100.0%

(1)	Please read “— Non-GAAP Financial Measures” for more information regarding gross margin.

(2)	Working capital is defined as current assets minus current liabilities.

(3)	Please read “— Non-GAAP Financial Measures” for more information regarding EBITDA.

(4)	Expansion capital expenditures are capital expenditures made to expand or to replace partially or fully depreciated assets or to expand the operating capacity or revenue of existing or new assets, whether through construction, acquisition or modification.

(5)	Pro forma capital expenditures were estimated by multiplying our predecessor’s expansion and maintenance capital expenditures per average available horsepower by the pro forma average available horsepower of Universal Compression Partners, L.P. for each period.

(6)	Maintenance capital expenditures are capital expenditures made to maintain the existing operating capacity of our assets and related cash flows further extending the useful lives of the assets.

Non-GAAP Financial Measures
          We include in this prospectus the non-GAAP financial measures of EBITDA and gross margin. We provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures as calculated and presented in accordance with GAAP.
          We believe disclosure of these non-GAAP financial measures provides useful information to investors because, when viewed with our GAAP results and the accompanying reconciliations, they provide a more complete understanding of our performance than GAAP results alone. We also believe that investors benefit from having access to the same financial measures that management uses in evaluating the results of our business. When using these measures to compare to other companies, which we believe can be a useful tool to evaluate us, please note that these non-GAAP financial measures may be calculated differently between companies. We cannot ensure that these non-GAAP financial measures are directly comparable to other companies’ similarly titled measures.
EBITDA
          We define EBITDA as net income plus interest expense and depreciation expense. EBITDA is used as a supplemental performance measure by our management.
          Management uses EBITDA as a supplemental performance measure to evaluate the current period operating performance and management decisions made during the reporting period. EBITDA excludes interest expense and depreciation expense, which are driven less by current period operating performance and management decisions than by our capital structure and asset base. The operational factors highlighted in the evaluation using EBITDA include pricing, marketing, utilization rates, maintenance and repair costs and staffing. EBITDA presents an assessment of the performance and changes in profitability driven by these operational factors irrespective of changes in interest expense or depreciation expense.
          Although interest expense is a material expense for us and reflects an important component of our overall performance, as it reflects costs incurred to finance our operations, interest expense also reflects the impact of our financial arrangements in ways that are unrelated to the shorter-term performance of our operations. EBITDA removes the effect of the performance of these past historical financial transactions, whether beneficial or detrimental to our GAAP results, both in the current period and from period-to-period, so that the performance of the core operations can be more transparently evaluated.
          Management also believes that EBITDA is a meaningful measure to evaluate performance because, although we are a capital-intensive business and depreciation expense is a material expense for us, this expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operational transaction activity. Rather, depreciation expense reflects the systematic allocation of the historical fixed asset values over the estimated useful lives of those assets. By excluding depreciation expense, EBITDA provides a measure with which to evaluate the performance independent of whether depreciation expense accurately captures the costs to maintain and replenish our operational usage of our assets.
          EBITDA is also a financial measure that we expect to report to our lenders and to use as a gauge for compliance with some of our anticipated financial covenants under our credit facility.
Gross Margin
          We define gross margin as total revenue less cost of sales (excluding depreciation expense). Gross margin is used as a supplemental performance measure by our management as it represents the results of service fee revenue and cost of sales (excluding depreciation expense), which are key components of our operations. Gross margin differs from gross profit which includes depreciation expense. We believe gross margin is important because it focuses on the current operating performance of our field operations and excludes the impact of the prior historical cost of the assets acquired or constructed that are utilized in those operations, the indirect cost associated with our selling, general and administrative activities and the impact of our financing methods and capital structure. As described in “ — EBITDA,” depreciation expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity. Rather, depreciation expense reflects the systematic allocation of the historical fixed asset values over the estimated useful lives of those assets.
Material Limitations
          Each of EBITDA and gross margin has certain material limitations associated with its use as compared to net income. These limitations are primarily due to the exclusion of interest expense and depreciation expense in the case of EBITDA and the additional exclusion of selling, general and administrative expense, in the case of gross margin. Each of these excluded expenses is material to our consolidated results of operations. Because we intend to finance a portion of our operations through borrowings, interest expense will be a necessary element of our costs and our ability to generate revenue. Additionally, because we use capital assets, depreciation expense is a necessary element of our costs and our ability to generate revenue and selling, general and administrative expense is a necessary cost to support our operations and required corporate activities. In order to compensate for these limitations, management uses these non-GAAP measures as supplemental measures to other GAAP results to provide a more complete understanding of our performance.
          Neither EBITDA nor gross margin should be considered an alternative to, or more meaningful than, net income, operating income or any other measure of financial performance presented in accordance with GAAP as measures of operating performance.
Reconciliation
          The following table reconciles net income to EBITDA and gross margin:

									Universal Compression
									Partners, L.P. Pro
	Universal Compression Partners Predecessor								Forma

									Nine	Six
	Twelve Months Ended				Nine Months Ended		Six Months Ended		Months	Months
	March 31,				December 31,		June 30,		Ended	Ended
									December 31,	June 30,
	2002	2003	2004	2005	2004	2005	2005	2006	2005	2006

	(dollars in thousands)
Net income	$117,184	$106,903	$92,847	$97,970	$73,430	$84,004	$52,124	$66,896	$8,276	$8,757
Interest expense, net	—	—	—	—	—	—	—	—	6,473	4,316
Depreciation	29,156	39,714	59,020	62,920	46,391	52,595	33,488	38,001	6,787	5,068

EBITDA	146,340	146,617	151,867	160,890	119,821	136,599	85,612	104,897	21,536	18,141
Other (income) loss, net	(286)	(799)	600	(344)	208	1,220	(166)	(577)	—	—
Selling, general and administrative expenses	23,838	24,050	26,076	26,319	19,158	22,437	14,128	22,479	3,437	3,730

Gross margin	$169,892	$169,868	$178,543	$186,865	$139,187	$160,256	$99,574	$126,799	$24,973	$21,871

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          The historical financial statements included elsewhere in this prospectus reflect the assets, liabilities and operations of Universal Compression Partners Predecessor, which is our predecessor. In connection with this offering, approximately 17% (by available horsepower) of our predecessor is being contributed to us by Universal Compression Holdings, Inc. (along with its subsidiaries “Universal Compression Holdings”). The following discussion analyzes the historical financial condition and results of operations of our predecessor. You should read the following discussion of the historical financial condition and results of operations for our predecessor in conjunction with our predecessor’s historical combined financial statements and notes and the pro forma financial statements for Universal Compression Partners, L.P. included elsewhere in this prospectus.
Overview
          We are a Delaware limited partnership recently formed by Universal Compression Holdings to provide natural gas contract compression services to customers throughout the United States. Our contract compression services include designing, sourcing, owning, installing, operating, servicing, repairing and maintaining equipment to provide compression to our customers. Following this offering, we will have a fleet of approximately 820 compressor units, comprising approximately 330,000 horsepower, or approximately 17% (by available horsepower) of Universal Compression Holdings’ domestic contract compression business. We and our customers typically contract for our services on an application specific, or site-by-site basis. While our contracts typically have terms of six months, they generally have run for a term of three years. We charge a fixed monthly fee for our compression services. Our customers generally are required to pay our monthly fee even during periods of limited or disrupted natural gas flows.
          Generally, our overall business activity and revenue increase as the demand for natural gas increases. Demand for our compression services is linked more directly to natural gas consumption and production than to exploration activities, which limits our direct exposure to commodity price risk. Because we do not take title to the natural gas we compress, and because the natural gas we use as fuel for our compressors is provided to us by our customers, our direct exposure to commodity price risk is further reduced.
Items Impacting the Comparability of Our Financial Results
          Our future results of operations may not be comparable to the historical results of operations for the periods presented below for our predecessor, for the reasons described below:

•	Only approximately 17% (by available horsepower) of our predecessor will be contributed to us upon closing of this offering. Accordingly, the results of operations of our predecessor reflect a substantially larger business than the business to be contributed to us;

•	Due to the contribution only of operating horsepower in connection with this offering, our utilization will initially be 100%, which is higher than the historical utilization achieved by our predecessor. We expect our utilization rate to decline over time, ultimately approximating the utilization rates of our predecessor;

•	Because the average horsepower of the compression assets contributed to us is larger than the average horsepower of the fleet of our predecessor, we will initially generate lower revenue per horsepower and incur lower costs per horsepower than our predecessor, and we will generate a higher gross margin percentage than our predecessor’s historical gross margin percentage; however, we expect this difference to become less pronounced over time as we acquire additional assets and grow our business;

•	Because our revenue per horsepower will initially be lower than that for our predecessor and because our selling, general and administrative expenses will be allocated to us by Universal Compression Holdings based on horsepower, our selling, general and administrative expenses initially will be higher as a percentage of revenue than historically experienced by our predecessor;

•	Because we will initially own a substantially smaller fleet of compressors than our predecessor, our operating costs per horsepower may be subject to more variability than those of our predecessor. This additional variability in our operating costs per horsepower may result from, among other things, the fact that repair costs associated with our compressors that experience unanticipated downtime will be allocated over our smaller fleet of compressors.

•	In addition, upon completion of this offering, we anticipate incurring incremental selling, general and administrative expenses of approximately $2.5 million per year as a result of being a publicly traded limited partnership, including costs associated with annual and quarterly reports to unitholders, financial statement audit, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation;

•	In the omnibus agreement, Universal Compression Holdings will agree that, for a period that will terminate on the last day of the fiscal quarter in which the second anniversary of the completion of this offering occurs, our obligation to reimburse it for (1) any cost of sales that it incurs in the operation of our business will be capped at an amount equal to $16.95 per horsepower (after taking into account any such costs we incur and pay directly) on a quarterly basis and (2) any selling, general and administrative costs allocated to us will be capped at $2.5 million per quarter (after taking into account any such costs we incur and pay directly).

•	No working capital will be contributed to us in connection with this offering; and

•	Upon closing of this offering, we will borrow approximately $125 million under a new revolving credit facility and incur related interest expense, whereas our predecessor historically had no debt.

Industry Conditions and Trends
          U.S. Natural Gas Industry. Natural gas consumption in the United States has increased by approximately 1.1% per annum since 1990 and is expected to increase by 0.7% per annum until 2030 according to the Energy Information Administration.
          U.S. Natural Gas Compression Services Industry. We estimate that approximately six million horsepower of compression is currently owned by contract compression providers in the United States, such as us. We believe the outlook for contract compression services in the United States will continue to benefit from aging producing natural gas fields that will require more compression to continue producing the same volume of natural gas, and from increasing production from unconventional sources, which include tight sands, shale and coal beds, which generally require more compression than has been required for conventional sources.
Change in Fiscal Year End
          In December 2005, our predecessor changed its fiscal year end from March 31 to December 31, effective in 2005. As a result, we compare:

•	certain financial and operating data for the six months ended June 30, 2006 with similar information for the six months ended June 30, 2005;

•	certain financial and operating data for the nine months ended December 31, 2005 with similar information for the nine months ended December 31, 2004; and

•	certain financial and operating data for the twelve months ended March 31, 2005 with similar information for the twelve months ended March 31, 2004.
Operating Highlights
          The following table summarizes total available horsepower, average operating horsepower and horsepower utilization percentages of our predecessor for the periods presented.

	Twelve Months Ended		Nine Months Ended		Six Months Ended
	March 31,		December 31,		June 30,

	2004	2005	2004	2005	2005	2006

Total available horsepower (at period end)	1,903,614	1,925,189	1,908,439	1,965,337	1,920,859	1,988,798
Average operating horsepower	1,646,342	1,675,242	1,662,058	1,759,949	1,728,140	1,797,425
Horsepower utilization:
Spot (at period end)	85.0%	89.9%	89.6%	91.9%	90.9%	89.6%
Average	85.0%	88.0%	87.5%	90.7%	90.0%	91.1%
          The increase in available horsepower as of December 31, 2005 compared to December 31, 2004 was primarily attributable to large horsepower units added to our predecessor’s fleet to meet the incremental demand by customers. Average operating horsepower increased by 5.9% for the nine months ended December 31, 2005 compared to the nine months ended December 31, 2004. This increase was primarily attributable to higher customer demand as well as larger horsepower units added to our predecessor’s fleet.
Financial Results of Operations
Six months ended June 30, 2006 compared to six months ended June 30, 2005
          The following table summarizes the revenue, gross margin, gross margin percentage, expenses and net income of our predecessor for the periods presented:

	Six Months Ended
	June 30,

	2005	2006	Percent Change

	(dollars in thousands)
Revenue	$156,590	$195,505	24.9%
Gross margin(1)	99,574	126,799	27.3%
Gross margin percentage	63.6%	64.9%
Expenses:
Selling, general and administrative expenses	$14,128	$22,479	59.1%
Depreciation	33,488	38,001	13.5%
Other (income) loss, net	(166)	(577)	247.6%

Net income	$52,124	$66,896	28.3%

(1)	For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Financial and Operating Data — Non-GAAP Financial Measures.”
          Revenue. Revenue increased due to higher average contract rates and higher operating horsepower in the six months ended June 30, 2006. Revenue per average operating horsepower increased to $18.13 per month in the six months ended June 30, 2006. This was a 20.1% increase from the prior year period amount of $15.10. Average operating horsepower increased to 1,797,425 for the six months ended June 30, 2006. This represented a 4.0% increase from the prior year period.

          Gross Margin. The higher gross margin (defined as revenue less cost of sales (excluding depreciation expense)) in the six months ended June 30, 2006 was primarily attributable to the revenue increase discussed above, partially offset by higher expenses including labor and benefits cost, parts cost, lubricant cost, fleet automation cost and vehicle fuel cost.
          Gross Margin Percentage. Gross margin percentage for the six months ended June 30, 2006 increased from 63.6% in the prior year period to 64.9% in the current year period. The increase resulted from price increases to our customers, partially offset by the higher expenses discussed above.
          Selling, General and Administrative Expenses. Selling, general and administrative (“SG&A”) expenses are allocations of indirect corporate overhead from Universal Compression Holdings to cover costs of centralized corporate functions such as legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, taxes and other corporate services. SG&A expenses also include an allocation of costs from Universal Compression Holdings related to costs associated with its office building and other facilities that we use. The increase in SG&A expenses for the six months ended June 30, 2006 was due primarily to Universal Compression Holdings’ on-going implementation of its Enterprise Resource Planning (“ERP”) system and its adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” relating to stock-based compensation. The allocated SG&A expenses represented 11.5% of revenue for the six months ended June 30, 2006, compared to 9.0% of revenue for the six months ended June 30, 2005.
          Depreciation. The increase in depreciation expense for the six months ended June 30, 2006 compared to the prior year period primarily resulted from on-going capital expenditures, consisting primarily of additions to our predecessor’s contract compression fleet and compressor maintenance capital expenditures.
Nine months ended December 31, 2005 compared to nine months ended December 31, 2004
          The following table summarizes the revenue, gross margin, gross margin percentage, expenses and net income of our predecessor for the periods presented:

	Nine Months Ended
	December 31,

	2004	2005	Percent Change

	(dollars in thousands)
Revenue	$219,321	$248,414	13.3%
Gross margin(1)	139,187	160,256	15.1%
Gross margin percentage	63.5%	64.5%
Expenses:
Selling, general and administrative expenses	$19,158	$22,437	17.1%
Depreciation	46,391	52,595	13.4%
Other (income) loss, net	208	1,220	486.5%

Net income	$73,430	$84,004	14.4%

(1)	For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Financial and Operating Data — Non-GAAP Financial Measures.”
          Revenue. Revenue increased due primarily to higher average contract prices and higher operating horsepower in the nine months ended December 31, 2005. Revenue per average operating horsepower increased to $15.68 per month in the nine months ended December 31, 2005. This was a 7.0% increase from the prior year period amount of $14.66 per horsepower per month. Average operating horsepower increased to 1,759,949 for the nine months ended December 31, 2005. This represented a 5.9% increase from the prior year period.

          Gross Margin. The higher gross margin for the nine months ended December 31, 2005 compared to the same period in the prior year was primarily attributable to the revenue increase discussed above, partially offset by higher expenses in the current year period, including lubricant cost, fleet automation cost due to additional installations, vehicle fuel cost and labor cost.
          Gross Margin Percentage. Gross margin percentage for the nine months ended December 31, 2005 increased from 63.5% in the prior year period to 64.5% in the current year period. This increase resulted from price increases to our customers, partially offset by the higher expenses discussed above.
          Selling, General and Administrative Expenses. The increase in SG&A expenses for the nine months ended December 31, 2005 was due primarily to Universal Compression Holdings on-going implementation of their ERP system and increases in salaries and wages. The allocated SG&A expenses represented 9.0% of revenue for the nine months ended December 31, 2005, compared to 8.7% of revenue for the nine months ended December 31, 2004.
          Depreciation. The increase in depreciation expense for the nine months ended December 31, 2005 compared to the prior year period primarily resulted from on-going capital expenditures, consisting primarily of additions to our predecessor’s contract compression fleet and compressor maintenance capital expenditures.
          Other (Income) Loss, Net. The other loss in the nine months ended December 31, 2005 primarily related to a litigation settlement accrual and losses incurred related to Hurricanes Katrina and Rita.
Twelve months ended March 31, 2005 compared to twelve months ended March 31, 2004
          The following table summarizes the revenue, gross margin, gross margin percentage, expenses and net income of our predecessor for the periods presented:

	Twelve Months Ended
	March 31,

	2004	2005	Percent Change

	(dollars in thousands)
Revenue	$280,951	$296,239	5.4%
Gross margin(1)	178,543	186,865	4.7%
Gross margin percentage	63.5%	63.1%
Expenses:
Selling, general and administrative expenses	$26,076	$26,319	0.9%
Depreciation and amortization	59,020	62,920	6.6%
Other (income) loss, net	600	(344)	(157.3)%

Net income	$92,847	$97,970	5.5%

(1)	For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Financial and Operating Data — Non-GAAP Financial Measures.”
          Revenue. Revenue increased due primarily to higher average contract prices and higher operating horsepower in the twelve months ended March 31, 2005. Revenue per average operating horsepower increased to $14.73 per month in the twelve months ended March 31, 2005. This was a 3.6% increase from the prior year period amount of $14.22 per horsepower per month. Average operating horsepower increased to 1,675,242 for the twelve months ended March 31, 2005. This represented a 1.8% increase from the prior year period.
          Gross Margin. The change in gross margin for the twelve months ended March 31, 2005 compared to the prior year period was primarily attributable to the revenue increase discussed above,

partially offset by higher expenses in the current year period, including fleet automation cost due to additional installations, lubricant costs and vehicle fuel costs.
          Gross Margin Percentage. Gross margin percentage for the twelve months ended March 31, 2005 decreased from 63.5% in the prior year period to 63.1% in the current year period. This decrease resulted from the higher expenses discussed above, partially offset by price increases to customers.
          Selling, General and Administrative Expenses. SG&A expenses increased 0.9% in the twelve months ended March 31, 2005 as compared to the prior year period. The allocated SG&A expenses represented 8.9% of revenue for the twelve months ended March 31, 2005, compared to 9.3% of revenue for the twelve months ended March 31, 2004. This decrease in SG&A expenses as a percentage of revenue was due primarily to a higher percentage of Universal Compression Holdings’ revenue being generated from its Fabrication and International Contract Compression segments in the twelve months ended March 31, 2005. Revenue is one of the factors used by Universal Compression Holdings to allocate SG&A expenses.
          Depreciation. The increase in depreciation expense for the twelve months ended March 31, 2005 compared to the prior period primarily resulted from on-going capital expenditures, consisting primarily of additions to our predecessor’s contract compression fleet and compressor maintenance capital expenditures.
Effects of Inflation
          In recent years, inflation has been modest and has not had a material impact upon the results of our predecessor’s operations.
Liquidity and Capital Resources
Our Predecessor’s Liquidity and Capital Resources
          Historically, our predecessor’s sources of liquidity included cash generated from operations and funding from Universal Compression Holdings. Our predecessor’s cash receipts were deposited in Universal Compression Holdings’ bank accounts and all cash disbursements were made from these accounts. Thus, historically our predecessor’s financial statements have reflected no cash balances. Cash transactions handled by Universal Compression Holdings for our predecessor were reflected as changes in net parent equity.
          The following table summarizes our predecessor’s sources and uses of cash for the nine months ended December 31, 2004 and 2005 and the six months ended June 30, 2005 and 2006.

	Nine Months Ended		Six Months Ended
	December 31,		June 30,

	2004	2005	2005	2006

	(dollars in thousands)
Net cash provided by operating activities	$117,708	$135,207	$85,865	$71,086
Net cash used in investing activities	(49,697)	(53,829)	(33,770)	(47,184)
Net cash used in financing activities	(68,011)	(81,378)	(52,095)	(23,902)
          Operating Activities. Net cash provided by operating activities increased $17.5 million, or 14.9%, for the nine months ended December 31, 2005, as compared to the same period in the prior year primarily as a result of increased earnings and changes in working capital. Net cash provided by operating activities decreased $14.8 million, or 17.2%, for the six months ended June 30, 2006, as compared to the same period in the prior year primarily due to an increase in working capital which was partially offset by increased earnings.
          Investing Activities. Capital expenditures for the nine months ended December 31, 2005 and the six months ended June 30, 2006 were $61.6 million and $51.9 million, respectively, consisting of

$33.6 million and $37.5 million, respectively for fleet additions and $28.0 million and $14.4 million, respectively, for compressor maintenance activities. Proceeds from asset sales were $7.8 million and $4.7 million for the nine months ended December 31, 2005 and six months ended June 30, 2006, respectively.
          Financing Activities. Net cash used in financing activities represents the pass through of our predecessor’s net cash flows to Universal Compression Holdings under its cash management program.
Our Liquidity and Capital Resources
          Following this offering, we plan to maintain our own bank accounts but Universal Compression Holdings’ personnel will continue to manage our cash and investments.
          All of the net proceeds from this offering will be used to repay a portion of the debt that will be assumed from Universal Compression Holdings in connection with this offering. The remaining portion of the debt to be assumed from Universal Compression Holdings will be repaid from borrowings under our new revolving credit facility we intend to enter into in connection with this offering. See “— Description of Credit Facility.” We expect our future sources of liquidity to include cash generated from operations, borrowings under our credit facility, issuance of additional partnership units and debt offerings. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements, long-term capital expenditure requirements and quarterly cash distributions.
          Capital Requirements. The natural gas compression business is capital intensive, requiring significant investment to maintain and upgrade existing operations. Our predecessor’s capital requirements have consisted primarily of, and we anticipate that our capital requirements will continue to consist of, the following:

•	maintenance capital expenditures, which are capital expenditures made to maintain the existing operating capacity of our assets and related cash flows further extending the useful lives of the assets; and

•	expansion capital expenditures, which are capital expenditures made to expand or to replace partially or fully depreciated assets or to expand the operating capacity or revenue of existing or new assets, whether through construction, acquisition or modification.
          Given our objective of growth through acquisitions, expansion capital expenditure projects and other internal growth projects, we anticipate that we will continue to invest significant amounts of capital to grow and acquire assets. We will actively consider a variety of assets for potential acquisitions and expansion projects. We expect to fund future capital expenditures with borrowings under our new credit facility, the issuance of additional partnership units as appropriate given market conditions, and if necessary, future debt offerings.
          As more completely discussed in “Our Cash Distribution Policy and Restrictions on Distributions — Assumptions and Considerations,” for the twelve months ending September 30, 2007, we estimate that maintenance capital expenditures will be approximately $6.1 million based on an analysis of the anticipated overhaul requirements of the specific compression equipment included in the business to be contributed to us in connection with the closing of this offering. For the twelve months ending September 30, 2007, we estimate that expansion capital expenditures will be approximately $23.3 million, consisting of the purchase of newly fabricated or idle compression equipment from Universal Compression Holdings.
          Our Ability to Grow Depends on Our Ability to Access External Expansion Capital. We expect that we will distribute all of our available cash to our unitholders. Available cash is reduced by cash reserves established by our general partner to provide for the proper conduct of our business (including for future capital expenditures). However, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, rather than cash reserves established by our general partner to fund our acquisitions and expansion capital expenditures. To the extent we are unable to finance growth externally and we are unwilling to establish cash reserves to fund future acquisitions, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may impact the available cash that we have to distribute on each unit. There are no limitations in our partnership agreement or in the anticipated terms of our new credit facility on our ability to issue additional units, including units ranking senior to the common units.
          Description of Credit Facility. In connection with the closing of this offering, we will enter into a five year credit agreement for up to a $225 million revolving credit facility with a syndicate of financial institutions.
          We expect that the revolving credit facility will be available for general partnership purposes, including working capital, capital expenditures, distributions and repayment of indebtedness that is assumed in connection with acquisitions. We expect that we will borrow approximately $125 million under our revolving credit facility at the closing of this offering and, as a result, that we will have approximately $100 million of remaining borrowing capacity under the revolving credit facility immediately after the closing. Please read “Use of Proceeds.”
          We expect that our obligations under the revolving credit facility will be secured at all times by substantially all of our assets and all assets of our subsidiaries.
          We may prepay all advances at any time without penalty, subject to the reimbursement of lender breakage costs in the case of prepayment of LIBOR borrowings. Indebtedness under the revolving credit facility will bear interest, at our option, at either (1) the higher of lender’s prime rate and the federal funds rate plus 0.50%, plus an applicable margin which ranges 0.0% to 1.0% dependent on our total leverage ratio, or (2) LIBOR, in either case, plus an applicable margin which ranges from 1.0% to 2.0% dependent upon our total leverage ratio.
          We expect that the credit agreement will prohibit us from making distributions of available cash to unitholders if any default or event of default (as defined in the credit agreement) exists. We expect the credit agreement will require us to maintain a leverage ratio (the ratio of our consolidated indebtedness to our consolidated EBITDA, in each case as will be defined by the credit agreement) of not more than 5.0 to 1.0 and on a temporary basis for not more than two consecutive quarters following the consummation of certain acquisitions, not more than 5.5 to 1.0. We expect the credit agreement will require us to maintain an interest coverage ratio (the ratio of our consolidated EBITDA to our consolidated interest expense, in each case as will be defined by the credit agreement) of not less than 2.5 to 1.0 determined as of the last day of each quarter for the four-quarter period ending on the date of determination.
          In addition, we expect the credit agreement will contain various covenants that may limit, among other things, our ability to:

•	grant liens;

•	incur additional indebtedness;

•	engage in a merger, consolidation or dissolution;

•	enter into transactions with affiliates;

•	sell or otherwise dispose of our assets, businesses and operations;

•	materially alter the character of our business as conducted at the closing of this offering; and

•	make acquisitions, investments and capital expenditures.

          If an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity of the credit agreement and exercise other rights and remedies. We expect each of the following could be an event of default under the credit agreement:

•	failure to pay any principal when due or any interest or fees within five business days of the due date;

•	failure to perform or otherwise comply with the covenants in the credit agreement;

•	failure of any representation or warranty to be true and correct in any material respect;

•	failure to pay debt;

•	a change of control; and

•	other customary defaults, including specified bankruptcy or insolvency events, the Employee Retirement Income Security Act of 1974, or ERISA, violations, and judgment defaults.
          The credit agreement is subject to a number of conditions, including the negotiation, execution and delivery of definitive documentation.
          We have entered into floating-to-fixed swaps that fix our interest rate for the initial $125 million of borrowings under our revolving credit facility beginning December 1, 2006 for the remaining term of that facility.
          Contractual Obligations. In addition to the credit facility described above, we and our general partner will enter into an omnibus agreement with Universal Compression Holdings or its affiliates at the closing of this offering pursuant to which Universal Compression Holdings or its affiliates will provide all operational staff, corporate staff and support services necessary to run our business. The services may include, without limitation, operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering. Universal Compression Holdings will be entitled to be reimbursed by us for the provision of the services and shall charge costs to us on either a direct or indirect basis.
Critical Accounting Policies and Estimates
          Our predecessor’s discussion and analysis of its financial condition and results of operation is based upon its combined financial statements. Our predecessor prepared these financial statements in conformity with United States generally accepted accounting principles. As such, our predecessor is required to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. Our predecessor based its estimates on historical experience, available information and various other assumptions our predecessor believes to be reasonable under the circumstances. On an on-going basis, our predecessor evaluates its estimates; however, actual results may differ from these estimates under different assumptions or conditions. The accounting policies that our predecessor believes require management’s most difficult, subjective or complex judgments and are the most critical to its reporting of results of operations and financial position are as follows:
Allowances and Reserves
          Our predecessor’s customers are evaluated for creditworthiness prior to the extension of credit. Our predecessor maintains an allowance for bad debts based on specific customer collection issues and historical experience. On an on-going basis, our predecessor conducts an evaluation of the financial strength of its customers based on payment history and makes adjustments to the allowance as necessary. A 10% increase in our predecessor’s estimated reserve for uncollectible accounts at June 30, 2006 would increase its bad debt expense and its allowance for doubtful accounts by $0.1 million.

Depreciation
          Property and equipment are carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis using estimated useful lives and salvage values. If the actual useful life of our predecessor’s property and equipment is less than the estimate used for purposes of computing depreciation expense, our predecessor could experience an acceleration in depreciation expense. At June 30, 2006, our predecessor has approximately 6,300 compressor units which it is depreciating. Given the large number of compressor units being depreciated, the impact of a particular unit incurring an actual useful life which is less than the estimated useful life would not have a material impact on our predecessor’s results of operations.
Business Combinations and Goodwill
          Goodwill and intangible assets acquired in connection with business combinations represent the excess of consideration over the fair value of tangible net assets acquired. Certain assumptions and estimates are employed in determining the fair value of assets acquired and liabilities assumed, as well as in determining the allocation of goodwill to the appropriate reporting unit.
          Our predecessor performs an impairment test for goodwill assets annually or earlier if indicators of potential impairment exist. Our predecessor’s goodwill impairment test involves a comparison of the fair value of its reporting unit with its carrying value. The fair value is determined using discounted cash flows and other market-related valuation models. Certain estimates and judgments are required in the application of the fair value models. In February 2005 and 2006, our predecessor performed an impairment analysis in accordance with SFAS No. 142 and determined that no impairment had occurred. As of February 2006, the estimated fair value of our predecessor’s reporting unit exceeded its carrying value by $376.9 million. A 10% reduction in the estimated fair value would have resulted in an estimated fair value of our predecessor’s reporting unit in excess of its carrying value of $284.6 million. During the nine months ended December 31, 2005, no event occurred or circumstances changed that would more likely than not reduce the fair value of our predecessor’s reporting unit below its carrying value. As a result, an interim test for goodwill impairment between our predecessor’s annual test dates was not performed. If for any reason the fair value of our predecessor’s goodwill declines below the carrying value in the future, our predecessor may incur charges for the impairment.
Long-Lived Assets
          Long-lived assets, which include property and equipment, comprise a significant amount of our predecessor’s total assets. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets to be held and used by our predecessor are reviewed to determine whether any events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, our predecessor bases its evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate the carrying amount of the asset may not be recoverable, our predecessor determines whether an impairment has occurred through the use of an undiscounted cash flows analysis. If an impairment has occurred, our predecessor recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, is based on an estimate of discounted cash flows. As of June 30, 2006, our predecessor had compression equipment with a carrying value of $3.2 million for which it has recorded an impairment under SFAS No. 144. The impairment recognized to date for these assets is $1.0 million. A 10% reduction in the estimated fair value of this equipment would result in an additional impairment of $0.3 million.

Self-Insurance
          Our predecessor and Universal Compression Holdings, which allocates certain insurance cost to our predecessor, are self-insured up to certain levels, excluding our predecessor’s offshore assets, for general liability, vehicle liability, group medical and for workers’ compensation claims for certain of Universal Compression Holdings’ employees. Our predecessor has elected to fully self-insure its offshore assets. Our predecessor records self-insurance accruals based on claims filed and an estimate for significant claims incurred but not reported. Our predecessor regularly reviews estimates of reported and unreported claims and provides for losses through insurance reserves. Although our predecessor believes adequate reserves have been provided for expected liabilities arising from its self-insured obligations, it is reasonably possible our predecessor’s estimates of these liabilities will change over the near term as circumstances develop. A 10% increase in the amount of the estimated liability that has been allocated to our predecessor by Universal Compression Holdings at June 30, 2006 would increase our predecessor’s cost of sales (excluding depreciation expense) and SG&A expenses by $0.1 million.
Allocation Methodologies Used to Derive Our Predecessor’s Financial Statements on a Carve-out Basis
          Our predecessor employed various allocation methodologies to separate certain selling, general and administrative expenses incurred by Universal Compression Holdings and recorded in its financial statements presented herein. Universal Compression Holdings provides to our predecessor centralized corporate functions such as legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, taxes and other corporate services and the use of facilities that support these functions. The allocation methodologies vary based on the nature of the charge and include, among other things, revenue, employee headcount and net assets. Our predecessor’s management believes that the allocation methodologies used to allocate indirect costs to it are reasonable. If certain selling, general and administrative expenses were allocated using different methodologies, our predecessor’s results of operations could have significantly differed from those presented herein.
Recent Accounting Pronouncements
          In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29,” to address the measurement of exchanges of nonmonetary assets. SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This statement was adopted by our predecessor beginning July 1, 2005. The adoption of this statement did not have a material impact on our predecessor’s financial statements.
          In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.” This statement clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred, if the liability’s fair value can be reasonably estimated. The provisions of FIN 47 were effective December 31, 2005. The adoption of this interpretation did not have a material impact on our predecessor’s financial statements.
          In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a material impact on our predecessor’s financial statements.

Quantitative and Qualitative Disclosures About Market Risk
Variable Rate Debt
          We will be exposed to market risk due to variable interest rates under the credit facility that we expect to enter into in connection with the closing of this offering. At the closing of this offering, we expect to enter into a five year, $225 million revolving credit facility and to borrow $125 million under that facility. While we have entered into floating-to-fixed swaps that fix our interest rate for the initial $125 million of borrowings under this facility beginning December 1, 2006 for the remaining term of this facility, any additional borrowings that we may make under our revolving credit facility will bear interest at floating rates. Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing our funds available for capital investment, operations or distributions to our unitholders. Additionally, if domestic interest rates continue to increase, the interest rates on any of our future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly.

NATURAL GAS COMPRESSION INDUSTRY
          Natural gas compression, a mechanical process whereby a volume of natural gas at an existing pressure is compressed to a desired higher pressure for transportation from one point to another, is essential to the transportation and production of natural gas. Typical equipment employed in the industry includes both slow and high speed reciprocating compressors driven either by internal combustion engines or electric motors. Rotary screw compressors are also used for specialized applications. Most natural gas compression applications involve compressing gas for its delivery from one point to another. Low pressure or aging natural gas wells require compression for transportation of produced gas into higher pressured gas gathering or pipeline systems. Compression at the wellhead is often required because, over the life of an oil or gas well, natural reservoir pressure typically declines as reserves are produced. As the natural reservoir pressure of the well declines below the line pressure of the gas gathering or pipeline system used to transport the gas to market, gas no longer naturally flows into the pipeline. Compression equipment is applied in both field and gathering systems to boost pressure levels allowing gas to be brought to market. Compression is also used to reinject natural gas down producing oil wells to help lift liquids to the surface, known as gas lift operations. In secondary oil recovery operations, compression is used to inject natural gas into wells to maintain reservoir pressure. Compression is also used in gas storage projects to inject gas into underground reservoirs during off-peak seasons for withdrawal later during periods of high demand. Compressors may also be used in combination with oil and gas production equipment to process and refine oil and gas into more marketable energy sources. In addition, compression services are used for compressing feedstocks in refineries and petrochemical plants, and for refrigeration applications in natural gas processing plants.
          Typically, compression is required several times during the natural gas production cycle, including: (1) at the wellhead; (2) throughout gathering and distribution systems; (3) into and out of processing and storage facilities; and (4) along intrastate and interstate pipelines. Natural gas compression that is used to transport gas from the wellhead through the gathering system is considered “field compression.” Natural gas compression that is used during the transportation of gas from the gathering systems to storage or the end-user is considered “pipeline compression.” During the production phase, compression is used to boost the pressure of natural gas from the wellhead so that natural gas can flow into the gathering system or pipeline for transmission to end-users. Typically, these applications require portable, low to mid-range horsepower compression equipment located at or near the wellhead. The continually dropping pressure levels in natural gas fields require periodic modification and variation of on-site compression equipment.
          Compression is also used to increase the efficiency of a low capacity gas field by providing a central compression point from which the gas can be produced and injected into a pipeline for transmission to facilities for further processing. In an effort to reduce costs for wellhead operators, operators of gathering systems tend to keep the pressure of the gathering systems low. As a result, more pressure is often needed to force the gas from the low pressure gathering systems into the higher pressure pipelines. Similarly, as gas is transported through a pipeline, compression allows the natural gas to continue to flow through the pipeline to its destination. These applications generally require larger horsepower compression equipment (1,000 horsepower and higher).
          We believe outsourcing contract compression services offers customers:

•	the ability to efficiently meet their changing compression needs over time while limiting their capital investments in compression equipment and the underutilization of their existing compression equipment;

•	access to the compression services provider’s specialized personnel and technical skills, including engineers and field service and maintenance employees, which generally leads to improved production rates;

•	the ability to increase their revenue by transporting or producing a higher volume of natural gas through decreased compression downtime and reduced operating, maintenance and equipment costs by allowing the compression service provider to efficiently manage their changing compression needs; and

•	the flexibility to deploy their capital on projects more directly related to their primary business by reducing their compression equipment and maintenance capital requirements.

          We believe the domestic natural gas compression services industry continues to have significant growth potential due to the following factors:

•	natural gas consumption in the United States has increased by approximately 1.1% per annum since 1990 and is expected to increase by 0.7% per annum until 2030 according to the Energy Information Administration;

•	the aging of producing natural gas fields in the United States will require more compression to continue producing the same volume of natural gas;

•	natural gas production from unconventional sources, including tight sands, shales, and coalbeds, is expected to continue to increase at higher rates than conventional natural gas production, according to the Energy Information Administration, and production from these unconventional sources requires more compression than has generally been required for conventional sources; and

•	natural gas producers, transporters and processors are continuing to outsource their natural gas compression requirements to reduce overall compression costs, improve run-time performance, reduce capital expenditures and better meet changing compression needs.

BUSINESS
Overview
          We are a Delaware limited partnership formed in June 2006 by Universal Compression Holdings, NYSE: “UCO,” to provide natural gas contract compression services to customers throughout the United States. Natural gas compression, a mechanical process whereby a volume of natural gas at an existing pressure is increased to a desired higher pressure for transportation from one point to another, is essential to the transportation and production of natural gas. Our contract compression services include designing, sourcing, owning, installing, operating, servicing, repairing and maintaining equipment to provide compression to our customers. We also monitor our customers’ compression services requirements over time and, as necessary, modify the level of services and related equipment we employ to address changing operating conditions. Following this offering, we will serve our customers’ compression needs with a fleet of approximately 820 compressor units, comprising approximately 330,000 horsepower, or approximately 17% (by available horsepower) of Universal Compression Holdings’ domestic contract compression business.
          We believe that our customers, by outsourcing their compression requirements, can increase their revenue by transporting or producing a higher volume of natural gas through decreased compression downtime and reduce their operating, maintenance and equipment costs by allowing us to efficiently manage their changing compression needs. Additionally, by reducing our customers’ compression equipment and maintenance capital requirements, we provide our customers with the flexibility to deploy their capital on projects more directly related to their primary business.
          We and our customers typically contract for our services on an application specific, or site-by-site, basis. While our contracts typically have minimum terms of six months, they have generally run for an average term of three years. We charge a fixed monthly fee for our compression services. Our customers generally are required to pay our monthly fee even during periods of limited or disrupted natural gas flows, which enhances the stability and predictability of our cash flows.
          Demand for our compression services is linked more directly to natural gas consumption and production than to exploration activities, which limits our overall exposure to commodity price risk. Because we do not take title to the natural gas we compress, and because the natural gas we use as fuel for our compressors is supplied by our customers, our direct exposure to commodity price risk is further reduced.
          Universal Compression Holdings is the second largest compression services company in the United States, by horsepower, with approximately 6,300 compressor units (including those to be contributed to us) comprising approximately 2.0 million horsepower in the United States as of June 30, 2006. We believe we will be one of the ten largest compression services companies in the United States by revenue upon completion of this offering. Universal Compression Holdings provides a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry. Since its initial public offering in 2000, Universal Compression Holdings’ management team has grown domestic operating horsepower from approximately 480,000 to approximately 1.8 million as of June 30, 2006. Universal Compression Holdings will support our operations by providing us with all operational and administrative support necessary to conduct our business and meet the full service needs of our customers.

          The following table sets forth certain information regarding our compressor fleet and the domestic compressor fleet of Universal Compression Holdings as of June 30, 2006 (giving effect to the completion of this offering):

		Remaining
		Domestic Fleet of
	Our Fleet	Universal Compression Holdings

Number of units	826	5,502
Total horsepower	336,360	1,652,438
          Universal Compression Holdings recently began providing its domestic contract compression services to certain customers under a new form of agreement, which was adopted in an effort to ensure that Universal Compression Holdings provides contract compression services to customers rather than leases them equipment. The economics of the new form of agreement are substantially the same as the prior form of agreement. Initially, we will only provide compression services to customers under the new form of agreement. As of September 30, 2006, Universal Compression Holdings had entered into agreements under the new form with 106 additional domestic customers that are not being contributed to us at the closing of this offering, comprising an additional 34% (by available horsepower) of its domestic contract compression services business prior to this offering.
          Universal Compression Holdings intends for us to be the primary vehicle for the growth of its domestic contract compression business. As we have a lower cost of capital due to our partnership structure Universal Compression Holdings’ intends to offer us the opportunity to purchase the remainder of its domestic contract compression business over time, but is not obligated to do so. Likewise, we are not required to purchase any additional portions of such business. The consummation of any future purchases of additional portions of that business and the timing of such purchases will depend upon, among other things, Universal Compression Holdings’ ability to continue to convert its existing compression agreements to the new form of agreement, compliance with debt agreements, our reaching an agreement with Universal Compression Holdings regarding the terms of such purchase, which will require the approval of the conflicts committee of our board of directors, and our ability to finance such a purchase on acceptable terms. Universal Compression Holdings does not currently intend to offer us the opportunity to purchase its international contract compression business, its aftermarket services business or its fabrication business.
Business Strategies
          Our primary business objectives are to generate stable cash flows sufficient to make quarterly cash distributions to our unitholders and to increase quarterly cash distributions per unit over time by executing the following strategies:

•	Leverage our relationship with Universal Compression Holdings. Our relationship with Universal Compression Holdings should provide us numerous revenue and cost advantages, including the ability to access new and idle compression equipment, deploy that equipment in most of the major natural gas producing regions in the United States and provide maintenance and operational support on a more cost effective basis than we could without that relationship.

•	Build our business organically by capitalizing on the positive long-term fundamentals for the domestic natural gas compression industry. We believe our ability to efficiently manage our customers’ changing compression needs, including by generally providing assurance in our customer contracts that our compression service will be available at least 95% of the time, our long-standing customer relationships and our large compressor fleet will enable us to capitalize on what we believe are positive fundamentals for the domestic natural gas compression industry, including increasing unconventional gas production, which typically requires significantly more compression than conventional production, and the continued outsourcing of compression services.

•	Grow our business through accretive acquisitions. We plan to grow through accretive acquisitions of businesses or assets from Universal Compression Holdings, third-party compression providers and natural gas transporters or producers. In connection with the closing of this offering, Universal Compression Holdings will contribute to us approximately 17% (by available horsepower) of its domestic contract compression services business and intends to offer to us the remaining 83% of that business for purchase over time. We also believe there will be a number of opportunities to pursue accretive acquisitions of third-party compression services providers as well as opportunities to acquire compression equipment from natural gas transporters or producers and in turn offer them contract compression services as a cost-effective alternative. We believe that our publicly traded limited partnership structure will give us additional financing options and an attractive currency to pursue such acquisitions.
Competitive Strengths
          We believe that we are well positioned to execute our primary business objectives and strategies successfully because of the following competitive strengths:

•	Our relationship with Universal Compression Holdings. Our relationship with Universal Compression Holdings and our access to its personnel, fabrication operations, logistical capabilities, geographic scope and operational efficiencies should allow us to provide a full complement of compression services while maintaining lower operating costs than we could otherwise achieve. This relationship should also provide us an advantage in pursuing compression opportunities throughout the United States. In addition, immediately following the completion of this offering, Universal Compression Holdings will own approximately 1.7 million horsepower of compression in its domestic contract compression business. We believe we will benefit from Universal Compression Holdings’ intention to offer us the opportunity to purchase the rest of that business over time.

•	Stable and growing fee-based cash flows. We charge a fixed monthly fee for our compression services that our customers are generally required to pay, regardless of the volume of natural gas we compress in that month. We believe this fee structure reduces volatility and enhances our ability to generate relatively stable, predictable cash flows. Universal Compression Holdings’ management team has been successful in increasing its domestic contract compression EBITDA from $151.9 million to $197.0 million, or 29.7%, and its net income from $92.8 million to $123.3 million, or 32.9%, from the twelve-month period ended March 31, 2004 to the twelve-month period ended June 30, 2006. Our pro forma EBITDA and net income for the twelve-month period ended June 30, 2006 were $32.9 million and $14.6 million, respectively. Please read “Selected Historical and Pro Forma Financial and Operating Data — Non-GAAP Financial Measures” for an explanation of EBITDA, a non-GAAP financial measure we use to evaluate our performance, and a reconciliation of EBITDA to its most directly comparable financial measure calculated and presented in accordance with GAAP.

•	Large fleet in many major producing regions. Our large fleet and numerous operating locations throughout the United States, combined with our ability, as a result of our relationship with Universal Compression Holdings, to efficiently move equipment among producing regions, means that we are not dependent on production activity in any particular region. We provide compression services in some of the fastest growing natural gas producing regions in the United States, including the Barnett Shale and Rocky Mountains, which we believe will allow us to generate organic growth in our business. The size and scope of our operations and our relationship with Universal Compression Holdings provide us significant competitive advantages, as it is difficult to timely or cost-effectively recreate the breadth, depth or quality of our service offerings or compressor fleet, particularly in light of the current lack of substantial additional compression equipment available for purchase from manufacturers.

•	Long-standing customer relationships. Universal Compression Holdings has developed long-standing customer relationships by efficiently managing our customers’ changing compression needs. Universal Compression Holdings will contribute to us certain of these customer relationships, including those with growing customers such as Dominion Exploration and Production, Inc. and Samson Investment Company. Customers who have continuous relationships of at least five years with Universal Compression Holdings represented in excess of 80% of our pro forma revenue for the six months ended June 30, 2006. These relationships provide a firm platform for our continued organic growth as we continue to seek to meet our customers’ increasing compression needs.

•	Strong management team with a track record of substantial organic and acquisition growth. Our management team and the board of directors of our general partner include senior officers from Universal Compression Holdings who have over 80 combined years of experience in the compression services business. From Universal Compression Holdings’ initial public offering in 2000 through June 30, 2006, this management team has grown Universal Compression Holdings’ total compressor fleet by approximately 2.0 million horsepower, or 308%. A significant portion of this growth was organic and driven by Universal Compression Holdings’ reputation as a reliable, cost-effective operator. In addition to generating such organic growth, our management team completed five acquisitions of contract compression services businesses during this period that added approximately 1.3 million horsepower to Universal Compression Holdings’ fleet.

Our Relationship with Universal Compression Holdings
          One of our principal attributes is our relationship with Universal Compression Holdings, a leading natural gas compression services company that provides a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry. For the 12 months ended June 30, 2006, Universal Compression Holdings’ domestic contract compression business represented 59% of its total gross margin, while international contract compression, aftermarket services and fabrication represented 26%, 9% and 6%, respectively. Universal Compression Holdings has a long history of successfully achieving organic growth and consummating and integrating acquisitions, and intends to use us as its primary growth vehicle for its domestic contract compression services business. We believe our relationship with Universal Compression Holdings will provide us access to management talent and long-standing commercial relationships throughout the energy industry. In addition, we anticipate that our relationship with Universal Compression Holdings will also provide us with the following benefits:

•	Universal Compression Holdings intends, but is not obligated, to offer us over time the opportunity to purchase the remainder of its domestic contract compression business;

•	Universal Compression Holdings intends, but is not obligated, to offer us the opportunity to purchase newly fabricated compression equipment; and

•	we and Universal Compression Holdings intend to manage our respective domestic compression fleets as one pool of compression equipment from which we can more easily fulfill our respective customers’ needs.
          Please read “Certain Relationships and Related Party Transactions — Omnibus Agreement.”
          UCO General Partner, LP, our general partner, is an indirect, wholly-owned subsidiary of Universal Compression Holdings and has sole responsibility for conducting our business and for managing our operations. Because our general partner is a limited partnership, its general partner, UCO GP, LLC, will conduct our business and operations, and the board of directors and officers of UCO GP, LLC will make decisions on our behalf. All of those directors will be elected by Universal Compression Holdings. For more information about these individuals, please read “Management of Universal Compression Partners, L.P. — Directors and Executive Officers.”

          Following this offering, Universal Compression Holdings will have a significant economic interest in our partnership through its ownership of a 55.4% limited partner interest, all of our 2% general partner interest and our incentive distribution rights. Universal Compression Holdings has been in the natural gas compression business for more than 50 years and trades on the NYSE under the symbol “UCO.” Our relationship with Universal Compression Holdings will create several potential conflicts of interest. Please read “Conflicts of Interest and Fiduciary Duties” for a description of these potential conflicts.
Our Operations
Contract Compression Services
          The contract compression services we provide include designing, sourcing, owning, installing, operating, servicing, repairing and maintaining equipment to provide compression to our customers. When providing contract compression services, we work closely with a customer’s field service personnel so that the compression services can be adjusted to efficiently match changing characteristics of the natural gas produced. We routinely repackage or reconfigure a portion of our existing fleet to adapt to our customers’ compression services needs.
          We intend to work with Universal Compression Holdings to attempt to manage our respective domestic fleets as one pool of compression equipment from which we can each readily fulfill our respective customers’ needs. When one of our salespersons is advised of a new compression services opportunity, he or she will obtain relevant information concerning the project including gas flow, pressure and gas composition, and then he or she will review both our fleet and the fleet of Universal Compression Holdings for an available appropriate compressor unit. If an appropriate compressor unit is not available in either our fleet or the fleet of Universal Compression Holdings, the salesperson will then look to third parties for idle equipment available for purchase. In the event that a customer presents us with an opportunity to provide compression services for a project with appropriate lead time, we may choose to purchase newly-fabricated equipment from Universal Compression Holdings or others to fulfill our customer’s needs. Please read “Certain Relationships and Related Party Transactions — Omnibus Agreement” for more information about the manner in which we may transfer equipment with Universal Compression Holdings.
Contract Compression Fleet
          Upon the closing of this offering, Universal Compression Holdings will contribute to us approximately 17% (by available horsepower) of its domestic contract compression services business supported by compression services agreements with nine customers with operations across the United States. As of June 30, 2006, the fleet to be contributed to us consisted of approximately 830 compressors comprising approximately 336,000 total horsepower compared with Universal Compression Holdings’ domestic fleet of approximately 6,300 compressors comprising approximately 2.0 million total horsepower, as reflected in the following table:

	Total Horsepower		% of Horsepower		Number of Units

Horsepower Range	Our Fleet	Predecessor	Our Fleet	Predecessor	Our Fleet	Predecessor

0-99	16,994	159,526	5.1%	8.0%	231	2,116
100-299	49,863	409,296	14.8%	20.6%	265	2,333
300-599	48,927	322,038	14.5%	16.2%	124	844
600-999	56,276	316,959	16.7%	15.9%	78	438
1,000 and over	164,300	780,979	48.9%	39.3%	128	597

Total	336,360	1,988,798	100.0%	100.0%	826	6,328

          We intend to operate our compression fleet in a manner substantially similar to that in which Universal Compression Holdings operates its fleet. However, because Universal Compression Holdings will not contribute idle horsepower to us, our compression fleet initially will be operated at a 100% utilization rate, which is higher than the level at which Universal Compression Holdings has operated its domestic fleet on a historical basis. Our fleet utilization will decrease as our equipment becomes idle, requires repairs or overhauls and we acquire additional compression equipment from Universal Compression Holdings or others. The following table illustrates important operational statistics for our fleet on a pro forma basis and Universal Compression Holdings’ domestic fleet on a historical basis for the periods presented.

	Nine Months Ended		Six Months Ended
	December 31, 2005		June 30, 2006

	Our Fleet	Predecessor	Our Fleet	Predecessor

Average operating horsepower	297,051	1,759,949	327,765	1,797,425
Horsepower utilization:
Spot (at period end)	100.0%	91.9%	100.0%	89.6%
Average	100.0%	90.7%	100.0%	91.1%
          Universal Compression Holdings has undertaken to standardize its compressor fabrication operations around major components and key suppliers. This high level of fleet standardization:

•	enables us to minimize our fleet operating costs and maintenance capital requirements;

•	facilitates low-cost compressor resizing; and

•	allows Universal Compression Holdings to develop technical proficiency in our maintenance and overhaul operations, which enables us to achieve higher run-time rates while maintaining low operating costs, a benefit both to us and our customers.
          Our field compression equipment is maintained in accordance with daily, weekly, monthly and annual maintenance schedules. These maintenance procedures are updated as technology changes and as Universal Compression Holdings’ operations group develops new techniques and procedures. In addition, because Universal Compression Holdings’ field technicians provide maintenance on substantially all of our contract compression equipment, they are familiar with the condition of our equipment and can readily identify potential problems. We expect that these procedures will maximize equipment life and unit availability and minimize avoidable downtime. Generally, each of our units undergoes a major overhaul once every six to eight years, but because of the size of our fleet, we expect such overhauls to take place on a relatively consistent, ongoing basis. A major overhaul involves the rebuilding of the unit to materially extend its economic useful life or to enhance the unit’s ability to fulfill broader or different contract compression applications.
          If a unit requires maintenance or reconfiguration, we expect Universal Compression Holdings’ maintenance personnel will service it as quickly as possible to meet the needs of the customer. If providing the appropriate unit would entail significant overhaul cost, the salesperson will communicate with the customer, engineer and field service personnel and contact a supervisor to determine the timing of the required maintenance or overhaul to develop a competitive services proposal.
General Contract Compression Contract Terms
          The following discussion describes the material terms generally common to contracts used in connection with our contract compression customers. We enter into a new contract with a given customer with respect to each distinct application for which we will provide contract compression services.
          Term and Termination. Each contract typically has an initial term of six months, following which the contract would typically operate on a month-to-month basis until terminated by us or our customer. Following the initial fixed term, either we or our customer may terminate a contract with 30 days’ notice.
          Fees and Expenses. Our customers pay a fixed monthly fee for our compression services, the level of which generally is based on expected natural gas volumes and pressures associated with a specific application. We are not responsible for acts of force majeure and our customers generally are required to pay our monthly fee even during periods of limited or disrupted natural gas flows. We are responsible for the costs and expenses associated with our compression equipment, other than fuel gas, which is provided by our customers.
          Service Standards and Specifications. We are responsible for providing contract compression services in accordance with the particular specifications of a job, as set forth in the applicable contract. These are typically turn-key service contracts under which we supply all service and support and use our own compression equipment as necessary for a particular application.
          Title; Risk of Loss. All compression equipment we use in connection with our provision of compression services remains our property and we bear risk of loss for our equipment to the extent not caused by an act or omission of our customer.
          Insurance. Both we and our customers are required to carry general liability, worker’s compensation, employers’ liability, automobile and excess liability insurance with respect to a particular project.
Marketing and Sales
          Our marketing and client service functions are performed on a coordinated basis by Universal Compression Holdings’ sales and field service personnel. Salespeople and field service personnel regularly visit our customers to ensure customer satisfaction, to determine customer needs as to services currently being provided and to ascertain potential future compression services requirements. This ongoing communication allows us to quickly identify and respond to customer requests.
Customers
          The customers comprising the business to be contributed to us in connection with the closing of the offering consist of nine companies in the oil and gas industry in the United States, including natural gas producers, processors and gatherers. Our only customers for the nine months ended December 31, 2005 and the six months ended June 30, 2006 from which we derived 10% or more of our pro forma revenue were Dominion Exploration and Production, Inc. and Samson Investment Company. Contracts with those companies contributed 34% and 21% and 34% and 19% of our pro forma revenue for those periods, respectively.
Suppliers and Service Providers
          All of our compression equipment will be contributed to us by Universal Compression Holdings in connection with the closing of the offering. In the future, we may purchase newly fabricated compression equipment from Universal Compression Holdings at a fixed margin over its fabrication costs or on other terms. We may also transfer compression equipment with Universal Compression Holdings. We may also purchase newly fabricated or idle compression equipment from third parties. Please read “Certain Relationships and Related Party Transactions — Omnibus Agreement.”
          Many of our compressors were fabricated by Universal Compression Holdings. Universal Compression Holdings’ principal suppliers of parts for the compression equipment it produces include Caterpillar and Waukesha for engines, Air Xchangers for coolers, and Ariel for compressors. Although Universal Compression Holdings relies primarily on these suppliers, it believes alternative sources are generally available. Universal Compression Holdings has not experienced any material supply problems to date, and believes its relations with its suppliers are good.
Competition
          The domestic natural gas contract compression services business is highly competitive. We face competition from large national and multinational companies with greater financial resources and, on a regional basis, from numerous smaller companies. Our main competitors in the domestic contract compression business, based on horsepower, are Hanover Compressor Company, Universal Compression Holdings, Compressor Systems, Inc. and J-W Operating Company. Please read “Certain Relationships and

Related Party Transactions — Omnibus Agreement — Non-competition” for more information about the non-competition provisions we will enter into with Universal Compression Holdings in connection with the closing of this offering.
          We believe that we compete effectively on the basis of our customer service, including our access to personnel in remote locations, price, technical expertise, our flexibility in meeting customer needs and the quality and reliability of our compressors and related services.
          Compression services providers can achieve operating and cost advantages through increased size and geographic scope. As the number of compression applications and size of the compression fleet increases, the number of required sales, administrative and maintenance personnel does not increase proportionately, resulting in operational efficiencies and potential cost advantages. Additionally, broad geographic scope allows compression services providers to more efficiently provide services to all customers, particularly those with compression applications in remote locations. We believe that our relationship with Universal Compression Holdings allows us to access a large, diverse fleet of compression equipment and a broad geographic base of operations and related operational personnel that gives us more flexibility in meeting our customers’ needs than many of our competitors. We also believe that our relationship with Universal Compression Holdings and its over 50-year history of providing its customers with compression services provides us with resources that allow us to efficiently manage our customers’ compression services needs. Additionally, during times of high demand for compression services and equipment, having access to component parts and fabrication capabilities provides a competitive advantage in the ability to provide equipment to customers on a timely basis. We believe we will be better positioned to provide compression services to our customers than many of our competitors as a result of our relationship with Universal Compression Holdings, which allows us to benefit from Universal Compression Holdings’ historical relationships with component parts providers and its fabrication capabilities.
Seasonality
          Our results of operations have not historically reflected any material seasonal tendencies, nor do we currently have reason to believe seasonal fluctuations will have a material impact in the foreseeable future.
Insurance
          We believe that our insurance coverage is customary for the industry and adequate for our business. As is customary in the natural gas services industry, we review our safety equipment and procedures and carry insurance against some, but not all, risks of our business.
          Losses and liabilities not covered by insurance would increase our costs. The natural gas contract compression business can be hazardous, involving unforeseen circumstances such as uncontrollable flows of gas or well fluids, fires and explosions or environmental damage. To address the hazards inherent in our business, we maintain insurance coverage that includes physical damage coverage, third party general liability insurance, employer’s liability, environmental and pollution and other coverage, although coverage for environmental and pollution-related losses is subject to significant limitations. However, we do not carry insurance for our offshore operations due to increased costs associated with such insurance in the wake of hurricanes Katrina and Rita. As a result, we will likely be wholly responsible for any loss to our offshore operations. Under the terms of our standard compression services contract, we are responsible for the maintenance of insurance coverage on our compression equipment.
Environmental and Safety Regulations
          We are subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of human health and the environment. Compliance with these environmental laws and regulations may expose us to significant costs and liabilities and cause us to incur significant capital expenditures in our operations. Moreover, failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, imposition of remedial obligations, and the issuance of injunctions delaying or prohibiting operations. While we believe that our operations are in substantial compliance with applicable environmental laws and regulations and that continued compliance with current requirements would not have a material adverse effect on us, there is no assurance that this trend will continue in the future. In addition, the clear trend in environmental regulation is to place more restrictions on activities that may affect the environment, and thus, any changes in these laws and regulations that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations and financial position.
          Primary federal environmental laws that our operations are subject to include the Clean Air Act and regulations thereunder, which regulate air emissions; the Clean Water Act, and regulations thereunder, which regulate the discharge of pollutants in industrial wastewater and storm water runoff; the Resource Conservation and Recovery Act (“RCRA”), and regulations, thereunder, which regulate the management and disposal of solid and hazardous waste; and the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), and regulations thereunder, known more commonly as “Superfund,” which regulates the release of hazardous substances in the environment. We are also subject to regulation under the Occupational Safety and Health Act (“OSHA”), and regulations thereunder, which regulate the protection of the health and safety of workers. Analogous state laws and regulations may also apply.
          The Clean Air Act and implementing regulations establish limits on the levels of various substances that may be emitted into the atmosphere during the operation of our fleet of natural gas compressors. These substances are regulated in permits, which are applied for and obtained through the various regulatory agencies, either state or federal depending on the level of emissions. While our standard contract typically provides that the customer will assume the permitting responsibilities and environmental risks related to site operations, we have in some cases obtained air permits as the owner and operator of the compressors. Under most of our contract compression service agreements, our customers must indemnify us for certain losses or liabilities we may suffer as a result of the failure to comply with applicable environmental laws, including permit conditions. Increased obligations of operators to reduce air emissions of nitrogen oxides and other pollutants from internal combustion engines in transmission service are anticipated. For example, EPA recently proposed rules that would establish emission standards for new spark ignition engines and require emission controls of certain new and existing stationary reciprocating engines that were excluded from current regulation. As currently drafted, we do not expect these recently proposed rules to have a material adverse effect on our operations or financial condition. Nevertheless, there can be no assurance that those rules, once finalized, or any other new regulations requiring the installation of more sophisticated emission control equipment would not have a material adverse impact. In any event, we believe that in most cases these obligations would be allocated to our clients under the above-referenced contracts. Moreover, we expect that such requirements would not have any more significant effect on our operations or financial condition than on any similarly situated company providing contract compression services.
          The Clean Water Act and implementing regulations prohibit the discharge of industrial wastewater without a permit and establish limits on the levels of pollutants contained in these discharges. In addition, the Clean Water Act regulates storm water discharges associated with industrial activities depending on a facility’s primary standard industrial classification. Many of Universal Compression Holdings’ facilities upon which we may store inactive compression units have applied for and obtained industrial wastewater discharge permits as well as sought coverage under local wastewater ordinances. In addition, many of those facilities have filed notices of intent for coverage under statewide storm water general permits and developed and implemented storm water pollution prevention plans, as required. Federal laws also require spill prevention, control, and countermeasures, including appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture, or leak at such facilities.
          The RCRA and implementing regulations control the management and disposal of solid and hazardous waste. These laws and regulations govern the generation, storage, treatment, transfer and disposal of wastes that we generate including, but not limited to, used oil, antifreeze, filters, sludges, paint, solvents, and sandblast materials. The Environmental Protection Agency and various state agencies have limited the approved methods of disposal for these types of wastes.
          In the United States, CERCLA and comparable state laws and regulations impose strict, joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the owner and operator of a disposal site where a hazardous substance release occurred and any company that transported, disposed of, or arranged for the transport or disposal of hazardous substances released at the site. Under CERCLA, such persons may be liable for the costs of remediating the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. In addition, where contamination may be present, it is not uncommon for the neighboring landowners and other third parties to file claims for personal injury, property damage and recovery of response costs.
          While we do not own or lease any material facilities or properties, we may use Universal Compression Holdings’ properties pursuant to our omnibus agreement for the storage and possible maintenance and repair of inactive compressor units. Many of Universal Compression Holdings’ properties have been utilized for many years, including some by third parties over whom we have no control, in support of natural gas compression services or other industrial operations. Moreover, certain of the Universal Compression Holdings’ properties we use are currently undergoing remediation or groundwater monitoring by Universal Compression Holdings or by former owners and operators of those properties. While we are not currently responsible for any remedial activities at these properties we use pursuant to the omnibus agreement, there is always the possibility that our future use of such properties, or of other properties where we provide contract compression services, may result in spills or releases of petroleum hydrocarbons, wastes, or other regulated substances into the environment that may cause us to become subject to remediation costs and liabilities under CERCLA, RCRA or other environmental laws. We cannot provide any assurance that the costs and liabilities associated with the future imposition of such remedial obligations upon us would not have a material adverse effect on our operations or financial position.
          We are subject to the requirements of OSHA and comparable state statutes. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. The OSHA hazard communication standard, the EPA community right-to-know regulations under the Title III of CERCLA and similar state statutes require that we organize and/or disclose information about hazardous materials used or produced in our operations.
Properties
          We do not own or lease any material facilities or properties. Pursuant to our omnibus agreement, we reimburse Universal Compression Holdings for our pro rata portion of the properties it utilizes in connection with its domestic contract compression services business and our business.
Employees
          We do not have any employees. Universal Compression Holdings or its affiliates employ approximately 1,800 persons who provide direct or indirect support for our operations. We reimburse Universal Compression Holdings for the cost of those employees. Universal Compression Holdings considers its employee relations to be good.
Legal Proceedings
          From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We do not believe we are party to any legal proceedings which, if determined adversely to us, individually or in the aggregate, would have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT OF UNIVERSAL COMPRESSION PARTNERS, L.P.
          Because our general partner is a limited partnership, its general partner, UCO GP, LLC, will manage our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. The directors of UCO GP, LLC will oversee our operations. Unitholders will not be entitled to elect the directors of UCO GP, LLC or directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made expressly nonrecourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are nonrecourse to it.
          Upon the closing of this offering, UCO GP, LLC will have seven directors, two of whom (James G. Crump and Mark A. McCollum) will be independent as defined under the independence standards established by the Nasdaq Global Market. In compliance with the rules of the Nasdaq Global Market, one additional independent director will be appointed to the board of directors of UCO GP, LLC within twelve months of listing. The Nasdaq Global Market does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee.
          At least two members of the board of directors of UCO GP, LLC will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. Messrs. Crump and McCollum will serve as the initial members of the conflicts committee. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates, including Universal Compression Holdings, and must meet the independence and experience standards established by the NASDAQ Global Market and the Securities Exchange Act of 1934 (the “Exchange Act”) to serve on an audit committee of a board of directors, and certain other requirements. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.
          In addition, UCO GP, LLC will have an audit committee of at least three directors who meet the independence and experience standards established by the NASDAQ Global Market and the Exchange Act. Messrs. Crump and McCollum will serve as the initial independent members of the audit committee and Mr. Anderson will serve as an initial member of the audit committee until an additional independent director is appointed to the board of directors of UCO GP, LLC. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee.
          All of the executive officers of our general partner listed below will allocate their time between managing our business and affairs and the business and affairs of Universal Compression Holdings. The executive officers of our general partner may face a conflict regarding the allocation of their time between our business and the other business interests of Universal Compression Holdings. Universal Compression Holdings intends to seek to cause the executive officers to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs. We will also utilize a significant number of other employees of Universal Compression Holdings to operate our business and provide us with general and administrative services. We will reimburse Universal Compression Holdings for (1) allocated expenses of operational personnel who perform services for our benefit, (2) direct costs incurred with operating and maintaining our assets and (3) for allocated general and administrative expenses. Please read “— Reimbursement of Expenses of Our General Partner.”

Directors and Executive Officers
          The following table shows information regarding the current directors, director nominees and executive officers of UCO GP, LLC. Directors are elected for one-year terms.

Name	Age	Position with UCO GP, LLC

Stephen A. Snider	57	President, Chief Executive Officer and Chairman of the Board
Ernie L. Danner	52	Executive Vice President and Director Nominee
Daniel K. Schlanger	32	Senior Vice President and Chief Financial Officer and Director Nominee
J. Michael Anderson.	44	Senior Vice President and Director Nominee
Kirk E. Townsend	48	Senior Vice President and Director Nominee
D. Bradley Childers	42	Senior Vice President
Richard Leong	56	Senior Vice President
Donald C. Wayne	39	Vice President, General Counsel and Secretary
Kenneth R. Bickett	44	Vice President and Controller
James G. Crump	65	Director Nominee
Mark A. McCollum	46	Director Nominee
          Our directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.
          Stephen A. Snider. Mr. Snider was elected President, Chief Executive Officer and Chairman of the Board of Directors of UCO GP, LLC in June 2006. Mr. Snider has been President, Chief Executive Officer and a director of Universal Compression Holdings since consummation of the Tidewater Compression Service, Inc. acquisition in 1998. Mr. Snider has over 25 years of experience in senior management of operating companies, and also serves as a director of Energen Corporation (a diversified energy company focusing on natural gas distribution and oil and gas exploration and production) and T-3 Energy Services, Inc. (a provider of a broad range of oilfield products and services). Mr. Snider also serves on the Board of Directors of the Memorial Hermann Hospital System.
          Ernie L. Danner. Mr. Danner will serve as director of UCO GP, LLC upon the pricing of this offering. Mr. Danner was elected Executive Vice President of UCO GP, LLC in June 2006. Mr. Danner became the Chief Financial Officer, Executive Vice President and a director of Universal Compression Holdings upon consummation of the acquisition of Tidewater Compression Service, Inc. in 1998. Mr. Danner held the position of Chief Financial Officer of Universal Compression Holdings until April 1999, after which time he retained the position of Executive Vice President. Mr. Danner became President, Latin America Division, of the wholly-owned subsidiary, Universal Compression, Inc., in November 2002. In April 2005, Mr. Danner became Executive Vice President and President, International Division. In July 2006, Mr. Danner became Executive Vice President and Chief Operating Officer. Prior to joining Universal Compression Holdings, Mr. Danner served as Chief Financial Officer and Senior Vice President of MidCon Corp. (an interstate pipeline company and a wholly-owned subsidiary of Occidental Petroleum Corporation). From 1988 until May 1997, Mr. Danner served as Vice President, Chief Financial Officer and Treasurer of INDSPEC Chemical Company and he also served as a director of INDSPEC. Mr. Danner is also a director of Tide-Air, Inc. (a distributor of Atlas Copco air compressors), Copano Energy, LLC (a midstream natural gas company), Horizon Lines, LLC (a Jones Act shipping company) and serves on the Board of Trustees of the John Cooper School in The Woodlands, Texas.

          Daniel K. Schlanger. Mr. Schlanger will serve as a director of UCO GP, LLC upon the pricing of this offering. Mr. Schlanger was elected Senior Vice President and Chief Financial Officer of UCO GP, LLC in June 2006 and Vice President — Corporate Development of Universal Compression Holdings in May 2006. From August 1996 through May 2006, Mr. Schlanger was employed as an investment banker with Merrill Lynch & Co. where he focused on the energy sector.
          J. Michael Anderson. Mr. Anderson will serve as a director of UCO GP, LLC upon the pricing of this offering, and will also serve as a member of the audit committee of the board of directors of UCO GP, LLC. Mr. Anderson was elected Senior Vice President of UCO GP, LLC in June 2006. Mr. Anderson became the Senior Vice President and Chief Financial Officer of Universal Compression Holdings in March 2003. From 1999 to March 2003, Mr. Anderson held various positions with Azurix Corp. primarily as the company’s Chief Financial Officer and later, as Chairman and Chief Executive Officer. Prior to that time, Mr. Anderson spent ten years in the Global Investment Banking Group of J. P. Morgan Chase & Co. where he specialized in merger and acquisition advisory services.
          Kirk E. Townsend. Mr. Townsend will serve as a director of UCO GP, LLC upon the pricing of this offering. Mr. Townsend was elected Senior Vice President of UCO GP, LLC in June 2006. Mr. Townsend became the Senior Vice President of Universal Compression Holdings in February 2001, and is President, North America Division, of Universal Compression, Inc., a wholly-owned subsidiary, which position he has held since October 2001. Mr. Townsend is responsible for all business activities of Universal Compression, Inc. within the United States and Canada. Mr. Townsend joined Universal Compression, Inc.’s predecessor company in 1979 as a domestic sales representative. In 1986, he became an international sales representative. Mr. Townsend was promoted to Vice President of Business Development in April 1999, and Vice President of Sales in October 1999. Mr. Townsend has over 25 years of sales and management experience in the natural gas compression industry.
          D. Bradley Childers. Mr. Childers was elected Senior Vice President of UCO GP, LLC in June 2006. In July 2006, Mr. Childers became the Senior Vice President and President, International Division of Universal Compression Holdings. Previously, Mr. Childers served as the Senior Vice President — Business Development, General Counsel and Secretary of Universal Compression Holdings since April 2005 and as the Senior Vice President, General Counsel and Secretary of Universal Compression Holdings since September 2002. Prior to joining Universal Compression Holdings, Mr. Childers held various positions with Occidental Petroleum Corporation and its subsidiaries, including as Vice President, Business Development at Occidental Oil and Gas Corporation from 1999 to August 2002, and as a corporate counsel in the legal department from 1994 to 1999. Prior to that time, Mr. Childers was an associate corporate attorney in the Los Angeles office of Sullivan & Cromwell from 1989 to 1994.
          Richard Leong. Mr. Leong was elected Senior Vice President of UCO GP, LLC in June 2006. Mr. Leong became the Senior Vice President — Marketing of Universal Compression Holdings in April 2005. Previously, Mr. Leong had been the Vice President and President, Asia Pacific Division, of Universal Compression, Inc. since December 2001. From 1996 until May 2001, Mr. Leong worked with Cooper Energy Services in various managerial and sales positions, serving most recently as Vice President, Sales & Marketing. Mr. Leong has over 31 years of marketing and general management experience in the energy industry.
          Donald C. Wayne. Mr. Wayne was elected Vice President and General Counsel and Secretary of UCO GP, LLC and Universal Compression Holdings in August 2006. Previously, Mr. Wayne served as Vice President, General Counsel of U.S. Concrete, Inc., a producer of ready-mixed concrete and concrete-related products, from May 1999 to August 2006. Prior to joining U.S. Concrete in 1999, Mr. Wayne served as an attorney with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          Kenneth R. Bickett. Mr. Bickett was elected Vice President and Controller of UCO GP, LLC in June 2006. Mr. Bickett became the Vice President and Corporate Controller of Universal Compression Holdings in July 2005. Previously, Mr. Bickett served as Vice President and Assistant Controller for Reliant Energy, Inc., an electricity and energy services provider. Prior to joining Reliant Energy in 2002,

Mr. Bickett was employed by Azurix Corp. since 1998, where he most recently served as Vice President and Controller.
          James G. Crump. Mr. Crump will serve as a director of UCO GP, LLC upon the pricing of this offering, and will also serve as a member of the audit and conflicts committees of the board of directors of UCO GP, LLC. Mr. Crump worked as an accountant at PricewaterhouseCoopers and its predecessors from 1962 until his retirement in 2001, including in numerous management and leadership roles such as Global Energy and Mining Cluster Leader, as a member of the U.S. Management Committee and the Global Management Committee and as Houston Office Managing Partner. Mr. Crump also serves as a director of Copano Energy, L.L.C., a midstream energy company.
          Mark A McCollum. Mr. McCollum will serve as a director of UCO GP, LLC upon the pricing of this offering, and will also serve as a member of the audit and conflicts committees of the board of directors of UCO GP, LLC. Since August 2003, Mr. McCollum has served as the Chief Accounting Officer of Halliburton Company. Previously, Mr. McCollum served as the Senior Vice President and Chief Financial Officers of Tenneco Automotive, Inc., from November 1999 to August 2003.
Executive Compensation
          We, our general partner and UCO GP, LLC were formed in June 2006. We have no employees. We are managed by the employees of UCO GP, LLC. For the calendar year ended December 31, 2005, Universal Compression Holdings allocated approximately $82,000 of salary and bonus expense to us on a pro forma basis for Stephen A. Snider, the chairman of the board and chief executive officer of our general partner, and approximately $23,000 for all other expenses related to his compensation. Allocated expenses related to Mr. Snider’s compensation, other than salary and bonus, included restricted stock awards, matching contributions made under a 401(k) plan and a supplemental savings plan, health care premium payments made under an executive medical and dental plan and life insurance and AD&D premium payments made under a group life insurance and AD&D plan. No other executive officer of our general partner received salary and bonus compensation allocable to us in excess of $100,000. UCO GP, LLC has not accrued any obligations with respect to management incentive or retirement benefits for its directors and officers for the 2005 or 2006 fiscal years.
          It is the current intention that UCO GP, LLC will initially have nine officers including the Chief Executive Officer, the Chief Financial Officer and all of the other officers noted above. The officers and employees of UCO GP, LLC may participate in employee benefit plans and arrangements sponsored by Universal Compression Holdings. UCO GP, LLC has not entered into any employment agreements with any of its officers. Upon completion of this offering, we intend to grant 107,143 and 32,143 options to purchase common units to each of Messrs. Schlanger and Bickett, respectively, pursuant to the Long-Term Incentive Plan described below. In addition, upon the completion of this offering, we intend to grant 122,143 options to purchase common units to other employees of Universal Compression Holdings. The options will all vest on January 1, 2009, will have an exercise price equal to the initial public offering price and will otherwise have the terms described below under “ — Long-Term Incentive Plan — Unit Option Grant Agreement”.
Compensation of Directors
          Officers or employees of UCO GP, LLC or its affiliates who also serve as directors will not receive additional compensation for their service as a director of UCO GP, LLC. Our general partner anticipates that directors who are not officers or employees of UCO GP, LLC or its affiliates will receive compensation for attending meetings of the board of directors and committee meetings. The amount of such compensation has not yet been determined. In addition, each non-employee director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for his actions associated with being a director to the fullest extent permitted under Delaware law. Upon completion of this offering, we intend to grant 2,000 phantom units to each of Messrs. Crump and McCollum pursuant to the Long-Term Incentive

Plan described below. The phantom units will all vest on January 1, 2009 and will otherwise have the terms described below under “—Long-Term Incentive Plan — Phantom Unit Grant Agreement”.
Long-Term Incentive Plan
          General. UCO GP, LLC intends to adopt a Long-Term Incentive Plan (the “Plan”) for employees, consultants and directors of UCO GP, LLC and its affiliates, including Universal Compression Holdings, who perform services for us. The summary of the Plan contained herein does not purport to be complete and is qualified in its entirety by reference to the Plan. The Plan provides for the grant of units, restricted units, phantom units, unit options and substitute awards and, with respect to unit options and phantom units, the grant of distribution equivalent rights, or DERs. Subject to adjustment for certain events, an aggregate of 632,500 common units may be delivered pursuant to awards under the Plan. Units that are cancelled, forfeited or are withheld to satisfy UCO GP, LLC’s tax withholding obligations are available for delivery pursuant to other awards. The Plan will be administered by the board of directors of UCO GP, LLC or a committee thereof, which we refer to as the plan administrator.
          Unit Awards. The plan administrator may grant unit awards to eligible individuals. A unit award is an award of common units that are fully vested upon grant and not subject to forfeiture.
          Restricted Units and Phantom Units. A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the grantee receives a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the plan administrator, cash equal to the fair market value of a common unit. The plan administrator may make grants of restricted units and phantom units under the Plan to eligible individuals containing such terms, consistent with the Plan, as the plan administrator may determine, including the period over which restricted units and phantom units granted will vest. The plan administrator may, in its discretion, base vesting on the grantee’s completion of a period of service or upon the achievement of specified financial objectives or other criteria. In addition, the restricted and phantom units will vest automatically upon a change of control (as defined in the Plan) of us, Universal Compression Holdings or UCO GP, LLC, subject to any contrary provisions in the award agreement.
          If a grantee’s employment, consulting or membership on the board terminates for any reason, the grantee’s restricted units and phantom units will be automatically forfeited unless, and to the extent, the award agreement or the plan administrator provides otherwise. Common units to be delivered with respect to these awards may be common units acquired by UCO GP, LLC in the open market, common units already owned by UCO GP, LLC, common units acquired by UCO GP, LLC directly from us or any other person, or any combination of the foregoing. UCO GP, LLC will be entitled to reimbursement by us for the cost incurred in acquiring common units. If we issue new common units with respect to these awards, the total number of common units outstanding will increase.
          Distributions made by us with respect to awards of restricted units may, in the plan administrator’s discretion, be subject to the same vesting requirements as the restricted units. The plan administrator, in its discretion, may also grant tandem DERs with respect to phantom units on such terms as it deems appropriate. DERs are rights that entitle the grantee to receive, with respect to a phantom unit, cash equal to the cash distributions made by us on a common unit.
          We intend for the restricted units and phantom units granted under the Plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, participants will not pay any consideration for the common units they receive with respect to these types of awards, and neither we nor our general partner will receive remuneration for the units delivered with respect to these awards.
          Phantom Unit Grant Agreement. Upon completion of this offering, we intend to grant 2,000 phantom units to each of Messrs. Crump and McCollum. The phantom units will be granted with tandem DERs, which shall be credited with an amount equal to any cash distributions made by us on common units during the period such phantom units are outstanding and are payable upon vesting of the tandem phantom units without interest. Under the phantom unit grant agreements, all of the phantom units vest in full on January 1, 2009. In addition, all of the phantom units will vest, subject to certain conditions, upon the occurrence of any of the following:

•	the grantee becomes disabled;

•	the grantee dies; and

•	upon a change of control of us, Universal Compression Holdings or our general partner.
          Unit Options. The Plan also permits the grant of options covering common units. Unit options may be granted to such eligible individuals and with such terms as the plan administrator may determine, consistent with the Plan; however, a unit option must have an exercise price equal to the fair market value of a common unit on the date of grant.
          Upon exercise of a unit option, UCO GP, LLC will acquire common units in the open market at a price equal to the prevailing price on the principal national securities exchange upon which the common units are then traded, or directly from us or any other person, or use common units already owned by the general partner, or any combination of the foregoing. UCO GP, LLC will be entitled to reimbursement by us for the difference between the cost incurred by UCO GP, LLC in acquiring the common units and the proceeds received by UCO GP, LLC from an optionee at the time of exercise. Thus, we will bear the cost of the unit options. If we issue new common units upon exercise of the unit options, the total number of common units outstanding will increase, and UCO GP, LLC will remit the proceeds it received from the optionee upon exercise of the unit option to us. The unit option plan has been designed to furnish additional compensation to employees, consultants and directors and to align their economic interests with those of common unitholders.
          Unit Option Grant Agreement. Upon completion of this offering, we intend to grant options to purchase an aggregate of approximately 261,429 common units to officers of our general partner and employees of Universal Compression Holdings. The options will have an exercise price equal to the initial public offering price. We expect Messrs. Schlanger and Bickett will receive options to purchase 107,143 and 32,143 common units, respectively, pursuant to unit option grant agreements. Under the unit option grant agreements, all of the options will vest and may be exercised on January 1, 2009. In addition, all of the unit options will vest and become exercisable, subject to certain conditions, upon the occurrence of any of the following:

•	the grantee becomes disabled;

•	the grantee dies; and

•	upon a change of control of us, Universal Compression Holdings or our general partner.
          Substitution Awards. The plan administrator, in its discretion, may grant substitute or replacement awards to eligible individuals who, in connection with an acquisition made by us, UCO GP, LLC or an affiliate, have forfeited an equity-based award in their former employer. A substitute award that is an option may have an exercise price less than the value of a common unit on the date of grant of the award.
          Termination of Long-Term Incentive Plan. UCO GP, LLC’s board of directors, in its discretion, may terminate the Plan at any time with respect to the common units for which a grant has not theretofore been made. The Plan will automatically terminate on the earlier of the 10th anniversary of the date it was initially approved by our unitholders or when common units are no longer available for delivery pursuant to awards under the Plan. UCO GP, LLC’s board of directors will also have the right to alter or amend the Plan or any part of it from time to time and the plan administrator may amend any award; provided, however, that no change in any outstanding award may be made that would materially impair the rights of the participant without the consent of the affected participant. Subject to unitholder approval, if required by the rules of the principal national securities exchange upon which the common units are traded, the board of directors of UCO GP, LLC may increase the number of common units that may be delivered with respect to awards under the Plan.
Reimbursement of Expenses of Our General Partner
          Our general partner will not receive any management fee or other compensation for its management of us. Our general partner and its affiliates will be reimbursed for all expenses incurred on our behalf, including the compensation of employees of Universal Compression Holdings that perform services on our behalf. These expenses include all expenses necessary or appropriate to the conduct of our business and that are allocable to us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Except as provided in the omnibus agreement we will enter into in connection with this offering, there is no cap on the amount that may be paid or reimbursed to our general partner or its affiliates for compensation or expenses incurred on our behalf. Please read “Certain Relationships and Related Party Transactions — Omnibus Agreement — Provision of Services Necessary to Operate Our Business.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth the beneficial ownership of our units that will be issued upon the consummation of this offering and the related transactions and held by:

•	each person who then will beneficially own 5% or more of the then outstanding units;

•	all of the directors and director nominees of UCO GP, LLC;

•	each executive officer of UCO GP, LLC; and

•	all directors and officers of UCO GP, LLC as a group.

				Percentage of	Percentage of Total
		Percentage of	Subordinated	Subordinated	Common and
	Common Units	Common Units	Units to be	Units to be	Subordinated Units
	to be Beneficially	to be Beneficially	Beneficially	Beneficially	to be Beneficially
Name of Beneficial Owner(1)	Owned	Owned	Owned	Owned	Owned

Universal Compression Holdings, Inc.(2)	825,000	13.0%	6,325,000	100.0%	56.5%
UCI MLP LP LLC(2)	825,000	13.0%	6,325,000	100.0%	56.5%
Stephen A. Snider(3)	—	—%	—	—%	—%
Ernie L. Danner(3)	—	—%	—	—%	—%
Daniel K. Schlanger(3)(4)	—	—%	—	—%	—%
J. Michael Anderson(3)	—	—%	—	—%	—%
Kirk E. Townsend(3)	—	—%	—	—%	—%
D. Bradley Childers(3)	—	—%	—	—%	—%
Richard Leong(3)	—	—%	—	—%	—%
Donald C. Wayne(3)	—	—%	—	—%	—%
Kenneth R. Bickett(3)(4)	—	—%	—	—%	—%
James G. Crump(3)(5)	—	—%	—	—%	—%
Mark A. McCollum(3)(5)	—	—%	—	—%	—%

All directors and officers as a group (11 persons)	—	—%	—	—%	—%

(1)	The address for all the beneficial owners in this table is 4444 Brittmoore Road, Houston, Texas 77041.

(2)	Universal Compression Holdings, Inc. is the ultimate parent company of UCI MLP LP LLC and may, therefore, be deemed to beneficially own the units held by UCI MLP LP LLC.

(3)	Does not include common units that may be purchased in the reserved unit program.

(4)	Does not include common units that may be acquired through the exercise of options to purchase common units to be granted in connection with the completion of the offering as follows: Mr. Schlanger — 107,143 and Mr. Bickett — 32,143. None of such options are exercisable within 60 days of the date of this prospectus.

(5)	Does not include common units that may be issuable upon the vesting of the 2,000 phantom units to be granted to each of Messrs. Crump and McCollum in connection with the completion of this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
          After this offering, our general partner and its affiliates will own 825,000 common units and 6,325,000 subordinated units representing an aggregate 55.4% limited partner interest in us. In addition, our general partner will own a 2% general partner interest in us and the incentive distribution rights.
Distributions and Payments to Our General Partner and its Affiliates
          The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of Universal Compression Partners, L.P. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.
Formation Stage

The consideration received by Universal Compression Holdings and its subsidiaries for the contribution of the assets and liabilities to us	• 825,000 common units;

• 6,325,000 subordinated units;

• 258,163 general partner units;

• the incentive distribution rights; and

• our assumption of $228.4 million of indebtedness from Universal Compression Holdings.
Operational Stage

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions 98% to our unitholders pro rata, including our general partner and its affiliates, as the holders of an aggregate 825,000 common units and 6,325,000 subordinated units, and 2% to our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $0.4 million on their general partner units and $10.0 million on their common and subordinated units.

Payments to our general partner and its affiliates	We will reimburse Universal Compression Holdings and its affiliates for the payment of all direct and indirect expenses incurred on our behalf. For further information regarding the reimbursement of these expenses, please read “— Omnibus Agreement.”

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement — Withdrawal or Removal of the General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.
Agreements Governing the Transactions
          We and other parties have entered into or will enter into the various documents and agreements that will effect the offering transactions, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds of this offering. These agreements will not be the result of arm’s-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as they could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, will be paid from the proceeds of this offering.
Omnibus Agreement
          Upon the closing of this offering, we will enter into an omnibus agreement with Universal Compression Holdings, our general partner and others. The following discussion describes provisions of the omnibus agreement. The omnibus agreement (other than the indemnification obligations described below under “— Indemnification for Environmental and Related Liabilities”) will terminate on a change of control of our general partner or the removal or withdrawal of our general partner.
Non-competition
          Under the omnibus agreement, subject to the termination and modification provisions described below, Universal Compression Holdings will agree, and will cause its controlled affiliates (other than us, our general partner and our subsidiaries) to agree, not to offer or provide compression services in the United States to our contract compression services customers comprising part of the business to be contributed to us in connection with the closing of the offering. Compression services will be defined to include the provision of natural gas contract compression services to customers, including through a lease of compression equipment partnered with a dated services agreement. Compression services will be defined to exclude fabrication of compression equipment, sales of compression equipment or material, parts or equipment that are components of compression equipment, leasing of compression equipment without also providing related compression equipment service and operating, maintenance, service, repairs or overhauls of compression equipment owned by third parties. In addition, under the omnibus agreement, we will agree, and will cause our subsidiaries to agree, not to offer or provide compression services to Universal Compression Holdings’ domestic contract compression services customers not part of the business contributed to us in connection with the closing of the offering.
          Universal Compression Holdings will also agree that new customers for contract compression services (neither our customers nor customers of Universal Compression Holdings for domestic contract compression services at the time of this offering) will be for our account unless the new customer is unwilling to contract with us or unwilling to do so under the new form of compression services agreement. If a new customer is unwilling to enter into such an arrangement with us, then Universal Compression Holdings may provide compression services to the new customer. In the event that either we or Universal Compression Holdings enter into a contract to provide compression services to a new customer, either we or Universal Compression, as applicable, will receive the protection of the applicable non-competition arrangements described above in the same manner as if such new customer had been a compression services customer of either us or Universal Compression Holdings at the time of the completion of this offering.

          The non-competition arrangements described above will not apply to:

•	Our provision of compression services to a particular Universal Compression Holdings customer or customers, with the approval of Universal Compression Holdings;

•	Universal Compression Holdings’ provision of compression services to a particular customer or customers of ours, with the approval of the conflicts committee of our general partner;

•	Our purchase and ownership of not more than five percent of any class of securities of any entity which provides compression services to the compression services customers of Universal Compression Holdings;

•	Universal Compression Holdings’ purchase and ownership of not more than five percent of any class of securities of any entity which provides compression services to our compression services customers;

•	Universal Compression Holdings’ ownership of us;

•	Our acquisition, ownership and operation of any business that provides compression services to Universal Compression Holdings’ compression services customers if Universal Compression Holdings has been offered the opportunity to purchase the business for its fair market value from us and Universal Compression Holdings declines to do so. However, if neither the omnibus agreement nor the non-competition arrangements described above have already terminated, we will agree not to provide compression services to Universal Compression Holdings’ customers that are also customers of the acquired business at the sites at which Universal Compression Holdings is providing compression services to them at the time of the acquisition;

•	Universal Compression Holdings’ acquisition, ownership and operation of any business that provides compression services to our compression services customers if we have been offered the opportunity to purchase the business for its fair market value from Universal Compression Holdings and we decline to do so with the concurrence of the conflicts committee of our general partner. However, if neither the omnibus agreement nor the non-competition arrangements described above have already terminated, Universal Compression Holdings will agree not to provide compression services to our customers that are also customers of the acquired business at the sites at which we are providing compression services to them at the time of the acquisition; or

•	A situation in which one of our customers (or its applicable business) and a customer of Universal Compression Holdings (or its applicable business) merge or are otherwise combined, in which case, each of we and Universal Compression Holdings may continue to provide compression services to the applicable combined entity or business without being in violation of the non-competition provisions, but Universal Compression Holdings and the conflicts committee of our general partner must negotiate in good faith to implement procedures or such other arrangements, as necessary, to protect the value to each of Universal Compression Holdings and us of the business of providing compression services to each such customer or its applicable business, as applicable.
          Unless the omnibus agreement is terminated earlier as described above, the non-competition provisions of the omnibus agreement will terminate on the first to occur of the third anniversary of the completion of this offering or a change of control of Universal Compression Holdings. If a change of control of Universal Compression Holdings occurs, and neither the omnibus agreement nor the non-competition arrangements have already terminated, Universal Compression Holdings will agree for the remaining term of the non-competition arrangements not to provide compression services to our customers at the sites at which we are providing compression services to them at the time of the change of control.

Provision of Services Necessary to Operate Our Business
          Universal Compression Holdings or its affiliates will provide all operational staff, corporate staff and support services reasonably necessary to run our business. The services will be substantially similar in nature to the services Universal Compression Holdings employs with respect to the rest of its domestic contract compression business not contributed to us at the closing of the offering. These services will be provided to us in a manner that is in the good faith judgment of Universal Compression Holdings commercially reasonable and upon the reasonable request of our general partner.
          The services may include, without limitation, operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, facilities management, investor relations, ERP, training, executive, sales, business development and engineering. Universal Compression Holdings will not be required to provide us with compression equipment as part of the services.
          Universal Compression Holdings will be entitled to be reimbursed by us for all of the services it provides us at its cost to provide such services. Costs directly attributable to Universal Compression Holdings’ transportation, operation, maintenance or repair of our compression equipment will be directly allocated to us based on the specific customer application with which they are associated. In addition, any other costs associated with Universal Compression Holdings’ provision of services to us will be allocated to us in the manner that our general partner deems reasonable. We expect that any of such costs associated with both Universal Compression Holdings’ domestic contract compression business and our business, including general and administrative costs, will be allocated to us on a pro rata basis based on the amount of compression horsepower owned by us relative to the amount owned by Universal Compression Holdings’ domestic contract compression business during a fiscal quarter.
          Universal Compression Holdings will agree that, for a period that will terminate on the last day of the fiscal quarter in which the second anniversary of the completion of this offering occurs, our obligation to reimburse it for (1) any cost of sales that it incurs in the operation of our business will be capped at an amount equal to $16.95 per horsepower (after taking into account any such costs we incur and pay directly) on a quarterly basis and (2) any selling, general and administrative costs allocated to us will be capped at $2.5 million per quarter (after taking into account any such costs we incur and pay directly). These caps may be subject to increases in connection with expansions of our operations through the acquisition or construction of new assets or businesses with the concurrence of the conflicts committee of our general partner.
Indemnification for Environmental and Related Liabilities
          Under the omnibus agreement, Universal Compression Holdings will indemnify us for three years after the closing of this offering against certain potential environmental claims, losses and expenses associated with the operation of our assets and occurring before the closing date of this offering. Universal Compression Holdings’ maximum liability for this indemnification obligation will not exceed $5 million and Universal Compression Holdings will not have any obligation under this indemnification until our aggregate losses exceed $250,000. Universal Compression Holdings will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after the closing date of this offering. We have agreed to indemnify Universal Compression Holdings against environmental liabilities related to our assets to the extent Universal Compression Holdings is not required to indemnify us.
          Additionally, Universal Compression Holdings will indemnify us for losses attributable to title defects, retained assets and income taxes attributable to pre-closing operations. We will indemnify Universal Compression Holdings for all losses attributable to the postclosing operations of the assets contributed to us, to the extent not subject to Universal Compression Holdings’ indemnification obligations.

Purchase of New Compression Equipment from Universal Compression Holdings
          Pursuant to the omnibus agreement, we will be permitted to purchase newly fabricated compression equipment from Universal Compression Holdings or its affiliates at Universal Compression Holdings’ cost to fabricate such equipment plus a fixed margin of 10%, which may be modified with the approval of Universal Compression Holdings and the conflicts committee of our general partner. Universal Compression Holdings intends to permit us to purchase newly fabricated compression equipment and is incentivized to do so to facilitate our growth given its significant equity ownership position in us. However, Universal Compression Holdings will be under no obligation to offer to us such equipment for purchase or permit us to purchase it if we request to do so and we will be under no obligation to purchase such equipment. The conflicts committee of our general partner will meet on a quarterly basis to review our purchases of newly fabricated equipment from Universal Compression Holdings. Any modifications to the pricing or procedures under which we purchase such equipment will be subject to approval by the conflicts committee.
Transfer of Compression Equipment with Universal Compression Holdings
          Pursuant to the omnibus agreement, in the event that Universal Compression Holdings or its affiliates determines in good faith that there exists a need on the part of Universal Compression Holdings’ contract compression services business or on our part to transfer compression equipment between Universal Compression Holdings and us so as to fulfill the compression services obligations of either of Universal Compression Holdings or us, such equipment may be so transferred if it will not cause us to breach any of our existing contracts or to suffer a loss of revenue under an existing compression services contract or incur any unreimbursed costs (other than as described below).
          In consideration for such transfer of compression equipment, the transferee will either (1) transfer to the transferor compression equipment equal in value to the appraised value of the compression equipment transferred to it, (2) agree to lease such compression equipment from the transferor or (3) pay the transferor an amount in cash equal to the appraised value of the compression equipment transferred to it.
          The amount of compression equipment that may be transferred in exchange for a lease or in cash as described above may be subject to a cap to be determined from time to time by Universal Compression Holdings (with respect to transfers of compression equipment by it to us) or the conflicts committee of our general partner (with respect to transfers of compression equipment by us to Universal Compression Holdings).
          The conflicts committee of our general partner will meet on a quarterly basis to review all of the transfers of compression equipment between Universal Compression Holdings. Any modifications to the procedures set forth above must be pre-approved by the conflicts committee of our general partner.
          Unless the omnibus agreement is terminated earlier as discussed above, the transfer of compression equipment provisions of the omnibus agreement described above will terminate on the first to occur of the third anniversary of the completion of this offering or a change of control of Universal Compression Holdings.
Intellectual Property License
          Universal Compression Holdings and its affiliates will grant a license to us for the use of certain marks, including our logo, for as long as Universal Compression Holdings controls our general partner, at no charge.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES
Conflicts of Interest
          Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including Universal Compression Holdings) on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of UCO GP, LLC have fiduciary duties to manage UCO GP, LLC and our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.
          Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.
          Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee, which approval may be granted in advance of a known conflict, if such approval is contingent upon compliance with pre-approved, documented guidelines and procedures, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.
          Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement provides that someone act in good faith, it requires that person to reasonably believe he is acting in the best interests of the partnership.
          Conflicts of interest could arise in the situations described below, among others.
Universal Compression Holdings may engage in competition with us under certain circumstances and may conduct its own businesses in a manner detrimental to our own.
          Universal Compression Holdings will own and control our general partner. Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us. In addition, pursuant to the omnibus agreement, we and Universal Compression Holdings will enter into certain non-competition agreements with respect to domestic compression services. “Certain Relationships and Related Party Transactions — Omnibus Agreement — Non-competition.” Similarly, under the omnibus agreement, Universal Compres-

sion Holdings will agree and will cause its affiliates to agree until the earliest to occur of the third anniversary of the completion of this offering, a change of control of Universal Compression Holdings or our general partner or the removal or withdrawal of our general partner, and subject to other limitations, not to engage in the business described above under the caption “Certain Relationships and Related Party Transactions — Omnibus Agreement — Non-competition.” Except as provided in our partnership agreement and the omnibus agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. In particular, Universal Compression Holdings will continue to engage in the domestic and international compression services business and the supply of fabricated compression equipment and the provision of aftermarket services to customers choosing to own their own compression equipment.
Neither our partnership agreement nor any other agreement requires Universal Compression Holdings to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Universal Compression Holdings’ directors have a fiduciary duty to make these decisions in the best interests of the owners of Universal Compression Holdings, which may be contrary to our interests.
          Because certain of the directors of our general partner are also directors and/or officers of Universal Compression Holdings, such directors have fiduciary duties to Universal Compression Holdings that may cause them to pursue business strategies that disproportionately benefit Universal Compression Holdings or which otherwise are not in our best interests.
Our general partner is allowed to take into account the interests of parties other than us, such as Universal Compression Holdings, in resolving conflicts of interest.
          Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.
We will not have any officers or employees and will rely on officers and employees of our general partner and its affiliates, including Universal Compression Holdings.
          We will not have any officers or employees and will rely solely on officers of our general partner and employees of Universal Compression Holdings and its affiliates. Affiliates of our general partner and Universal Compression Holdings will conduct businesses and activities of their own in which we will have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of these officers and employees. The officers of our general partner will not be required to work full time on our affairs. Each of the officers is also an officer of Universal Compression Holdings. These officers may devote significant time to the affairs of Universal Compression Holdings or its affiliates and will be compensated by these affiliates for the services rendered to them. In addition, Universal Compression Holdings will allocate expenses of operational personnel who perform services for our benefit to us and we will reimburse Universal Compression Holdings for those expenses.

Our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.
          In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

•	provides that the general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us, as determined by the general partner in good faith, and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner acting in good faith and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or must be “fair and reasonable” to us, as determined by our general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us.
Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.
          Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•	the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.
          Our partnership agreement provides that our general partner must act in “good faith” when making decisions on our behalf, and our partnership agreement further provides that in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests. Please read “The Partnership Agreement — Voting Rights” for information regarding matters that require unitholder approval.
Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.
          The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	the manner in which our business is operated, including our access to compression equipment;

•	the amount of our borrowings;

•	the amount, nature and timing of our capital expenditures;

•	our issuance of additional units;

•	asset purchases, transfers and sales and other acquisitions and dispositions; and

•	the amount of cash reserves necessary or appropriate to satisfy general, administrative and other expenses and debt service requirements, and otherwise provide for the proper conduct of our business.
          In addition, our general partner may use an amount, initially equal to approximately $13.55 million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and the general partner and may facilitate the conversion of subordinated units into common units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

          In addition, borrowings by us and our affiliates do not constitute a breach of any duty owned by the general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.
          For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permit us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordination Period.”
          Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating company, or its operating subsidiaries.
Our general partner determines which costs incurred by Universal Compression Holdings are reimbursable by us.
          We will reimburse our general partner and its affiliates for all direct and indirect costs incurred in managing and operating us. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.
Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.
          Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, that will be in effect as of the closing of this offering will be the result of arm’s-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of this offering will not be required to be negotiated on an arm’s-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to one or more of these types of situations.
          Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.
          Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner or its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.
Our general partner intends to limit its liability regarding our obligations.
          Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets. The partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units.
          Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement — Limited Call Right.”
Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.
          Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.
Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.
          The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.
Fiduciary Duties
          Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.
          Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner’s board of directors will have fiduciary duties to manage our general partner in a manner beneficial to its owners, as well as to you. Without these modifications, the general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable the general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to our common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Special provisions regarding affiliated transactions. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.
          By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.
          We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement — Indemnification.”

DESCRIPTION OF THE COMMON UNITS
The Units
          The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Our Cash Distribution Policy and Restrictions on Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”
Transfer Agent and Registrar
          Duties. Computershare Trust Company, N.A. will serve as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.
          There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
          Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.
Transfer of Common Units
          By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

          A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.
          We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
          Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.
          Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT
          The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.
          We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the fiduciary duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units — Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”
Organization and Duration
          Our partnership was organized on June 14, 2006 and will have a perpetual existence.
Purpose
          Our purpose under the partnership agreement is to engage in any business activities that are approved by our general partner. Our general partner, however, may not cause us to engage in any business activities that the general partner determines would cause us to be treated as a corporation for federal income tax purposes.
          Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of providing contract compression services, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.
Power of Attorney
          Each limited partner, and each person who acquires a unit from a unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to grant consents and waivers on behalf of the limited partners under, our partnership agreement.
Cash Distributions
          Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”
Capital Contributions
          Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

          Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.
Voting Rights
          The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units.
          In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “— Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “— Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “— Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “— Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2016 in a manner that would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets, to such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to September 30, 2016. See “— Transfer of General Partner Units.”

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of our general partner’s merger or consolidation, sale of all or substantially all of its assets or the sale of all of the ownership interests in such holder, the approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to September 30, 2016. Please read “— Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “— Transfer of Ownership Interests in the General Partner.”

Limited Liability
          Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;
constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.
          Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.
          Our subsidiaries conduct business in 16 states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a limited partner of the operating partnership may require compliance with legal requirements in the jurisdictions in which the operating partnership conducts business, including qualifying our subsidiaries to do business there.
          Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our partnership interest in our operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.
Issuance of Additional Securities
          Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.
          It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.
          In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.
          Upon issuance of additional partnership securities, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner’s 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.
Amendment of the Partnership Agreement
          General. Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.
          Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.
          The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, our general partner and its affiliates will own approximately 56.5% of the outstanding common and subordinated units.
          No Unitholder Approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor the operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	an amendment necessary to require limited partners to provide a statement, certification or other evidence to us regarding whether such limited partner is subject to United States federal income taxation on the income generated by us;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.
          In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.
          Opinion of Counsel and Unitholder Approval. Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described under “—No Unitholders Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.
          In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.
Merger, Consolidation, Conversion, Sale or Other Disposition of Assets
          A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.
          In addition, the partnership agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.
          If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.
Termination and Dissolution
          We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.
          Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither our partnership, our operating partnership nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.
Liquidation and Distribution of Proceeds
          Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner
          Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2016 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2016, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Units” and “— Transfer of Incentive Distribution Rights.”
          Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution.”
          Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. At the closing of this offering, our general partner and its affiliates will own 56.5% of the outstanding common and subordinated units.
          Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end, and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.
          In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
          If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
          In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.
Transfer of General Partner Units
          Except for transfer by our general partner of all, but not less than all, of its general partner units to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner units to another person prior to September 30, 2016 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.
          Our general partner and its affiliates may at any time, transfer common or subordinated units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.
Transfer of Ownership Interests in the General Partner
          At any time, Universal Compression Holdings and its affiliates may sell or transfer all or part of their partnership interests in our general partner, or their membership interest in UCO GP, LLC, the general partner of our general partner, to an affiliate or third party without the approval of our unitholders.
Transfer of Incentive Distribution Rights
          Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest in the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to September 30, 2016, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after September 30, 2016, the incentive distribution rights will be freely transferable.
Change of Management Provisions
          Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of our general partner.
          Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.
Limited Call Right
          If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.
          As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences — Disposition of Common Units.”
Meetings; Voting
          Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.
          Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.
          Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.
          Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.
Status as Limited Partner
          By the transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.
Non-Citizen Assignees; Redemption
          If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.
Indemnification
          Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any person designated by our general partner.
          Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.
Reimbursement of Expenses
          Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.
Books and Reports
          Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.
          We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.
          We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.
Right to Inspect Our Books and Records
          Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.
          Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.
Registration Rights
          Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts, commissions and structuring fees. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE
          After the sale of the common units offered hereby, Universal Compression Holdings and its affiliates will hold an aggregate of 825,000 common units and 6,325,000 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.
          The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.
          Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.
          The partnership agreement does not restrict our ability to issue any partnership securities at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement — Issuance of Additional Securities.”
          Under our partnership agreement, our general partner and its affiliates have the right, subject to certain limitations, to cause us to register under the Securities Act and state securities laws the offer and sale of any common units, subordinated units or other partnership securities that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units or other partnership securities to require registration of any of these units or other partnership securities and to include them in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and a structuring fee. Except as described below, our general partner and its affiliates may sell their units or other partnership interests in private transactions at any time, subject to compliance with applicable laws.
          We, our subsidiaries, our general partner and its affiliates, including the executive officers and directors of our general partner, have agreed, with exceptions, not to sell or transfer any of our common units for 180 days after the date of this prospectus. For a description of these lock-up provisions, please read “Underwriting.”

MATERIAL TAX CONSEQUENCES
          This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to the general partner and us, as to all material tax matters and all legal conclusions insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Universal Compression Partners, L.P. and our operating company.
          The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.
          All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are, to the extent noted herein, based on the accuracy of the representations made by us.
          No ruling has been received from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
          In 2004,Vinson & Elkins L.L.P., counsel to Universal Compression Holdings, had advised us that they were unable to provide an unqualified opinion that income derived under Universal Compression Holdings’ then existing agreements for providing compression equipment and services would be qualifying income to a publicly-traded partnership. Universal Compression Holdings then requested a private letter ruling from the IRS that income derived from our compression business would be qualifying income to a publicly-traded partnership. Universal Compression Holdings withdrew this private letter ruling request upon being advised by Vinson & Elkins L.L.P. that the IRS had informally indicated to Vinson & Elkins L.L.P. that the IRS was unlikely to grant a favorable ruling. In an effort to enable Vinson & Elkins L.L.P. to provide an unqualified opinion that the business being contributed to us generates sufficient qualifying income that we would be treated as a partnership for federal income tax purposes, Universal Compression Holdings has entered into new agreements with some of its customers under which Vinson & Elkins L.L.P. believes it is clear that Universal Compression Holdings provides compression services to its customers rather than leasing compression equipment to them. All of the domestic contract compression business contributed to us in connection with the closing of this offering will be under these new service agreements. No ruling has been sought or received from the IRS whether the new compression service agreements generate qualifying income, and we can provide no assurance that the IRS would provide a favorable ruling if we requested it.

          As discussed more fully below, Vinson & Elkins L.L.P. has opined that all of the income derived by us under the new compression services agreements will be qualifying income and, provided at least 90% of our gross income is qualifying income, we will be treated as a partnership for federal income tax purposes and not required to pay federal corporate income tax on our income. Vinson & Elkins L.L.P.’s advice is based upon, among other things, our entering into and generating substantially all of our income under the new compression services agreements described above. We can offer no assurance that the IRS would concur with this advice and position or that the IRS would not take a position different than that taken by Vinson & Elkins L.L.P.
          For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election”).
Partnership Status
          A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.
          Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 1% of our current income is derived from sources other than the new compression services agreement; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.
          No ruling has been obtained or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and the operating company will be disregarded as an entity separate from us for federal income tax purposes.

          In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:
          (a) Neither we nor the operating company will elect to be treated as a corporation; and
          (b) For each taxable year, more than 90% of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.
          If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.
          If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.
          The discussion below is based on Vinson & Elkins L.L.P.’s opinion that we will be classified as a partnership for federal income tax purposes.
Limited Partner Status
          Unitholders who have become limited partners of Universal Compression Partners, L.P. will be treated as partners of Universal Compression Partners, L.P. for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Universal Compression Partners, L.P. for federal income tax purposes.
          A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”
          Income, gain, deductions or losses would not be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Universal Compression Partners, L.P.
          The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Universal Compression Partners, L.P. for federal income tax purposes.
Tax Consequences of Unit Ownership
          Flow-Through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.
          Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “ — Limitations on Deductibility of Losses.”
          A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.
          Ratio of Taxable Income to Distributions. We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2009, will be allocated an amount of federal taxable income for that period that will be 20% or less of the cash distributed with respect to that period. We anticipate that after the taxable year ending December 31, 2009, the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than our estimate of 20% or less, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than 20% with respect to the period described above if:

•	gross income from operations exceeds the amount required to make the minimum quarterly distribution on all units, yet we only distribute the minimum quarterly distribution on all units; or

•	we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

          Basis of Common Units. A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”
          Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.
          In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.
          The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.
          A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.
          Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.
          The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.
          Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.
          Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.
          Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and its affiliates, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in such amount and manner as is needed to eliminate the negative balance as quickly as possible.
          An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect.
          Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.
          Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.
          Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”
          Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.
          Tax Rates. In general, the highest effective United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than twelve months at the time of disposition.
          Section 754 Election. We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.
          Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we will adopt as to property other than certain goodwill properties), a portion of the Section 743(b) adjustment attributable to recovery property under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. If we elect a method other than the remedial method with respect to a goodwill property, Treasury Regulation Section 1.197-2(g)(3) generally requires that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible, which includes goodwill properties, should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the common unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. If we elect a method other than the remedial method, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the inside basis in such properties. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. If we elect a method other than the remedial method with respect to a goodwill property, the common basis of such property is not amortizable. Please read “— Uniformity of Units.”
          Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.
          A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.
          The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations
          Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”
          Initial Tax Basis, Depreciation and Amortization Expense. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the general partner. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”
          To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Because our general partner may determine not to adopt the remedial method of allocation with respect to any difference between the tax basis and the fair market value of goodwill immediately prior to this or any future offering, we may not be entitled to any amortization deductions with respect to any goodwill properties conveyed to us on formation or held by us at the time of any future offering. Please read “— Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.
          If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”
          The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and a structuring fee we incur will be treated as syndication expenses.
          Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Common Units
          Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.
          Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.
          Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.
          The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.
          Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.
          Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
          Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.
          The use of this method may not be permitted under existing Treasury Regulations as there is no controlling authority on the issue. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders although Vinson & Elkins L.L.P. is of the opinion that this method is a reasonable method. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.
          A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.
          Notification Requirements. A purchaser of units who purchases units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may lead to the imposition of substantial penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker.
          Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.
Uniformity of Units
          Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”
          We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable to the extent attributable to property the common basis of which is not amortizable, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets and Treasury Regulation Section 1.197-2(g)(3). Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization expense position under which all purchasers acquiring units in the same month would receive depreciation and amortization expense deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization expense deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization expense deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization expense deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization expense method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”
Tax-Exempt Organizations and Other Investors
          Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.
          Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.
          Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.
          In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

          Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in business in the United States by virtue of the ownership of units, under this ruling a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.
Administrative Matters
          Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.
          The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.
          Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names UCO GP, LLC as our Tax Matters Partner.
          The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.
          A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
          Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:
          (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b) whether the beneficial owner is:

1. a person that is not a United States person;

2. a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3. a tax-exempt entity;
          (c) the amount and description of units held, acquired or transferred for the beneficial owner; and
          (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.
          Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.
          Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.
          A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:
          (1) for which there is, or was, “substantial authority”; or
          (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.
          If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules would apply to an understatement of tax resulting from an ownership of units if we were classified as a “tax shelter.” We believe we will not be classified as a tax shelter.
          A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.
          Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

          Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

•	in the case of a listed transaction, an extended statute of limitations.
We do not expect to engage in any “reportable transactions.”
State, Local, Foreign and Other Tax Considerations
          In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in the States of Alabama, Arkansas, California, Colorado, Kansas, Louisiana, Michigan, Mississippi, New Mexico, Oklahoma, Pennsylvania, Texas, Utah, Virginia, West Virginia and Wyoming and, except for Texas and Wyoming, each impose a personal income tax on individuals as well as an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.
          It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

SELLING UNITHOLDER
          If the underwriters exercise all or any portion of their option to purchase additional common units, we will issue up to 825,000 additional common units, the net proceeds of which will be used to redeem an equal number of units from a subsidiary of Universal Compression Holdings, which will be deemed to be a selling unitholder and an underwriter in this offering for the common units that would be issued upon the exercise of the overallotment option. The redemption price per common unit will be equal to the price per common unit (net of underwriting discounts and a structuring fee) sold to the underwriters upon exercise of their overallotment option.
          The following table sets forth information concerning the ownership of common and subordinated units by a subsidiary of Universal Compression Holdings. The numbers in the table are presented assuming:

•	the underwriters’ overallotment option is not exercised; and

•	the underwriters exercise their overallotment option in full.

Units Owned Immediately After
Exercise of Underwriters’
	Units Owned Immediately		Overallotment Option
	After This Offering		and Related Unit Redemption

	Assuming		Assuming
	Underwriters’		Underwriters’
	Overallotment		Overallotment
	Option is Not		Option is
Name of Selling Unitholder	Exercised	Percent(1)	Exercised in Full	Percent(1)

UCI MLP LP LLC
Common units	825,000	6.4%	—	—%
Subordinated units	6,325,000	49.0%	6,325,000	49.0%

(1)	Percentage of total units outstanding, including common units, subordinated units and general partner units.

INVESTMENT IN UNIVERSAL COMPRESSION PARTNERS, L.P.
BY EMPLOYEE BENEFIT PLANS
          An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material Tax Consequences — Tax-Exempt Organizations and Other Investors.”
          The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.
          Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.
          In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.
          The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:
          (a) The equity interests acquired by employee benefit plans are publicly offered securities — i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;
          (b) the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or
          (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.
          Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) above.
          Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING
          We intend to offer the common units through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of common units listed opposite their names below.

Number of
Underwriter	Common Units

Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,760,000
Lehman Brothers Inc.	1,760,000
Wachovia Capital Markets, LLC	990,000
A.G. Edwards & Sons, Inc.	495,000
Deutsche Bank Securities Inc.	495,000

Total	5,500,000

          The underwriters have agreed to purchase all of the common units sold under the purchase agreement if any of these common units are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.
          We, along with Universal Compression Holdings, Inc., have agreed to indemnify the underwriters against certain liabilities including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
          The underwriters are offering the common units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common units, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
          The representatives have advised us that the underwriters propose initially to offer the common units to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.81 per common unit. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per common unit to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.
          The following table shows the public offering price, underwriting discount and proceeds before expenses to Universal Compression Partners. The information assumes either no exercise or full exercise by the underwriters of the overallotment option.

	Per Common Unit	Without Option	With Option

Public offering price	$21.00	$115,500,000	$132,825,000
Underwriting discount	$1.365	$7,507,500	$8,633,625
Proceeds, before expenses, to Universal Compression Partners, L.P.	$19.635	$107,992,500	$124,191,375
          The expenses of the offering, not including the underwriting discount, are estimated at $3,000,000 and are payable by Universal Compression Partners.
          We will pay a financial advisory fee to Merrill Lynch of $500,000 for valuation analysis and structuring of our partnership.

Overallotment Option
          We have granted an option to the underwriters to purchase up to 825,000 additional common units at the initial public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional common units proportionate to that underwriter’s initial amount reflected in the above table.
Reserved Units
          At our request, the underwriters have reserved for sale, at the initial public offering price, up to 316,250 common units offered by this prospectus for sale to directors, officers, employees of our general partner and to some distributors, dealers, business associates and other persons associated with us. If these persons purchase reserved units, this will reduce the number of units available for sale to the general public. Any reserved units that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other units offered by this prospectus.
No Sale of Similar Securities
          We, our subsidiaries, our general partner and its affiliates, including the executive officers and directors of our general partner, have agreed, with exceptions, not to sell or transfer any of our common units and our general partner further has agreed not to make any demand for or exercise any right or file or cause to be filed a registration statement with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any other of our securities or publicly disclose the intention to do any of the foregoing for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch and Lehman Brothers on behalf of the underwriters. Specifically, we and these other individuals have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any common units,

•	sell any option or contract to purchase any common units,

•	purchase any option or contract to sell any common units,

•	grant any option, right or warrant for the sale of any common units,

•	otherwise dispose of or transfer any common units, or

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common units whether any such swap or transaction is to be settled by delivery of common units or other securities, in cash or otherwise.
          This lock-up provision applies to common units and to securities convertible into or exchangeable or exercisable for or repayable with common units. It also applies to common units owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The foregoing will not apply to the offer for sale, sale or other issuance of common units or other securities to Universal Compression Holdings or any of its subsidiaries provided that any such recipient of common units or other securities enters into a lock-up arrangement for the remainder of the 180-day restricted period. The 180-day restricted period will be automatically extended if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day restricted period beginning on the last day of the 180-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

          Merrill Lynch and Lehman Brothers, in their sole discretion, may release the common units subject to lock-up agreements, in whole or in part, at any time with or without notice. When determining whether or not to release common units from lock-up agreements, Merrill Lynch and Lehman Brothers will consider, among other factors, the unitholders’ reasons for requesting the release, the number of common units for which the release is being requested and market conditions at the time. However, Merrill Lynch and Lehman Brothers have informed us that, as of the date of this prospectus, there are no agreements between them and any party that would allow such party to transfer any common units, nor do they have any intention at this time of releasing any of the common units subject to the lock-up agreements, prior to the expiration of the lock-up.
Listing on the Nasdaq Global Market
          We have been approved to list our common units on the NASDAQ Global Market under the symbol “UCLP.”
Offering Price
          Before this offering, there has been no public market for our common units. The initial public offering price was determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors considered in determining the initial public offering price were:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our partnership and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenue;

•	the present state of our development; and

•	the above factors in relation to market values and various other valuation measures of other publicly traded partnerships.
          An active trading market for the common units may not develop. It is also possible that after the offering the common units will not trade in the public market at or above the initial public offering price.
          The underwriters do not expect to sell more than 5% of the common units in the aggregate to accounts over which they exercise discretionary authority.
NASD Regulations
          Because the National Association of Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.
Price Stabilization, Short Positions and Penalty Bids
          Until the distribution of the common units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common units. However, the representatives may engage in transactions that stabilize the price of the common units, such as bids or purchases to peg, fix or maintain that price.

          If the underwriters create a short position in the common units in connection with the offering, i.e., if they sell more common units than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing common units in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of the common units to stabilize its price or to reduce a short position may cause the price of the common units to be higher than it might be in the absence of such purchases.
          The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase common units in the open market to reduce the underwriter’s short position or to stabilize the price of such common units, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those common units. The imposition of a penalty bid may also affect the price of the common units in that it discourages resales of those common units.
          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Internet Distribution
          A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may allocate a limited number of common units for sale to their online brokerage customers. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.
United Kingdom
          This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
          Each of the underwriters has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the common units in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b)	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common units in, from or otherwise involving the United Kingdom.

European Economic Area
          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) each underwriter represents and warrants that it has not made and will not make an offer to the public of any common units which are the subject of the offering contemplated by this prospectus in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any common units at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Merrill Lynch and Lehman Brothers for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common units shall result in a requirement for the publication by Universal Compression Partners or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.
          For the purposes of this provision, the expression an “offer to the public” in relation to any common units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common units to be offered so as to enable an investor to decide to purchase any common units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
Other Relationships
          Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Universal Compression Holdings and its subsidiaries or with us. They have received or are expected to receive customary fees and commissions for these transactions. In particular, Merrill Lynch is serving as Universal Compression, Inc.’s financial advisor in connection with its contribution of assets to us in connection with this offering and affiliates of Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC will be lenders under our anticipated credit facility.

VALIDITY OF THE COMMON UNITS
          The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. The validity of the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.
EXPERTS
          The financial statements of Universal Compression Partners Predecessor as of March 31, 2005 and December 31, 2005 and for each of the two years ended March 31, 2004 and 2005 and the nine months ended December 31, 2005 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the combined financial statements and financial statement schedule and includes an explanatory paragraph relating to the preparation of the combined financial statements of Universal Compression Partners Predecessor from the separate records maintained by Universal Compression Holdings, Inc.) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
          The balance sheet of Universal Compression Partners, L.P. as of June 22, 2006 and the balance sheet of UCO General Partner, LP as of June 22, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-l regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s web site.
          We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.
FORWARD-LOOKING STATEMENTS
          Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

INDEX TO FINANCIAL STATEMENTS

UNIVERSAL COMPRESSION PARTNERS, L.P. UNAUDITED PRO FORMA FINANCIAL STATEMENTS:
Introduction	F-2
Unaudited Pro Forma Balance Sheet as of June 30, 2006	F-3
Unaudited Pro Forma Statement of Operations for the nine months ended December 31, 2005	F-4
Unaudited Pro Forma Statement of Operations for the six months ended June 30, 2006	F-5
Notes to Unaudited Pro Forma Financial Statements	F-6
UNIVERSAL COMPRESSION PARTNERS PREDECESSOR COMBINED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-9
Combined Balance Sheets as of March 31, 2005, December 31, 2005 and June 30, 2006 (unaudited)	F-10

 Combined Statements of Operations, Comprehensive Income and Changes in Net Parent Equity for the twelve months ended March 31, 2004 and 2005, the nine months ended December 31, 2004 (unaudited) and 2005 and the six months ended June 30, 2005 (unaudited) and 2006 (unaudited)
F-11

 Combined Statements of Cash Flows for the twelve months ended March 31, 2004 and 2005, the nine months ended December 31, 2004 (unaudited) and 2005 and the six months ended June 30, 2005 (unaudited) and 2006 (unaudited)
F-12
Notes to Combined Financial Statements	F-13
UNIVERSAL COMPRESSION PARTNERS, L.P. FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-20
Balance Sheet as of June 22, 2006	F-21
Note to Balance Sheet	F-22
UCO GENERAL PARTNER, LP FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-23
Balance Sheet as of June 22, 2006	F-24
Note to Balance Sheet	F-25

UNIVERSAL COMPRESSION PARTNERS, L.P.
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
Introduction
          The unaudited pro forma financial statements of Universal Compression Partners, L.P. (“the Partnership”) as of June 30, 2006 and the six months ended June 30, 2006 and the nine months ended December 31, 2005 are based on the historical combined balance sheet and results of operations of Universal Compression Partners Predecessor (the “Predecessor”). Upon the closing of the initial public offering of the Partnership, a portion of the Predecessor’s customer contracts and compressor fleet will be owned by the Partnership. The customer contracts and compressor fleet owned by the Partnership initially will include service agreements with nine customers and an approximately 330,000-horsepower compressor fleet, comprised of approximately 820 individual compressor units which will serve those customers. The contribution of these assets to the Partnership will be recorded at historical cost. The unaudited pro forma financial statements of the Partnership have been derived from the historical combined financial statements of the Predecessor included elsewhere in the Prospectus and are qualified in their entirety by reference to such historical combined financial statements and related notes contained herein. The pro forma financial statements have been prepared on the basis that the Partnership will be treated as a partnership for federal income tax purposes. The unaudited pro forma financial statements should be read in conjunction with the accompanying notes and with the historical combined financial statements and related notes of the Predecessor.
          The pro forma financial statements reflect the following transactions:

•	the contribution of certain contract compression service agreements and related compressor fleet from Universal Compression Holdings, Inc. and its subsidiaries (“Universal Compression Holdings”) to the Partnership;

•	the Partnership’s assumption of $228.4 million of Universal Compression Holdings’ term loan debt;

•	the issuance by the Partnership of common units to the public, payment of estimated underwriting commissions and other expenses of the offering and use of those net proceeds to repay a portion of the debt assumed from Universal Compression Holdings; and

•	borrowings of $125.0 million under a new revolving credit facility entered into at the closing of the offering and related debt issuance costs and use of those net proceeds to retire the remaining debt assumed from Universal Compression Holdings and not repaid with the proceeds from the offering.
          The unaudited pro forma balance sheet and results of operations were derived by adjusting the historical combined financial statements of the Predecessor. The adjustments are based on currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transaction as contemplated and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.
          The unaudited pro forma financial statements are not necessarily indicative of the results that actually would have occurred if the Partnership had assumed the customer service agreements and compressor fleet that will be owned by the Partnership as of the closing of the initial public offering on the dates indicated or which would be obtained in the future.

UNIVERSAL COMPRESSION PARTNERS, L.P.
UNAUDITED PRO FORMA BALANCE SHEET
June 30, 2006

	Universal
	Compression
	Partners
	Predecessor			Partnership
	Historical	Adjustments		Pro Forma

	(dollars in thousands)
ASSETS
Cash	$—	$115,500	(a)	$—
		(11,007	)(b)
		125,000	(c)
		(1,125	)(d)
		(228,368	)(e)
Accounts receivable, net of allowance for bad debts	57,021	(57,021	)(f)	—
Contract compression equipment	1,256,203	(1,061,965	)(f)	194,238
Other property	25,111	(25,111	)(f)	—
Accumulated depreciation	(279,101)	240,711	(f)	(38,390)

Net property and equipment	1,002,213	(846,365)		155,848

Goodwill	261,752	(222,072	)(g)	39,680
Deferred financing cost	—	1,125	(d)	1,125

Total assets	$1,320,986	$(1,124,333)		$196,653

LIABILITIES AND PARTNERS’ CAPITAL/ NET PARENT EQUITY
Accrued liabilities	$7,727	$(7,727	)(f)	$—
Long-term debt	—	125,000	(c)	125,000
		228,368	(h)
		(228,368	)(e)
Net parent equity	1,313,259	(228,368	)(h)	—
		(895,659	)(f)
		(222,072	)(g)
		32,840	(i)
Common unitholders — public	—	115,500	(a)	104,493
		(11,007	)(b)
Common unitholder — sponsor	—	(3,657	)(i)	(3,657)
Subordinated unitholder — sponsor	—	(28,039	)(i)	(28,039)
General partner interest	—	(1,144	)(i)	(1,144)

Total liabilities and partners’ capital/net parent equity	$1,320,986	$(1,124,333)		$196,653

See accompanying notes to unaudited pro forma financial statements.

UNIVERSAL COMPRESSION PARTNERS, L.P.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
Nine Months Ended December 31, 2005

	Universal
	Compression
	Partners
	Predecessor			Partnership
	Historical	Adjustments		Pro Forma

	(dollars and units in thousands,
	except per unit data)
Revenue	$248,414	$(211,598	)(j)	$36,816
Cost of sales (excluding depreciation expense)	88,158	(76,315	)(j)	11,843
Selling, general and administrative expenses	22,437	(19,000	)(k)	3,437
Depreciation	52,595	(45,808	)(l)	6,787
Interest expense, net	—	6,473	(m)	6,473
Other (income) loss, net	1,220	(1,220	)(n)	—

Net income	$84,004	$(75,728)		$8,276

General partner interest in net income				$166

Limited partner interest in net income				$8,110

Weighted average number of limited partner units outstanding				12,650

Net income per limited partner unit				$0.64

See accompanying notes to unaudited pro forma financial statements.

UNIVERSAL COMPRESSION PARTNERS, L.P.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
Six Months Ended June 30, 2006

	Universal
	Compression
	Partners
	Predecessor			Partnership
	Historical	Adjustments		Pro Forma

	(dollars and units in thousands,
	except per unit data)
Revenue	$195,505	$(163,748	)(j)	$31,757
Cost of sales (excluding depreciation expense)	68,706	(58,820	)(j)	9,886
Selling, general and administrative expenses	22,479	(18,749	)(k)	3,730
Depreciation	38,001	(32,933	)(l)	5,068
Interest expense, net	—	4,316	(m)	4,316
Other (income) loss, net	(577)	577	(n)	—

Net income	$66,896	$(58,139)		$8,757

General partner interest in net income				$175

Limited partner interest in net income				$8,582

Weighted average number of limited partner units outstanding				12,650

Net income per limited partner unit				$0.68

See accompanying notes to unaudited pro forma financial statements.

UNIVERSAL COMPRESSION PARTNERS, L.P.
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.	Basis of Presentation, the Offering and Other Transactions
          The historical financial information is derived from the historical combined financial statements of Universal Compression Partners Predecessor (the “Predecessor”). The pro forma adjustments have been prepared as if the transactions to be effected at the closing of this offering had taken place on June 30, 2006, in the case of the pro forma balance sheet, or as of April 1, 2005, in the case of the pro forma statements of operations for the nine months ended December 31, 2005 and the six months ended June 30, 2006.
          The pro forma financial statements reflect the following transactions:

•	the contribution of certain contract compression service agreements and related compressor fleet from Universal Compression Holdings, Inc. and its subsidiaries (“Universal Compression Holdings”) to Universal Compression Partners, L.P. (the “Partnership”);

•	the Partnership’s assumption of $228.4 million of Universal Compression Holdings’ term loan debt;

•	the issuance by the Partnership of common units to the public, payment of estimated underwriting commissions and other expenses of the offering and use of those net proceeds to repay a portion of the debt assumed from Universal Compression Holdings; and

•	borrowings of $125.0 million under the new revolving credit facility entered into at the closing of the offering and related debt issuance costs and use of those net proceeds to retire the remaining debt assumed from Universal Compression Holdings and not repaid with the proceeds from the offering.
          Upon completion of this offering, the Partnership anticipates incurring incremental general and administrative expenses of approximately $2.5 million per year, some of which will be allocated to the Partnership by Universal Compression Holdings, as a result of being a publicly traded limited partnership, including costs associated with annual and quarterly reports to unitholders, financial statement audit, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation. The unaudited pro forma financial statements do not reflect this anticipated incremental general and administrative expense.

2.	Pro Forma Adjustments and Assumptions
          (a) Reflects the gross proceeds to the Partnership of $115.5 million from the issuance and sale of 5.5 million common units at the initial public offering price of $21.00 per unit.
          (b) Reflects the payment of estimated underwriting commissions and other expenses of the offering of $11.0 million, which will be allocated to the public common units.
          (c) Reflects $125.0 million of borrowings under the new revolving credit facility.
          (d) Reflects estimated deferred issuance costs associated with the new revolving credit facility.
          (e) Reflects the repayment of debt assumed from Universal Compression Holdings using the net proceeds from the offering and borrowings under the new revolving credit facility.
          (f) Reflects assets and liabilities of the Predecessor that are not being contributed to the Partnership by Universal Compression Holdings.
          (g) Reflects goodwill of the Predecessor related to that portion of the Predecessor’s business that is not being contributed to the Partnership by Universal Compression Holdings. Pro forma Partnership

UNIVERSAL COMPRESSION PARTNERS, L.P.
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS — (Continued)
goodwill has been determined based on the percentage of fair value of net assets contributed to the Partnership to total fair value of the Predecessor’s net assets other than goodwill.
          (h) Reflects the assumption of debt from Universal Compression Holdings.
          (i) Reflects the conversion of the adjusted net parent equity of $(32.8) million from net parent equity to subordinated limited partner equity of the Partnership and the general partner’s interest in the Partnership. The conversion is allocated as follows:

•	$(3.7) million for 825,000 common units

•	$(28.0) million for 6,325,000 subordinated units

•	$(1.1) million for 258,163 general partner units
          After the conversion, the equity amounts of the common and subordinated unitholders are 49% and 49%, respectively, of total equity, with the remaining 2% equity representing the general partner interest.
          (j) Reflects revenue and cost of sales (excluding depreciation expense) of the Predecessor that relate to contract compression service agreements that are not being contributed to the Partnership by Universal Compression Holdings.
          (k) Reflects selling, general, and administrative (“SG&A”) expenses of the Predecessor that relate to assets and contract compression service agreements that are not being contributed by Universal Compression Holdings. The Predecessor SG&A expenses have been allocated to the Partnership based on the percentage of total Predecessor horsepower of compressor units contributed to the Partnership to total horsepower of the Predecessor’s compressor units.
          (l) Reflects depreciation expense of the Predecessor that relates to assets that are not being contributed to the Partnership by Universal Compression Holdings.
          (m) Reflects interest expense related to the borrowings under the new revolving credit facility, related amortization of deferred issuance costs described in (c) and (d) above, the commitment fee on the new $225 million revolving credit facility and the impact of interest rate swaps that are designated as cash flow hedges. The interest expense is based on an average interest rate of LIBOR plus 1.25% for the borrowings under the new revolving credit facility and a 5-year amortization period for the deferred issuance costs. The amount drawn under the revolving credit facility as of June 30, 2006 is $125.0 million and the commitment fee is 0.25%. The Partnership has entered into floating-to-fixed swaps covering a notional amount of $125 million of borrowings under the new revolving credit facility that fix the LIBOR rate at 5.275%, resulting in an assumed interest rate of 6.525%. The interest rate and commitment fee rate represent rates currently available since the Partnership has not entered into the revolving credit facility at this date. A change in the average LIBOR rate would not impact pro forma Partnership interest expense because the terms of the interest rate swaps and the assumed terms of the related debt substantially coincide resulting in no ineffectiveness.
          (n) Reflects other (income) loss, net of the Predecessor that is not being contributed to the Partnership by Universal Compression Holdings.

UNIVERSAL COMPRESSION PARTNERS, L.P.
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS — (Continued)

3.	Pro Forma Net Income Per Limited Partner Unit
          Pro forma net income per limited partner unit is determined by dividing the pro forma net income that would have been allocated to the common and subordinated unitholders, which is 98% of the pro forma net income, by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, the number of common and subordinated units assumed to be outstanding was 12,650,000. All units were assumed to have been outstanding since April 1, 2005. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of the initial public offering of the common units of the Partnership. Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, the general partner is entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to the general partner than to the holders of common and subordinated units. The pro forma net income per unit calculations assume that no incentive distributions were made to the general partner because no such distribution would have been paid based upon the pro forma available cash from operating surplus for the periods.

4.	Pro Forma Taxable Income Per Limited Partner Unit
          The unaudited pro forma financial information does not reflect federal or state income taxes, as income taxes will be the responsibility of unitholders and not the Partnership. The historical taxable income of the Predecessor bears no material relationship to the amount of federal taxable income that the Partnership will allocate to unitholders. Among other considerations, depreciation allocable to the unitholders will significantly exceed the historical depreciation on the assets because the unitholders effectively will have a stepped-up basis in their share of at least a large part of the assets of the Partnership. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction”. The Partnership estimates that through the year ended December 31, 2009, purchasers of units in this offering will be allocated, on a cumulative basis, an amount of federal taxable income that will be 20% or less of the cash distributed to them. For example, if the Partnership pays an annual distribution of $1.40 per unit, the Partnership estimates that a unitholder would be allocated no more than $0.28 per unit of federal taxable income for that annual period. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction”.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
Universal Compression Holdings, Inc.
Houston, Texas
We have audited the accompanying combined balance sheets of Universal Compression Partners Predecessor (the “Company”) as of March 31, 2005 and December 31, 2005, and the related combined statements of operations, comprehensive income and changes in net parent equity and cash flows for each of the two years ended March 31, 2004 and 2005 and the nine months ended December 31, 2005. Our audits also included the combined financial statement schedule included in Part II, Item 16(b). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Universal Compression Partners Predecessor as of March 31, 2005 and December 31, 2005, and the results of its operations and its cash flows for each of the two years ended March 31, 2004 and 2005 and the nine months ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such combined financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
The accompanying combined financial statements have been prepared from the separate records maintained by Universal Compression Holdings, Inc. and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of certain expenses represent allocations made from and are applicable to Universal Compression Holdings, Inc. as a whole.
/s/ Deloitte & Touche LLP
Houston, Texas
June 23, 2006

UNIVERSAL COMPRESSION PARTNERS PREDECESSOR
COMBINED BALANCE SHEETS

	March 31,	December 31,	June 30,
	2005	2005	2006

			(Unaudited)
	(dollars in thousands)
ASSETS
Accounts receivable, net of allowance for bad debts of $401, $767 and $958 as of March 31, 2005, December 31, 2005 and June 30, 2006, respectively	$20,067	$23,042	$57,021
Contract compression equipment	1,198,591	1,214,025	1,256,203
Other property	13,233	20,741	25,111
Accumulated depreciation	(197,325)	(243,638)	(279,101)

Net property and equipment	1,014,499	991,128	1,002,213
Goodwill	261,752	261,752	261,752

Total assets	$1,296,318	$1,275,922	$1,320,986

LIABILITIES AND NET PARENT EQUITY
Accrued liabilities	$6,029	$6,984	$7,727
Commitments and contingencies (Note 6)
Net parent equity	1,290,289	1,268,938	1,313,259

Total liabilities and net parent equity	$1,296,318	$1,275,922	$1,320,986

See accompanying notes to combined financial statements.

UNIVERSAL COMPRESSION PARTNERS PREDECESSOR
COMBINED STATEMENTS OF OPERATIONS, COMPREHENSIVE INCOME AND
CHANGES IN NET PARENT EQUITY

	Twelve Months Ended		Nine Months Ended		Six Months Ended
	March 31,		December 31,		June 30,

	2004	2005	2004	2005	2005	2006

			(Unaudited)		(Unaudited)
	(dollars in thousands)
Revenue	$280,951	$296,239	$219,321	$248,414	$156,590	$195,505
Cost of sales (excluding depreciation expense)	102,408	109,374	80,134	88,158	57,016	68,706
Selling, general and administrative expenses	26,076	26,319	19,158	22,437	14,128	22,479
Depreciation	59,020	62,920	46,391	52,595	33,488	38,001
Other (income) loss, net	600	(344)	208	1,220	(166)	(577)

Net income and comprehensive income	$92,847	$97,970	$73,430	$84,004	$52,124	$66,896

Combined changes in net parent equity:
Balance at beginning of period	$1,341,041	$1,286,174	$1,286,174	$1,290,289	$1,299,063	$1,268,938
Net income	92,847	97,970	73,430	84,004	52,124	66,896
Net distributions to parent	(147,714)	(93,855)	(60,541)	(105,355)	(69,138)	(22,575)

Balance at end of period	$1,286,174	$1,290,289	$1,299,063	$1,268,938	$1,282,049	$1,313,259

See accompanying notes to combined financial statements.

UNIVERSAL COMPRESSION PARTNERS PREDECESSOR
COMBINED STATEMENTS OF CASH FLOWS

	Twelve Months Ended		Nine Months Ended		Six Months Ended
	March 31,		December 31,		June 30,

	2004	2005	2004	2005	2005	2006

			(Unaudited)		(Unaudited)
	(dollars in thousands)
Cash flows from operating activities:
Net income	$92,847	$97,970	$73,430	$84,004	$52,124	$66,896
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	59,020	62,920	46,391	52,595	33,488	38,001
(Gain) loss on asset sales	(53)	(560)	(553)	628	355	(575)
(Increase) decrease in receivables	3,130	(4,058)	(2,610)	(2,975)	2,142	(33,979)
Increase (decrease) in accrued liabilities	141	2,192	1,050	955	(2,244)	743

Net cash provided by operating activities	155,085	158,464	117,708	135,207	85,865	71,086

Cash flows from investing activities:
Additions to property and equipment	(48,659)	(82,382)	(61,075)	(61,607)	(39,835)	(51,905)
Proceeds from sale of property and equipment	30,801	13,800	11,378	7,778	6,065	4,721

Net cash used in investing activities	(17,858)	(68,582)	(49,697)	(53,829)	(33,770)	(47,184)

Cash flows from financing activities:
Net distributions to parent	(137,227)	(89,882)	(68,011)	(81,378)	(52,095)	(23,902)

Net cash used in financing activities	(137,227)	(89,882)	(68,011)	(81,378)	(52,095)	(23,902)

Increase (decrease) in cash and cash equivalents	—	—	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—	$—	$—	$—

See accompanying notes to combined financial statements.

UNIVERSAL COMPRESSION PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation and Summary of Significant Accounting Policies
Organization
          These notes apply to the combined financial statements of the natural gas contract compression business that is provided in the United States of America (“United States”) by Universal Compression Holdings, Inc. (along with its subsidiaries, “Universal Compression Holdings”) and its subsidiaries (the “Predecessor”). These combined financial statements are prepared in connection with the proposed initial public offering of limited partner units in Universal Compression Partners, L.P. (the “Partnership”), which was formed in June 2006 and that will initially own a portion of the business conducted by the Predecessor. Upon the closing of the initial public offering, Universal Compression Holdings will contribute to the Partnership contract compression service agreements with nine customers across the United States and an approximately 330,000-horsepower compressor fleet, comprised of approximately 820 individual compressor units which will serve those customers.
Nature of Operations
          Natural gas compression is a mechanical process whereby a volume of natural gas at an existing pressure is increased to a desired higher pressure for transportation from one point to another, and is essential to the transportation and production of natural gas. Compression is typically required several times during the natural gas production and transportation cycle, including: (1) at the wellhead; (2) throughout gathering and distribution systems; (3) into and out of processing and storage facilities; and (4) along intrastate and interstate pipelines.
Basis of Presentation
          The combined financial statements include the accounts of the Predecessor and have been prepared in accordance with accounting principles generally accepted in the Unites States. The combined statements of operations include all revenue and costs directly attributable to the Predecessor. In addition, cost of sales (excluding depreciation expense) and selling, general and administrative expenses include costs incurred by Universal Compression Holdings and allocated to us based on allocation factors that the Predecessor believes are reasonable. These costs include, among other things, indirect field labor, vehicle fuel cost, vehicle and field operations facilities repair and maintenance costs, miscellaneous supplies cost and centralized corporate functions such as legal, accounting, treasury, insurance administration and claims processing and risk management, health, safety and environmental, information technology, human resources, credit, payroll, taxes and other corporate services and the use of facilities that support these functions. These allocations may not be necessarily indicative of the costs and expense that would result if the Partnership was an independent entity.
          The accompanying unaudited financial statements as of June 30, 2006 and for the nine months ended December 31, 2004 and the six months ended June 30, 2005 and 2006 contain all appropriate adjustments, all of which are normal recurring adjustments unless otherwise noted, considered necessary to present fairly the financial position of the Partnership and its results of operations, changes in net parent equity and cash flows for the respective periods. Operating results for the six-month period ended June 30, 2006 are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2006.
Fiscal Year
          In December 2005, Universal Compression Holdings’ board of directors approved a change to its fiscal year end from March 31 to December 31, effective in 2005. As a result of this change, the Predecessor is reporting a nine-month transition period ended December 31, 2005.

UNIVERSAL COMPRESSION PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Use of Estimates
          In preparing the Predecessor’s financial statements in conformity with accounting principles acceptable in the United States, management makes estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results may differ from these estimates.
Revenue Recognition
          Revenue is recognized by the Predecessor using the following criteria: (a) persuasive evidence of an exchange arrangement exists; (b) delivery has occurred or services have been rendered; (c) the buyer’s price is fixed or determinable and (d) collectibility is reasonably assured.
          Revenue from contract compression service is recorded when earned, which generally occurs monthly at the time the monthly compression service is provided to customers in accordance with contracts.
Concentration of Credit Risk
          Trade accounts receivable are due from companies of varying size engaged in oil and gas activities in the United States. The Predecessor reviews the financial condition of customers prior to extending credit and periodically updates customer credit information. Payment terms are on a short-term basis. No single customer accounted for 10% or more of the Predecessor’s revenue for the twelve months ended March 31, 2004 and 2005, the nine months ended December 31, 2004 (unaudited) and 2005 and the six months ended June 30, 2005 (unaudited) and 2006 (unaudited). For the twelve months ended March 31, 2004 and 2005 and the nine months ended December 31, 2005, the Predecessor wrote off bad debts, net of recoveries totaling $1.4 million, $0.5 million, and $(0.1) million, respectively.
Property and Equipment
          Property and equipment are carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis using estimated useful lives. For compression equipment, depreciation begins with the first compression service. The estimated useful lives as of December 31, 2005 were as follows:

Compression equipment	15-30 years
Other property and equipment	5 years
          Maintenance and repairs are charged to expense as incurred. Overhauls and major improvements that increase the value or extend the life of compressor units are capitalized and depreciated over the estimated useful life of up to 6.5 years.
          Depreciation expense for the twelve months ended March 31, 2004 and 2005 and the nine months ended December 31, 2004 (unaudited) and 2005 was $59.0 million, $62.9 million, $46.4 million and $52.6 million, respectively. Depreciation expense for the six months ended June 30, 2005 (unaudited) and 2006 (unaudited) was $33.5 million and $38.0 million, respectively.
          Property and equipment are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable based upon undiscounted cash flows. Any impairment losses are measured based upon the excess of the carrying value over the fair value.
Goodwill
          Goodwill and intangible assets acquired in connection with business combinations represent the excess of consideration over the fair value of tangible net assets acquired. Certain assumptions and

UNIVERSAL COMPRESSION PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
estimates are employed in determining the fair value of assets acquired and liabilities assumed, as well as in determining the allocation of goodwill to the appropriate reporting unit.
          The Predecessor performs an impairment test for goodwill assets annually or earlier if indicators of potential impairment exist. The Predecessor’s goodwill impairment test involves a comparison of the fair value of its reporting unit with its carrying value. The fair value is determined using discounted cash flows and other market-related valuation models. Certain estimates and judgments are required in the application of the fair value models. In February 2005 and 2006, the Predecessor performed an impairment analysis in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” and determined that no impairment had occurred. During the nine months ended December 31, 2005, no event occurred or circumstances changed that would more likely than not reduce the fair value of its reporting unit below its carrying value. As a result, an interim test for goodwill impairment between the Predecessor’s annual test dates was not performed. If for any reason the fair value of the Predecessor’s goodwill declines below the carrying value in the future, the Predecessor may incur charges for the impairment.
Income Taxes
          The Predecessor’s operations are currently included in Universal Compression Holdings consolidated federal tax return. Following the initial public offering of the Partnership, its operations will be treated as a partnership for federal tax purposes with each partner being separately taxed on its share of taxable income. As a result, income taxes have been excluded from these combined financial statements.
Comprehensive Income
          The Predecessor had no items of other comprehensive income for any period presented in the Combined Statements of Operations, Comprehensive Income and Changes in Net Parent Equity. As a result, net income and comprehensive income are the same for all periods presented.
Segment Reporting
          SFAS No. 131, “Disclosures about Segments Of an Enterprise and Related Information,” established standards for entities to report information about the operating segments and geographic areas in which they operate. The Predecessor only operates in one segment and all of its operations are located in the United States.
Fair Value of Financial Instruments
          The Predecessor’s financial instruments consist of trade receivables (which have carrying values that approximate fair value due to their short-term nature).
Environmental Liabilities
          The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.
Non-cash Financing and Investing Activities
          Net distributions to parent on the Combined Statements of Cash Flows for the twelve months ended March 31, 2004 and 2005, the nine months ended December 31, 2004 (unaudited) and 2005 and the six months ended June 30, 2005 (unaudited) and 2006 (unaudited), exclude certain non-cash transactions related to net transfers of contract compression equipment (from)/to the Predecessor and

UNIVERSAL COMPRESSION PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
from/(to) other subsidiaries of Universal Compression Holdings of ($10.5 million), ($4.0 million), $7.5 million, ($24.0 million), ($17.0 million) and $1.3 million, respectively.
New Accounting Pronouncements
          In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29,” to address the measurement of exchanges of nonmonetary assets. SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This statement was adopted by the Predecessor beginning July 1, 2005. The adoption of this statement did not have a material impact on the Predecessor’s financial statements.
          In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.” This statement clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred, if the liability’s fair value can be reasonably estimated. The provisions of FIN 47 were effective December 31, 2005. The adoption of this interpretation did not have a material impact on the Predecessor’s financial statements.
          In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a material impact on the Predecessor’s financial statements.

2.	Goodwill
          The Predecessor’s acquisitions were accounted for as purchases. Goodwill has been recognized for the amount of the excess of the purchase price over the fair value of the net assets acquired and is accounted for in accordance with SFAS No. 142.
          During February 2005 and 2006, the Predecessor performed an impairment analysis on our goodwill in accordance with SFAS No. 142 and determined that no impairment had occurred.

3.	Related Party Transactions
          The Predecessor has no employees. The employees supporting the Predecessor are employees of Universal Compression Holdings. Services provided by Universal Compression Holdings to the Predecessor include support of the contract compression services provided by the Predecessor to its customers utilizing equipment owned by the Predecessor, such as designing, sourcing, installing, operating, servicing, repairing and maintaining the equipment. Additionally, Universal Compression Holdings provides to the Predecessor centralized corporate functions such as legal, accounting, treasury, insurance administration and claims processing and risk management, health, safety and environmental, information technology, human resources, credit, payroll, taxes and other corporate services and the use of facilities that support these functions. Cost incurred by Universal Compression Holdings on behalf of the Predecessor and that can be directly identified to the Predecessor are included in the Predecessor’s results of operations. Cost incurred by Universal Compression Holdings that are indirectly attributable to the Predecessor and Universal Compression Holdings’ other operations are allocated among the Predecessor and Universal Compression

UNIVERSAL COMPRESSION PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Holdings’ other operations. For the twelve months ended March 31, 2004 and 2005, the nine months ended December 31, 2004 (unaudited) and 2005 and the six months ended June 30, 2005 (unaudited) and 2006 (unaudited), Universal Compression Holdings’ defined contribution 401(k) plan and employees’ supplemental savings plan expense allocated to the Predecessor was $0.6 million, $0.5 million, $0.4 million, $0.4 million, $0.3 million and $0.7 million, respectively. The allocation methodologies vary based on the nature of the charge and include, among other things, revenue, employee headcount and net assets. Management believes that the allocation methodologies used to allocate indirect cost to it are reasonable.
          The Predecessor purchases new natural gas compression equipment from Universal Compression Holdings and other services related to existing equipment that are capitalized such as overhauls and repackaging. In addition, the Predecessor has transferred used and idle natural gas compression equipment to subsidiaries of Universal Compression Holdings. Such transfers were recorded at historical cost and treated as a decrease in net parent equity.
          The Predecessor’s Balance Sheets contain no cash. All payments made on behalf of the Predecessor, such as direct costs, indirect costs and capital expenditures discussed above, are paid by Universal Compression Holdings and have been recorded as increases in net parent equity. All payments received on behalf of the Predecessor, such as receipts for revenue earned or sales of assets, are received by Universal Compression Holdings and have been recorded as decreases in net parent equity.

4.	Collateralization of Parent Debt
          Universal Compression Holdings has entered into certain debt agreements which utilize the assets of the Predecessor as collateral. Compression equipment of the Predecessor with a carrying value of $262.0 million as of December 31, 2005 has been pledged as collateral for Universal Compression Holdings’ asset-backed securitization operating facility (“ABS Facility”). In addition, Universal Compression Holdings’ senior secured credit facility is secured by substantially all of the assets of the Predecessor (except for the assets pledged to the ABS facility) along with other assets of Universal Compression Holdings.

5.	Universal Compression Holdings Stock-Based Compensation
          Universal Compression Holdings grants stock options and restricted stock to designated employees. Effective January 1, 2006, Universal Compression Holdings adopted SFAS No. 123R, “Share-Based Payment,” which requires that compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Prior to 2006, Universal Compression Holdings accounted for stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, stock option expense was not recognized in net income as the exercise price of stock options granted was equal to the market value of the stock on the date of grant.
          A portion of the stock-based compensation expense incurred by Universal Compression Holdings is an indirect cost allocated to the Predecessor based on factors discussed in Note 3. Universal Compression Holdings adopted SFAS No. 123R utilizing the modified prospective transition method. As a result, prior periods for Universal Compression Holdings’ results of operations have not been restated to reflect the impact of SFAS No. 123R and the Predecessor’s results of operations for periods prior to January 1, 2006 do not reflect the incremental expense that would have been incurred if Universal Compression Holdings had followed the provisions of SFAS No. 123R during those periods. In the six months ended June 30, 2006 (unaudited), the adoption of SFAS No. 123R by Universal Compression Holdings impacted the Predecessor’s results of operation by increasing selling, general and administrative expenses by $1.1 million as compared to the expense that would have been recognized under APB 25.

UNIVERSAL COMPRESSION PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
          The Predecessor’s net income for the twelve months ended March 31, 2004 and 2005, the nine months ended December 31, 2004 (unaudited) and 2005 and the six months ended June 30, 2005 (unaudited) was $92.8 million, $98.0 million, $73.4 million, $84.0 million, and $52.1 million, respectively. If Universal Compression Holdings had adopted SFAS No. 123R for these periods net income would have been $90.5 million, $96.5 million, $72.4 million, $82.6 million and $51.2 million, respectively, due to revised allocations of cost to the Predecessor. Stock-based compensation expense incurred by Universal Compression Holdings and allocated to the Predecessor for the twelve months ended March 31, 2004 and 2005, the nine months ended December 31, 2004 (unaudited) and 2005 and the six months ended June 30, 2005 (unaudited) and 2006 (unaudited), was $0.2 million, $0.4 million, $0.3 million, $0.5 million, $0.3 million and $1.5 million, respectively.

6.	Commitments and Contingencies
          In the ordinary course of business, the Predecessor is involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a material adverse effect on the Predecessor’s financial position, results of operations or cash flows.
          In the quarter ended September 30, 2005, the Predecessor’s operations were impacted by two major hurricanes that entered the Gulf of Mexico (Hurricanes Katrina and Rita). Of the Predecessor’s 2.0 million horsepower contract compression fleet, 394 units totaling 212,000 horsepower were located in the paths taken by these hurricanes. The Predecessor had eight units totaling approximately 3,700 horsepower that were lost due to the hurricanes.
          During 2005, the Predecessor maintained insurance coverage of up to $50 million for windstorm, property and flood damage. The deductible for windstorm damage under the Predecessor’s insurance coverage is $1 million per named storm. In addition, most of the Predecessor’s contract compression contracts with customers provide that the customer is responsible for loss of or damage to equipment caused by windstorms and floods and require the customer to maintain physical loss insurance for the replacement cost of the equipment. Of the eight units that were lost, the customers are responsible for maintaining the physical loss insurance. There were a total of nine units, of the 394 units in the hurricanes path, on which the Predecessor is responsible for carrying the physical loss insurance that incurred some damage but were not lost. The cost of repairing these units was primarily incurred in the quarter ended December 31, 2005 and was approximately $0.3 million. The Predecessor believes that the impact of these hurricanes will not have a material adverse impact on its results of operations, financial condition or cash flows.
          The Predecessor has no other commitments or contingent liabilities, which, in the judgment of management, would result in losses that would have a material adverse affect on the Predecessor’s consolidated financial position, results of operations or cash flows.

UNIVERSAL COMPRESSION PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

7.	Selected Quarterly Financial Data (Unaudited)
          Summarized quarterly financial data is as follows (in thousands):

	Three Months Ended

	June 30,	September 30,	December 31,
	2005	2005	2005

	(dollars in thousands)
Nine Months Ended December 31, 2005:
Revenue	$79,672	$81,964	$86,778
Gross profit(1)	34,937	34,722	38,002
Net income	27,584	27,202	29,218

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,
	2004	2004	2004	2005

	(dollars in thousands)
Twelve Months Ended March 31, 2005:
Revenue	$70,973	$73,178	$75,170	$76,918
Gross profit(1)	29,716	30,867	32,213	31,149
Net income	23,514	24,425	25,491	24,540

(1)	Gross profit is defined as revenue less cost of sales and depreciation expense.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partners of Universal Compression Partners, L.P.:
Houston, Texas
          We have audited the accompanying balance sheet of Universal Compression Partners, L.P. (the “Partnership”), as of June 22, 2006. This financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.
          In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Universal Compression Partners, L.P. at June 22, 2006 in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Houston, Texas
June 23, 2006

UNIVERSAL COMPRESSION PARTNERS, L.P.
BALANCE SHEET
June 22, 2006

ASSETS
Current Assets
Cash	$1,000

Total assets	$1,000

LIABILITIES AND PARTNERS’ EQUITY
Limited partner’s interest	$980
General partner’s interest	20

Total liabilities and partners’ equity	$1,000

See accompanying note to balance sheet.

UNIVERSAL COMPRESSION PARTNERS, L.P.
NOTE TO BALANCE SHEET

1.	Nature of Operations
          Universal Compression Partners, L.P. (the “Partnership”) is a Delaware limited partnership formed in June 2006, to acquire certain contract compression customer service agreements and related compressor fleet used to service those customers from Universal Compression Partners Predecessor. In order to simplify the Partnership’s obligations under the laws of selected jurisdictions in which the Partnership will conduct business, the Partnership’s activities will be conducted through a wholly-owned operating partnership.
          The Partnership intends to offer 5,500,000 common units, representing limited partner interests, pursuant to a public offering and to concurrently issue 825,000 common units and 6,325,000 subordinated units, representing additional limited partner interests, to Universal Compression, Inc., a direct wholly-owned subsidiary of Universal Compression Holdings, Inc., as well as an aggregate 2% general partner interest in the Partnership and its operating partnership on a consolidated basis to UCO General Partner, LP.
          UCO General Partner, LP, as general partner, contributed $20 and Universal Compression, Inc., as the organizational limited partner, contributed $980 to the Partnership on June 22, 2006. There have been no other transactions involving the Partnership as of June 22, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partner of UCO General Partner, LP:
Houston, Texas
          We have audited the accompanying balance sheet of UCO General Partner, LP (the “Partnership”), as of June 22, 2006. This financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.
          In our opinion, such balance sheet presents fairly, in all material respects, the financial position of UCO General Partner, LP at June 22, 2006 in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Houston, Texas
June 23, 2006

UCO GENERAL PARTNER, LP
BALANCE SHEET
June 22, 2006

ASSETS
Current Assets
Cash	$980.00
Investment in Universal Compression Partners, L.P.	20.00

Total assets	$1,000.00

LIABILITIES AND PARTNERS’ EQUITY
Limited partner’s interest	$999.99
General partner’s interest	0.01

Total liabilities and partners’ equity	$1,000.00

See accompanying note to balance sheet.

UCO GENERAL PARTNER, LP
NOTE TO BALANCE SHEET

1.	Nature of Operations
          UCO General Partner, LP (the “General Partner”) is a Delaware partnership formed in June 2006, to become the general partner of Universal Compression Partners, L.P. (the “Partnership”). The General Partner is an indirect wholly-owned subsidiary of Universal Compression Holdings, Inc. The General Partner owns a 2% general partner interest in the Partnership.
          On June 22, 2006, Universal Compression Holdings, Inc. and its subsidiaries contributed $1,000 to UCO General Partner, LP in exchange for a 100% ownership interest.
          The General Partner has invested $20 in the Partnership. There have been no other transactions involving the General Partner as of June 22, 2006.

FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
UNIVERSAL COMPRESSION PARTNERS, L.P.

A-i

A-ii

A-iii

A-iv

FIRST AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF UNIVERSAL COMPRESSION PARTNERS, L.P.
          THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF UNIVERSAL COMPRESSION PARTNERS, L.P. dated as of [          ], 2006, is entered into by and between UCO General Partner, LP, a Delaware limited partnership, as the General Partner, and Universal Compression, Inc., a Texas limited partnership, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1.     Definitions. The following terms shall be defined for all purposes of this Agreement as follows, unless otherwise clearly indicated to the contrary.
          “Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.
          “Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).
          “Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.
          “Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the

Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.
          “Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to such period (a) less any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and (b) plus (i) any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (a) above, and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period to the extent such reserve is required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.
          “Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii).
          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
          “Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.
          “Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).
          “Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.
          “Agreement” means this First Amended and Restated Agreement of Limited Partnership of Universal Compression Partners, L.P., as it may be amended, supplemented or restated from time to time.
          “Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

          “Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter, less

(b) the amount of any cash reserves established by the General Partner (i) to provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) to comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) to provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
          Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
          “Board of Directors” means, with respect to the Board of Directors of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.
          “Book Basis Derivative Item” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).
          “Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).
          “Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
          “Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).
          “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York or Texas shall not be regarded as a Business Day.
          “Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Incentive

Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.
          “Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.
          “Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member (including, without limitation, overhauls of existing capital assets owned by any Group Member), or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, any natural gas compression equipment and any related or similar assets), or (c) capital contributions by a Group Member to a Person in which a Group Member has an equity interest to fund such Group Member’s pro rata share of the cost of the acquisition of existing, or the construction of new, capital assets (including, without limitation, any natural gas compression equipment and any related or similar assets) by such Persons in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or revenues of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or revenues of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, acquisition or construction.
          “Capital Surplus” has the meaning assigned to such term in Section 6.3(a).
          “Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d)(i) and Section 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
          “Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.
          “Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.
          “Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
          “Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.
          “Claim” (as used in Section 7.12(d)) has the meaning assigned to such term in Section 7.12(d).
          “Closing Date” means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Purchase Agreement.
          “Closing Price” has the meaning assigned to such term in Section 15.1(a).

          “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
          “Combined Interest” has the meaning assigned to such term in Section 11.3(a).
          “Commission” means the United States Securities and Exchange Commission.
          “Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.
          “Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).
          “Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.
          “Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
          “Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among UCO GP, LLC, the General Partner, the Partnership, the Operating Partnership, OLP GP, UCI, UCO Compression 2005 and the other parties named therein, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.
          “Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).
          “Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).
          “Current Market Price” has the meaning assigned to such term in Section 15.1(a).
          “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
          “Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.
          “Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

          “Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
          “Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.
          “Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.9.
          “Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).
          “Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements, and shall not include Maintenance Capital Expenditures.
          “Final Subordinated Units” has the meaning assigned to such term in Section 6.1(d)(x).
          “First Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(D).
          “First Target Distribution” means $0.4025 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2006, it means the product of $0.4025 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 92), subject to adjustment in accordance with Section 6.6 and Section 6.9.
          “Fully Diluted Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.
          “General Partner” means UCO General Partner, LP, a Delaware limited partnership and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).
          “General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

          “General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.
          “Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.
          “Group Member” means a member of the Partnership Group.
          “Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.
          “Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).
          “Incentive Distribution Right” means a non-voting Limited Partner Interest issued to the General Partner in connection with the transactions contemplated pursuant to the Contribution Agreement, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.
          “Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4(a)(v), (vi) and (vii) and Section 6.4(b)(iii), (iv) and (v).
          “Incremental Income Taxes” has the meaning assigned to such term in Section 6.9.
          “Indemnified Persons” has the meaning assigned to such term in Section 7.12(d).
          “Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person, provided that that Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.
          “Initial Common Units” means the Common Units sold in the Initial Offering.
          “Initial Limited Partners” means UCI and the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2), and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.
          “Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

          “Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.
          “Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements; or (d) capital contributions received.
          “Issue Price” means the price at which a Unit is purchased from the Partnership, net of any sales commission or underwriting discount charged to the Partnership.
          “Limited Partner” means, unless the context otherwise requires, the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.
          “Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.
          “Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
          “Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
          “Maintenance Capital Expenditures” means any cash expenditures (including expenditures for the addition or improvement to the capital assets owned by any Group Member or for the acquisition of existing, or the construction of new, capital assets) if such expenditures are made to maintain, including over the long term, the operating capacity or revenues of the Partnership Group.
          “Merger Agreement” has the meaning assigned to such term in Section 14.1.

          “Minimum Quarterly Distribution” means $0.35 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on December 31, 2006, it means the product of $0.35 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Section 6.6 and Section 6.9.
          “National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or The Nasdaq Global Market or any successor thereto.
          “Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code, and (c) in the case of a contribution of Common Units by the General Partner to the Partnership as a Capital Contribution pursuant to Section 5.2(b), an amount per Common Unit contributed equal to the Current Market Price per Common Unit as of the date of the contribution.
          “Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.
          “Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.
          “Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.
          “Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).
          “Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).
          “Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Limited Partner, pursuant to Section 4.9.

          “Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b)(i)(A), Section 6.2(b)(ii)(A) and Section 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
          “Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
          “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
          “Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).
          “OLP GP” mean UCLP OLP GP LLC, a Delaware limited liability company and the general partner of the Operating Partnership, and any successors thereto.
          “Omnibus Agreement” means that certain Omnibus Agreement, dated as of the Closing Date, by and among the General Partner, the Partnership, the Operating Partnership and certain other parties thereto, as such may be amended, supplemented or restated from time to time.
          “Operating Expenditures” means all Partnership Group cash expenditures, including, but not limited to, taxes, reimbursements of the General Partner in accordance with this Agreement, interest payments, Maintenance Capital Expenditures and non-Pro Rata repurchases of Units (other than those made with the proceeds of an Interim Capital Transaction), but excluding, subject to the following:

(a) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness shall not constitute Operating Expenditures; and

(b) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures consist of both Maintenance Capital Expenditures and Expansion Capital Expenditures, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation between the portion consisting of Maintenance Capital Expenditures and the portion consisting of Expansion Capital Expenditures and, with respect to the part of such capital expenditures consisting of Maintenance Capital Expenditures, the period over which the capital expenditures made for other purposes will be deducted as an Operating Expenditure in calculating Operating Surplus.
          “Operating Partnership” means UC Operating Partnership, L.P., a Delaware limited partnership, and any successors thereto.
          “Operating Partnership Agreement” means the Agreement of the Limited Partnership of the Operating Partnership, as it may be amended, supplemented or restated from time to time.
          “Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) an amount equal to three times the amount needed for any one Quarter for the Partnership to pay a distribution on all Units, the General Partner Units and the Incentive Distribution Rights at the same per Unit amount as was distributed immediately preceding the date of determination (or with respect to the period commencing on the Closing Date and ending on December 31, 2006, it means the product of (x) $0.35 multiplied by (y) a fraction of which the numerator is the number of days in such period and the denominator is 92 multiplied by (z) the number of Units and General Partner Units Outstanding on the Record Date with respect to such period) and (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5) less,

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period and (ii) the amount of cash reserves established by the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.
          Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
          “Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.
          “Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.
          “Organizational Limited Partner” means UCI in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.
          “Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, none of the Partnership Securities owned by such Person or Group shall be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.
          “Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Purchase Agreement.
          “Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
          “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
          “Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
          “Partners” means the General Partner and the Limited Partners.
          “Partnership” means Universal Compression Partners, L.P., a Delaware limited partnership, and any successors thereto.

          “Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
          “Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.
          “Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).
          “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.
          “Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.
          “Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of all Outstanding Units and all General Partner Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.
          “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.
          “Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders, in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.
          “Purchase Agreement” means that certain Purchase Agreement dated as of October 16, 2006 among the Underwriters, the Partnership, the General Partner, the Operating Partnership and other parties thereto, providing for the purchase of Common Units by the Underwriters.
          “Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.
          “Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership or, with respect to the first fiscal quarter of the Partnership after the Closing Date, the portion of such fiscal quarter after the Closing Date.
          “Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
          “Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
          “Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day or, with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.
          “Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.
          “Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-135351) as it has been and may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering, sale and delivery of the Common Units in the Initial Offering.
          “Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.
          “Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or Section 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).
          “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.
          “Retained Converted Subordinated Unit” has the meaning assigned to such term in Section 5.5(c)(ii).
          “Second Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(E).
          “Second Target Distribution” means $0.4375 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2006, it means the product of $0.4375 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Section 6.6 and Section 6.9.
          “Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.
          “Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
          “Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.
          “Subordinated Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.
          “Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:

(a) the first day of any Quarter beginning after September 30, 2011 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods on a Fully Diluted Basis and (ii) there are no Cumulative Common Unit Arrearages;

(b) the first date on which there are no longer outstanding any Subordinated Units due to the conversion of Subordinated Units into Common Units pursuant to Section 5.7; and

(c) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.
          “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

          “Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).
          “Target Distribution” means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.
          “Third Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(F).
          “Third Target Distribution” means $0.5250 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2006, it means the product of $0.5250 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Section 6.6 and Section 6.9.
          “Trading Day” has the meaning assigned to such term in Section 15.1(a).
          “transfer” has the meaning assigned to such term in Section 4.4(a).
          “Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.
          “UCI” means Universal Compression, Inc., a Texas corporation.
          “UCO Compression 2005” means UCO Compression 2005 LLC, a Delaware limited liability company.
          “Underwriter” means each Person named as an underwriter in Schedule A to the Purchase Agreement who purchases Common Units pursuant thereto.
          “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.
          “Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class and at least a majority of the Outstanding Subordinated Units voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units voting as a class.
          “Unitholders” means the holders of Units.
          “Unpaid MQD” has the meaning assigned to such term in Section 6.1(c)(i)(B).
          “Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).
          “Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).
          “Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.
          “U.S. GAAP” means United States generally accepted accounting principles consistently applied.

          “Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).
          Section 1.2.     Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation; (d) the conjunctives “and” and “or” shall include both the conjunctive and the disjunctive; and (e) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
ORGANIZATION
          Section 2.1.     Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Universal Compression Partners, L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.
          Section 2.2.     Name. The name of the Partnership shall be “Universal Compression Partners, L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
          Section 2.3.     Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Trust Center. The principal office of the Partnership shall be located at 4444 Brittmoore Road, Houston, Texas 77041 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 4444 Brittmoore Road, Houston, Texas 77041 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
          Section 2.4.     Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold or dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.
          Section 2.5.     Powers. The Partnership shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
          Section 2.6.     Power of Attorney.
          (a) Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, Article X, Article XI or Article XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

(ii) to execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.
Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

          (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner, the transfer of all or any portion of such Limited Partner’s Limited Partner Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.
          Section 2.7.     Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.
          Section 2.8.     Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.
ARTICLE III
RIGHTS OF LIMITED PARTNERS
          Section 3.1.     Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
          Section 3.2.     Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of

Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.
          Section 3.3.     Outside Activities of the Limited Partners. Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.
          Section 3.4.     Rights of Limited Partners.
          (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:

(i) promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(ii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iii) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution which each other Partner has made or agreed to contribute in the future, and the date on which each other Partner became a Partner;

(iv) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of each power of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v) to obtain true and full information regarding the status of the business and financial condition of the Partnership Group; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.
          (b) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).
ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF
PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS
          Section 4.1.     Certificates. Upon the Partnership’s issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning

Incentive Distribution Rights or any other Partnership Securities other than Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President, or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7.
          Section 4.2.     Mutilated, Destroyed, Lost or Stolen Certificates.
          (a) If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the General Partner (for Partnership Securities other than Common Units), the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent (for Common Units) or the General Partner (for Partnership Securities other than Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.
          (b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) upon request by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner.
If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.
          (c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.
          Section 4.3.     Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities

Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interest.
          Section 4.4.     Transfer Generally.
          (a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Units to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange and any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange and any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
          (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.
          (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.
          Section 4.5.     Registration and Transfer of Limited Partner Interests.
          (a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
          (b) Except as otherwise provided in Section 4.9, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.
          (c) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests (other than the Incentive Distribution Rights) shall be freely transferable.

          (d) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.
          Section 4.6.     Transfer of the General Partner’s General Partner Interest.
          (a) Subject to Section 4.6(c) below, prior to September 30, 2016, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.
          (b) Subject to Section 4.6(c) below, on or after September 30, 2016, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.
          (c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.
          Section 4.7.     Transfer of Incentive Distribution Rights. Prior to September 30, 2016, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person, (ii) the transfer by such holder of all or substantially all of its assets to such other Person or (iii) the sale of all of the ownership interests in such holder. Any other transfer of the Incentive Distribution Rights prior to September 30, 2016 shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after September 30, 2016, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.
          Section 4.8.     Restrictions on Transfers.
          (a) Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

          (b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.
          (c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(c).
          (d) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.
          (e) Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF UNIVERSAL COMPRESSION PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF UNIVERSAL COMPRESSION PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE UNIVERSAL COMPRESSION PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). UCO GENERAL PARTNER, LP, THE GENERAL PARTNER OF UNIVERSAL COMPRESSION PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF UNIVERSAL COMPRESSION PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
          Section 4.9.     Citizenship Certificates; Non-citizen Assignees.
          (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General

Partner determines that a Limited Partner is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.
          (b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.
          (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).
          (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.
          Section 4.10.     Redemption of Partnership Interests of Non-citizen Assignees.
          (a) If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.
          (b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.
          (c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.
ARTICLE V
CAPITAL CONTRIBUTIONS AND
ISSUANCE OF PARTNERSHIP INTERESTS
          Section 5.1.     Organizational Contributions. In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed as provided in the Contribution Agreement; and the initial Capital Contribution of the Organizational Limited Partner shall thereupon be refunded. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.
          Section 5.2.     Contributions by the General Partner and its Affiliates.
          (a) On the Closing Date and pursuant to the Contribution Agreement: (i) the General Partner shall contribute to the Partnership, as a Capital Contribution, all of its ownership interests in the Operating Partnership in exchange for (A) a continuation of its 2% General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement, and (B) the Incentive Distribution Rights; and (ii) UCI shall contribute to the Partnership, as a Capital Contribution, all of (A) its member interest in the OLP GP and (B) all of its ownership interest in the Operating Partnership in exchange for 825,000 Common Units, 6,325,000 Subordinated Units.
          (b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the Common Units issued in the Initial Offering, the Common Units issued pursuant to the Over-Allotment Option, and the Common Units and the Subordinated Units issued pursuant to Section 5.2(a)), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest by (B) 100 less the General Partner’s Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3.	Contributions by Initial Limited Partners and Distributions to the General Partner and its Affiliates.
          (a) On the Closing Date and pursuant to the Purchase Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Purchase Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.
          (b) Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit. Upon receipt by the Partnership of the Capital Contributions from the Underwriters as provided in this Section 5.3(b), the Partnership shall use the net proceeds from such exercise to redeem a number of Common Units from UCI (or UCI MLP LP LLC) equal to the number of Common Units issued upon the exercise of the Over-Allotment Option.
          (c) No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 5,500,000, (ii) the “Option Units” as such term is used in the Purchase Agreement in an aggregate number up to 825,000 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof, (iii) the 825,000 Common Units and 6,325,000 Subordinated Units issuable pursuant to Section 5.2 hereof, (iv) the Incentive Distribution Rights and (v) any Common Units issuable under, or to satisfy the obligations of the Partnership or any of its Affiliates under the UCO GP, LLC Long-Term Incentive Plan. No additional Limited Partner Interests will be issued in connection with any exercise of the Over-Allotment Option.
          Section 5.4.     Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.
          Section 5.5.     Capital Accounts.
          (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

          (b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using any method that the General Partner may adopt; provided, the General Partner may elect not to amortize any goodwill property of the Partnership.

(vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.
          (c) (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(i) Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this Section 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units (“Retained Converted Subordinated Units”). Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.
          (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.
          Section 5.6.     Issuances of Additional Partnership Securities.
          (a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.
          (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.
          (c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.
          (d) No fractional Units shall be issued by the Partnership.
          Section 5.7.     Conversion of Subordinated Units.
          (a) A total of 25% of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after September 30, 2009, in respect of which:

(i) distributions of Available Cash from Operating Surplus under Section 6.4(a) on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods;

(ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis; and

(iii) there are no Cumulative Common Unit Arrearages.
          (b) An additional 25% of the Outstanding Subordinated Units (without giving effect to the reduction in the number of Outstanding Subordinated Units as a result of the conversion of Subordinated Units pursuant to Section 5.7(a) above) will convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after September 30, 2010, in respect of which:

(i) distributions of Available Cash from Operating Surplus under Section 6.4(a) on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods;

(ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis; and

(iii) there are no Cumulative Common Unit Arrearages;
provided, however, that the conversion of Subordinated Units pursuant to this Section 5.7(b) may not occur until at least one year following the end of the last four-Quarter period in respect of which conversion of Subordinated Units pursuant to Section 5.7(a) occurred.
          (c) In the event that less than all of the Outstanding Subordinated Units shall convert into Common Units pursuant to Section 5.7(a) or (b) at a time when there shall be more than one holder of Subordinated Units, then, unless all of the holders of Subordinated Units shall agree to a different allocation, the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Subordinated Units pro rata based on the number of Subordinated Units held by each such holder.
          (d) Notwithstanding Section 5.7(a), (b) and (c) above, the Subordination Period shall terminate and all Outstanding Subordinated Units shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after September 30, 2008, in respect of which:

(i) distributions of Available Cash from Operating Surplus under Section 6.4(a) on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such period;

(ii) the Adjusted Operating Surplus generated during the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such period on a Fully Diluted Basis; and

(iii) there are no Cumulative Common Unit Arrearages.

          (e) Any Subordinated Units that are not converted into Common Units pursuant to Section 5.7(a), (b) or (d) shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.
          (f) Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.
          (g) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b) and Section 6.7(c).
          Section 5.8.     Limited Preemptive Right. Except as provided in this Section 5.8 and in Section 5.2(b), no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.
          Section 5.9.     Splits and Combinations.
          (a) Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.
          (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
          (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
          (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).
          Section 5.10.     Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
          Section 6.1.     Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.
          (a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i) First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

(ii) Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iii) Third, the balance, if any, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests.
          (b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i) First, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years; provided, that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

(iii) Third, the balance, if any, 100% to the General Partner.
          (c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

A. First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

B. Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

C. Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (C), until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

D. Fourth, 100% to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter defined as the “First Liquidation Target Amount”);

E. Fifth, (x) to the General Partner in accordance with its Percentage Interest and (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter defined as the “Second Liquidation Target Amount”);

F. Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) (the sum of (1) and (2) is hereinafter defined as the “Third Liquidation Target Amount”); and

G. Finally, (x) to the General Partner in accordance with its Percentage Interest and (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (G).

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

A. First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (A), until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

B. Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

C. Third, the balance, if any, 100% to the General Partner.
          (d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

A. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.

B. After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) the sum of 100 less the General Partner’s Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii).

(v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity. At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of such Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(xi) Curative Allocation.

A. Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

B. The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

A. In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

B. In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

C. In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii).
          Section 6.2.     Allocations for Tax Purposes.
          (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
          (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities, except as otherwise determined by the General Partner with respect to any goodwill property of the Partnership.
          (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions, (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions, and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.
          (d) The General Partner may determine not to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) or to depreciate or amortize such portion of an adjustment using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6), Treasury Regulation Section 1.197-2(g)(3), the legislative history of Section 743 of the Code or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.
          (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
          (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
          (g) Each item of Partnership income, gain, loss and deduction shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Units are then traded on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Units are then traded on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Units are then traded on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
          (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3.	Requirement and Characterization of Distributions; Distributions to Record Holders.
          (a) Within 45 days following the end of each Quarter commencing with the Quarter ending on December 31, 2006, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

          (b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
          (c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.
          (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
          Section 6.4.     Distributions of Available Cash from Operating Surplus.
          (a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of other Partnership Securities issued pursuant thereto:

(i) First, to the General Partner and to the Unitholders holding Common Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to the General Partner and to the Unitholders holding Common Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, to the General Partner and to the Unitholders holding Subordinated Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all

Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).
          (b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i) First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).
          Section 6.5.     Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed to the General Partner and to all Unitholders holding Common Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the

Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.
          Section 6.6.     Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.
          (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.
          (b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 6.9.
          Section 6.7.     Special Provisions Relating to the Holders of Subordinated Units.
          (a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(x) and Section 6.7(b) and (c).
          (b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.8 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or retained converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).
          (c) The Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In providing such advice, counsel may rely upon the fact that the General Partner will take positions in filing the tax returns of the Partnership (including information returns to unitholders) which are intended to preserve the uniformity of units, as described at “Material Tax Consequences — Uniformity of Units” in the Registration Statement, and may assume the validity of such positions. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section 5.5(c)(ii) and Section 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

          Section 6.8.     Special Provisions Relating to the Holders of Incentive Distribution Rights. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Section 6.4(a)(v), (vi) and (vii), Section 6.4(b)(iii), (iv) and (v), and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.
          Section 6.9.     Entity-Level Taxation. If legislation is enacted or the interpretation of existing language is modified by a governmental taxing authority so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the General Partner may reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution by the amount of the income taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.
ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS
          Section 7.1.     Management.
          (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group; the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Securities and the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;

(xiv) the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

          (b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Purchase Agreement, the Omnibus Agreement, the Contribution Agreement, any Group Member Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.
          Section 7.2.     Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
          Section 7.3.     Restrictions on the General Partner’s Authority. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Section 4.6, Section 11.1 and Section 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.
          Section 7.4.     Reimbursement of the General Partner.
          (a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.
          (b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group, which amounts shall also include reimbursement for any Common Units purchased to satisfy obligations of the Partnership under any of its equity compensation plans), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.
          (c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner, Group Member or any Affiliates in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest (represented by General Partner Units) pursuant to Section 4.6.
          Section 7.5.     Outside Activities.
          (a) After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.
          (b) Except as specifically restricted by the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership.
          (c) None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Indemnitee.
          (d) The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them. For purposes of this Section 7.5(d), the term “Affiliates,” when used with respect to the General Partner, shall not include any Group Member.
          (e) Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Section 7.5 purports or is interpreted to have the effect of restricting, eliminating or otherwise modifying the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such fiduciary duty, such provisions in this Section 7.5 shall be deemed to have been approved by the Partners.

Section 7.6.	Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.
          (a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.
          (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
          (c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.
          Section 7.7.     Indemnification.
          (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Purchase Agreement, the Omnibus Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or lend any monies or property to the Partnership to enable it to effectuate such indemnification.
          (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.
          (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Purchase Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
          (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
          (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
          (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
          (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
          (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
          (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
          Section 7.8.     Liability of Indemnitees.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
          (b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
          (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.
          (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
          Section 7.9.     Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.
          (a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and, in either case, in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.
          (b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.
          (c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.
          (d) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.
          (e) Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.
          (f) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

          Section 7.10.     Other Matters Concerning the General Partner.
          (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
          (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
          (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.
          Section 7.11.     Purchase or Sale of Partnership Securities. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted by Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. Such Partnership Securities shall be held by the Partnership as treasury securities unless they are expressly cancelled by action of an appropriate officer of the General Partner. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.
          Section 7.12.     Registration Rights of the General Partner and its Affiliates.
          (a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and Section 7.12(b); and provided further, however, that if the Conflicts Committee determines that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than three months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than twice in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
          (b) If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than three months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than twice in any twelve-month period.
          (c) Except as provided in the first sentence of each of subsection (a) and (b) of this Section 7.12, the Partnership shall be deemed not to have used all reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to subsection (a) or (b) of this Section 7.12(c), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(e), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

          (d) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to provide notice of its intention to file such registration statement and shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(d) shall be an underwritten offering, then, if the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(e), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
          (e) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(e) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
          (f) The provisions of Section 7.12(a), Section 7.12(b) and Section 7.12(d) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.

          (g) The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.
          (h) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.
          Section 7.13.     Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
          Section 8.1.     Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.
          Section 8.2.     Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

          Section 8.3.     Reports.
          (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s website), to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.
          (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s website), to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.
ARTICLE IX
TAX MATTERS
          Section 9.1.     Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable year or years that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable year other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable year of the Partnership to a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.
          Section 9.2.     Tax Elections.
          (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.
          (b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.
          Section 9.3.     Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

          Section 9.4.     Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.
ARTICLE X
ADMISSION OF PARTNERS
          Section 10.1.     Admission of Initial Limited Partners. Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, UCI and the Underwriters as described in Article V in connection with the Initial Offering, the General Partner shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.
          Section 10.2.     Admission of Limited Partners.
          (a) By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) grants the powers of attorney set forth in this Agreement and (v) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is a Non-citizen Assignee shall be determined in accordance with Section 4.9 hereof.
          (b) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.
          (c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.2(a).
          Section 10.3.     Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.
          Section 10.4.     Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.
ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS
          Section 11.1.     Withdrawal of the General Partner.
          (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) If the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.
          If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
          (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Time, on September 30, 2016, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on September 30, 2016, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.
          Section 11.2.     Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class and a majority of the outstanding Subordinated Units (if any Subordinated Units are then Outstanding) voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

          Section 11.3.     Interest of Departing General Partner and Successor General Partner.
          (a) In the event of (i) withdrawal of the General Partner under circumstances in which such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members and all of its Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, if the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.
          For purposes of this Section 11.3(a), the fair market value of the Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.
          (b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

          (c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of the Percentage Interest of the Departing General Partner and the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.
          Section 11.4.     Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages. Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefore in accordance with Section 11.3.
          Section 11.5.     Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.
ARTICLE XII
DISSOLUTION AND LIQUIDATION
          Section 12.1.     Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or Section 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(b) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

(c) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.
          Section 12.2.     Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).
          Section 12.3.     Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.
          Section 12.4.     Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

          Section 12.5.     Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
          Section 12.6.     Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
          Section 12.7.     Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
          Section 12.8.     Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.
ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT;
MEETINGS; RECORD DATE
          Section 13.1.     Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate (A) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) to facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.6;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) an amendment necessary to require Limited Partners to provide a statement, certification or other evidence to the Partnership regarding whether such Limited Partner is subject to United States federal income taxation on the income generated by the Partnership;

(l) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(m) any other amendments substantially similar to the foregoing.
          Section 13.2.     Amendment Procedures. Except as provided in Section 13.1 and Section 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.
          Section 13.3.     Amendment Requirements.
          (a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.
          (b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.
          (c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.
          (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.
          (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.
          Section 13.4.     Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
          Section 13.5.     Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.
          Section 13.6.     Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) if approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.
          Section 13.7.     Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.
          Section 13.8.     Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.
          Section 13.9.     Quorum and Voting. The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.
          Section 13.10.     Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.
          Section 13.11.     Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.
          Section 13.12.     Right to Vote and Related Matters.
          (a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.
          (b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.
ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION
          Section 14.1.     Authority.
          (a) The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.
          Section 14.2.     Procedure for Merger, Consolidation or Conversion.
          (a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity.
          (b) If the General Partner shall determine to consent to the merger or consolidation, the General partner shall approve the Merger Agreement, which shall set forth:

(i) name and state of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the“Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

          (c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership; and

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

          Section 14.3.     Approval by Limited Partners.
          (a) Except as provided in Sections 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.
          (b) Except as provided in Section 14.3(d), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.
          (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.
          (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.
          (e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.
          (f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.
          Section 14.4.     Certificate of Merger.
          Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or articles of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
          Section 14.5.     Effect of Merger, Consolidation or Conversion.
          (a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
          (b) At the effective time of the articles of conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

(vi) the Partnership Units that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
          Section 15.1.     Right to Acquire Limited Partner Interests.
          (a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than The Nasdaq Stock Market) on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than The Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by The Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted for trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
          (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).
          (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.
ARTICLE XVI
GENERAL PROVISIONS
          Section 16.1.     Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.
          Section 16.2.     Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

          Section 16.3.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
          Section 16.4.     Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
          Section 16.5.     Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
          Section 16.6.     Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
          Section 16.7.     Third-Party Beneficiaries. Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.
          Section 16.8.     Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.2(a) without execution of this Agreement.
          Section 16.9.     Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
          Section 16.10.     Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
          Section 16.11.     Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.
          Section 16.12.     Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

UCO GENERAL PARTNER, LP

By:	UCO GP, LLC,

its General Partner

By:

Name:
Title:

ORGANIZATIONAL LIMITED PARTNER:

UNIVERSAL COMPRESSION, INC.

By:

Name:
Title:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 10.2(a) hereof.

UCO GENERAL PARTNER, LP

By:	UCO GP, LLC,

its General Partner

By:

Name:
Title:
Signature Page to First Amended and Restated Agreement of Limited Partnership

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
Universal Compression Partners, L.P.
Certificate Evidencing Common Units
Representing Limited Partner Interests in
Universal Compression Partners, L.P.

No.	Common Units
CUSIP
          In accordance with Section 4.1 of the Amended and Restated Agreement of Limited Partnership of Universal Compression Partners, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Universal Compression Partners, L.P., a Delaware limited partnership (the“Partnership”), hereby certifies that                     (the “Holder”) is the registered owner of                     Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 4444 Brittmoore Road, Houston, Texas 77041. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
          The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.
          THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF THE PARTNERSHIP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF THE PARTNERSHIP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE THE PARTNERSHIP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). UCO GP, LLC, THE GENERAL PARTNER OF UCO GENERAL PARTNER, LP, THE GENERAL PARTNER OF THE PARTNERSHIP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF THE PARTNERSHIP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

A-1

          This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Universal Compression Partners, L.P.

Countersigned and Registered by:	By:	UCO General Partner, LP, its General Partner

as Transfer Agent and Registrar	By:	UCO GP, LLC, its General Partner

By:	By:

Authorized Signature		Name:

By:

Secretary
[Reverse of Certificate]
ABBREVIATIONS
          The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM	-as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT	-as tenants by the entireties	Custodian

(Cust)
(Minor)
JT TEN	-as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to Minors Act (State)
          Additional abbreviations, though not in the above list, may also be used.

A-2

ASSIGNMENT OF COMMON UNITS
in
UNIVERSAL COMPRESSION PARTNERS, L.P.
          FOR VALUE RECEIVED,                     hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)
                              Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                     as its attorney-in-fact with full power of substitution to transfer the same on the books of Universal Compression Partners, L.P.

Date:

NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
          THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C RULE 17Ad-15

(Signature)

(Signature)

Signature(s) Guaranteed
          No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.
ASSIGNEE CERTIFICATION
Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation
☐ Trust	☐ Other (specify)
Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity
☐ Foreign Corporation	☐ Non-resident Alien
          If the U.S. Citizen, Resident or Domestic Entity is checked, the following certification must be completed:
          Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the

A-3

undersigned Interestholder’s Interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the Interestholder).
          Complete either A or B:

A.	Individual Interestholder

1.	I am not a non-resident alien for purposes of U.S. income taxation;

2.	My U.S. taxpayer identification number (social security number) is:

3.	My home address is

B.	Partnership, Corporation or Other Interestholder

1.	is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations)

2.	The interestholder’s U.S. employer identification number is

3.	The interestholder’s office address and place of incorporation (if applicable) is

          The interestholder agrees to notify the Partnership within sixty (60) days of the date the Interestholder becomes a foreign person.
          The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.
          Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is a true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interest holder

Signature and Date

Title (if applicable)
Note: If the assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or, in the case of any other nominee holder, a person performing a similar function. If the assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the assignee will hold the Common Units shall be made to the best of assignee’s knowledge.

A-4

APPENDIX B
GLOSSARY OF TERMS
          Adjusted operating surplus: For any period, operating surplus generated during that period is adjusted to:

(a) increase operating surplus by any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods pursuant to clause (b) below;

(b) decrease operating surplus by any net decrease in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period; and

(c) increase operating surplus by any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.
Adjusted operating surplus does not include the portion of operating surplus described in subpart (a)(2) of the definition of “operating surplus” in this Appendix B.
          Available cash: For any quarter ending prior to liquidation:
          (a) the sum of:

(1) all cash and cash equivalents of Universal Compression Partners, L.P. and its subsidiaries on hand at the end of that quarter; and

(2) if our general partner so determines all or a portion of any additional cash or cash equivalents of Universal Compression Partners, L.P. and its subsidiaries on hand on the date of determination of available cash for that quarter;
          (b) less the amount of cash reserves established by our general partner to:

(1) provide for the proper conduct of the business of Universal Compression Partners, L.P. and its subsidiaries (including reserves for future capital expenditures and for future credit needs of Universal Compression Partners, L.P. and its subsidiaries) after that quarter;

(2) comply with applicable law or any debt instrument or other agreement or obligation to which Universal Compression Partners, L.P. or any of its subsidiaries is a party or its assets are subject; and

(3) provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;
provided, however, that our general partner may not establish cash reserves pursuant to clause (b)(3) immediately above unless our general partner has determined that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for that quarter; and
provided, further, that disbursements made by us or any of our subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if our general partner so determines.
          Capital account: The capital account maintained for a partner under the partnership agreement. The capital account of a partner for a general partner unit, a common unit, a subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in Universal Compression Partners, L.P. held by a partner.
          Capital surplus: All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.
          Closing price: The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, in either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Global Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by the our board of directors. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our board of directors.
          Common unit arrearage: The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.
          Current market price: For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.
          Interim capital transactions: The following transactions if they occur prior to liquidation:
          (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for items purchased on open account in the ordinary course of business) by Universal Compression Partners, L.P. or any of its subsidiaries;
          (b) sales of equity interests by Universal Compression Partners, L.P. or any of its subsidiaries;
          (c) sales or other voluntary or involuntary dispositions of any assets of Universal Compression Partners, L.P. or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements); and
          (d) capital contributions received.
          Operating expenditures: All of our cash expenditures and cash expenditures of our subsidiaries, including, without limitation, taxes, reimbursements of our general partner, interest payments and maintenance capital expenditures, subject to the following:
          (a) Payments (including prepayments) of principal of and premium on indebtedness will not constitute operating expenditures.
          (b) Operating expenditures will not include:

(1) capital expenditures made for acquisitions or for capital improvements;

(2) payment of transaction expenses relating to interim capital transactions; or

(3) distributions to unitholders.

Where capital expenditures are made in part for acquisitions or for capital improvements and in part for other purposes, our general partner, with the concurrence of the conflicts committee, shall determine the allocation between the amounts paid for each and, with respect to the part of such capital expenditures made for other purposes, the period over which the capital expenditures made for other purposes will be deducted as an operating expenditure in calculating operating surplus.
          Operating surplus: For any period prior to liquidation, on a cumulative basis and without duplication:
          (a) the sum of:

(1) all cash receipts of Universal Compression Partners, L.P. and our subsidiaries for the period beginning on the closing date of our initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions; and

(2) an amount equal to three times the amount needed for any one quarter for us to pay a distribution on all units (including general partner units) and incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter; less
          (b) the sum of:

(1) operating expenditures for the period beginning on the closing date of our initial public offering and ending with the last day of that period; and

(2) the amount of cash reserves that is established by our general partner to provide funds for future operating expenditures; provided, however, that disbursements made (including contributions to a partner of Universal Compression Partners, L.P. and our subsidiaries or disbursements on behalf of a partner of Universal Compression Partners, L.P. and our subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if our general partner so determines.
          Subordination period: The subordination period will generally extend from the closing of the initial public offering until the first to occur of:
          (a) the first day of any quarter beginning after September 30, 2011 in respect of which:

(1) distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units and general partner units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

(2) the adjusted operating surplus generated during each of the three consecutive, non-overlapping four quarter periods, immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the common units, subordinated units and general partner units that were outstanding during those periods on a fully diluted basis; and

(3) there are no outstanding cumulative common units arrearages.
          (b) the date on which the general partner is removed as our general partner upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of the removal, provided, however, subordinated units may additionally convert into common units as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordination Period — Early Termination of Subordination Period.”

5,500,000 Common Units
Representing Limited Partner Interests

PROSPECTUS

Merrill Lynch & Co.
Lehman Brothers
Wachovia Securities
A.G. Edwards
Deutsche Bank Securities
October 16, 2006